   As filed with the Securities and Exchange Commission on September 10, 2002
                                                      Registration No. 333-85116

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                           CANARGO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                              1311                       91-0881481
(State or other jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification
 No.)                                Classification Code Number)     incorporation or organization)


                        C/O CANARGO SERVICES (UK) LIMITED
              150 BUCKINGHAM PALACE ROAD, LONDON, ENGLAND SW1W 9TR
                                (44) 207 808-4700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                ANTHONY J. POTTER
                          CANARGO SERVICES (UK) LIMITED
              150 BUCKINGHAM PALACE ROAD, LONDON, ENGLAND SW1W 9TR
                                (44) 207 808-4700
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                      ------------------------------------

                 Please forward a copy of all correspondence to:

                               PETER A. BASILEVSKY
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                           230 PARK AVENUE, 11TH FLOOR
                               NEW YORK, NY 10169
                              PHONE: (212) 818-9200

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


================================================================================

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
             ------------------------------------------------------



                                   PROPOSED       PROPOSED
  TITLE OF EACH                    MAXIMUM         MAXIMUM
     CLASS OF       AMOUNT TO      OFFERING       AGGREGATE     AMOUNT OF
  SECURITIES TO        BE          PRICE PER       OFFERING    REGISTRATION
  BE REGISTERED     REGISTERED     SHARE (1)       PRICE (1)     FEE (2)
-----------------   ----------     ---------      ----------   ------------

Common stock,
$0.10 par value      5,210,000      0.2925       $1,523,925      $140.20


--------------------
(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the bid and ask prices for the Common Stock on March 25, 2002 as reported on the Over the Counter (OTC) Bulletin Board.

(2) Pursuant to Rule 457(b) under the Securities Act, the registration fee to be paid in connection herewith has been offset by a credit of $2700.50 held on account at the SEC, resulting in no payment hereunder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       *******************************************************************
The information contained in this prospectus is not complete and may be changed.
  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
      *********************************************************************

                             SUBJECT TO COMPLETION
                Preliminary Prospectus dated September 6, 2002.

                                   PROSPECTUS
                               -------------------
                           CANARGO ENERGY CORPORATION
                                 (CANARGO LOGO)

                                5,210,000 SHARES

                                  COMMON STOCK

This prospectus relates to the offer and sale from time to time in one or more transactions of 5,210,000 shares of common stock of CanArgo Energy Corporation ("CanArgo") by certain of our stockholders. None of our directors or executive officers is selling shares in this offering, and neither we nor they will receive any proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended, will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling stockholders).

CanArgo is an independent oil and gas exploration, production, refining and marketing company operating in Eastern Europe with finance and administrative functions located in London, England c/o CanArgo Services (UK) Limited, 150 Buckingham Palace Road, London, England SW1W 9TR, telephone (44) 207 808-4700.

Our common stock is traded in the Over-the-Counter (OTC) Bulletin Board (symbol:
GUSH). On September 6, 2002, the closing bid price of the common stock on the OTC Bulletin Board was $0.055 per share. Our common stock is also traded on the main list of the Oslo Stock Exchange (symbol: CNR). On September 6, 2002, the last reported sale price of our common stock on the Oslo Stock Exchange was 0.43 Norwegian Kroner (NOK) per share. On September 6, 2002 one U.S. dollar equaled
7.486 NOK based upon the noon buying rate as reported by the Federal Reserve Bank of New York.

The selling stockholders and any broker-dealers, agents or underwriters that participate with them in the distribution of the common stock may be deemed underwriters, as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. Selling stockholders and persons participating in the offer and sale of their shares will be subject to the prospective delivery requirements of the Securities Act. The common stock may be offered and sold by the selling stockholders in one or more transactions through the facilities of any stock exchange on which the shares are then listed for trading, in the over-the-counter market or in negotiated transactions or a combination of these and other methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this prospectus (for example, in transactions with a market maker) or (b) in brokerage transactions, including transactions in which the broker solicits purchasers or (c) directly to third persons. See "Plan of Distribution" beginning on page 14.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                       ----------------------------------
                The date of this Prospectus is September o, 2002

                                TABLE OF CONTENTS

                                                         Page

Forward Looking Statements.................................3
Summary....................................................5
Risk Factors...............................................7
Use of Proceeds...........................................13
The Selling Stockholders..................................13
Plan of Distribution......................................14
Market for Common Stock and Dividend Policy...............15
Selected Consolidated Financial Data......................17
The Company...............................................18
Management's Discussion and Analysis of Financial
 Condition and Results of Operations......................36
Management................................................53
Related Transactions......................................61
Ownership of Voting Securities............................61
Description of Capital Stock..............................63
Shares Eligible for Future Resale.........................67
Certain United States Federal Tax Considerations for
 Non-United States Holders of Common Stock................68
Limitation of Liability and Indemnification...............70
Legal Matters.............................................71
Experts...................................................71
Available Information.....................................71
Index to Financial Statements............................F-1

                               -------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SUPPLEMENT IS ACCURATE AS OF ITS DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                           FORWARD-LOOKING STATEMENTS

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in this prospectus. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in this section and the section "Risk Factors". You are cautioned not to place undue reliance on the forward-looking statements.

Few of the forward-looking statements in this prospectus deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated.

Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

CanArgo does not have a majority of the equity in the entity that is the licensed developer of some projects, such as the Bugruvativske and Stynawske field projects, that CanArgo may pursue in Eastern Europe, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. As a result of all of the foregoing, among other matters, any forward-looking statements regarding the occurrence and timing of future events may well anticipate results that will not be realized. Demands by or expectations of governments, co-venturers, customers and others may affect CanArgo's strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect CanArgo's participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

CanArgo's ability to finance all of its present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require CanArgo to scale back or abandon part of all of CanArgo's project development, capital expenditure, production and other plans. The availability of equity or debt financing to CanArgo or to the entities that are developing projects in which CanArgo has interests is affected by many factors, including:

     o    world economic conditions;

     o    international relations;

     o    the stability and policies of various governments;

     o fluctuations in the price of oil and gas, the outlook for the oil and gas industry and competition for funds; and

     o an evaluation of CanArgo and specific projects in which CanArgo has an interest.

Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of us and our projects and comparisons with alternative investment opportunities.

The development of oil and gas properties is subject to substantial risks. Expectations regarding production, even if estimated by independent petroleum engineers, may prove to be unrealized. There are many uncertainties inherent in estimating production quantities and in projecting future production rates and the timing and amount of future development expenditures. Estimates of properties in full production are more reliable than production estimates for new discoveries and other properties that are not fully productive. Accordingly, estimates related to CanArgo's properties are subject to change as additional information becomes available.

Most of CanArgo's interests in oil and gas properties and ventures are located in Eastern European countries. Operations in those countries are subject to certain additional risks including the following:

o    enforceability of contracts;

o    currency convertibility and transferability;

o    unexpected changes in tax rates;

o    sudden or unexpected changes in demand for crude oil and or natural gas;

o    availability of trained personnel; and

o availability of equipment and services and other factors that could significantly change the economics of production.

Production estimates are subject to revision as prices and costs change. Production, even if present, may not be recoverable in the amount and at the rate anticipated and may not be recoverable in commercial quantities or on an economically feasible basis. World and local prices for oil and gas can fluctuate significantly, and a reduction in the revenue realizable from the sale of production can affect the economic feasibility of an oil and gas project. World and local political, economic and other conditions could affect CanArgo's ability to proceed with or to effectively operate projects in various foreign countries.

Demands by or expectations of governments, co-venturers, customers and others may affect CanArgo's strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect CanArgo's participation in such projects or its ability to obtain or maintain necessary licenses and other approvals.

                                     SUMMARY

DESCRIPTION OF THE COMPANY

CanArgo Energy Corporation is an independent oil and gas exploration, production, refining and marketing company operating in Eastern Europe. Our principal operations are located in the Republic of Georgia. Our activities at our primary field in Georgia, the Ninotsminda field, are conducted through our 100% owned subsidiary, Ninotsminda Oil Company Limited. In addition, we have interests in several other oil and gas prospects both in Georgia and in the Ukraine.

Our principal executive offices are located c/o CanArgo Services (UK) Limited, 150 Buckingham Palace Road, London, England SW1W 9TR, and our telephone number is (44) 207 808 4700.

RECENT DEVELOPMENTS

We closed a private placement of 5,210,000 new shares at Norwegian Kroner (NOK)
2.95 per share (approximately US$0.33 per share) to the institution and qualified purchaser identified in this prospectus. Gross proceeds from the placement were some NOK 15.4 million (approximately US$1.7 million). After completion of the private placement, we had 97,218,446 common and Exchangeable shares issued and issuable. See "The Selling Stockholders" at page 13 for a description of the terms of the private placement and "Description of Capital Stock" at page 65 for a description of our common and Exchangeable shares.

In 2001, we wrote down our oil and gas properties in the Ninotsminda field by $7.3 million as a result of a decline in Brent oil prices at December 31, 2001, lower reserve quantities following production declines in 2001 and reduced development plans. In addition, we wrote down our refinery and related equipment by $3.4 million as a result of product instability and excise taxes on refined products. In 2001, we had negative cash flows from operations and have had negative cash flow from operations in four of the five years ended December 31, 2001.

We intend to use the net proceeds from the private placement for working capital purposes and future capital expenditures in Georgia following termination of the AES Participation Agreement.

THE PROSPECTUS

This prospectus relates to the offer and sale from time to time in one or more transactions of 5,210,000 shares of our common stock by certain of our stockholders who acquired their shares in a private placement concluded on February 12, 2002. See "The Selling Stockholders" at page 13. None of our directors or executive officers is selling shares in this offering, and neither we nor they will receive any proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended, will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the selling stockholders). See "Plan of Distribution" at page 14.

The shares were placed by ABG Sundal Collier ASA who received a placement fee and reimbursement of their expenses amounting to $110,000. Net proceeds from the placement were approximately US$1.5 million which CanArgo intends to use for working capital purposes. The shares issued in connection with the private placement were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and may not be offered or sold in the United States of America, its territories and possessions, any State of the United States and the District of Columbia (collectively referred to in this prospectus as the United States) or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration.

"U.S. person" means:

     (i)    Any natural person resident in the United States;

     (ii) Any partnership or corporation organized or incorporated under the laws of the United States;

     (iii)  Any estate of which any executor or administrator is a U.S. person;

     (iv)   Any trust of which any trustee is a U.S. person;

     (v)    Any agency or branch of a foreign entity located in the United
            States;

     (vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

     (vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States;

     (viii) Any partnership or corporation if:

            (A) Organized or incorporated under the laws of any foreign jurisdiction; and

            (B) Formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts.

      "Accredited investor" includes any person who comes within any of the following categories, or who we reasonably believe comes within any of the following categories, at the time of the sale of common stock to that person:

     (1) Any bank of any savings and loan association or other institution whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company or investment company registered under the Investment Company Act of 1940 or a business development company; any Small Business Investment company licensed by the U.S. Small Business Administration; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or is a self-directed plan, with investment decisions made solely by persons that are accredited investors;

     (2)    Any private business development company;

     (3) Any organization described in Section 501(c)(3) of the Internal Revenue code, corporation or partnership, not formed for the special purpose of acquiring the securities offered with total assets in excess of $5,000,000;

     (4) Any of our directors or executive officers; (5) Any entity in which all of the equity owners are accredited investors.

We agreed, as soon as practicable after the closing of the private placement, to prepare and file with the SEC a registration statement registering the shares under the Securities Act for resale.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below, as well as all other information in this prospectus, before investing in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Future events and our actual results could differ materially from those anticipated in these forward-looking statements. All of the known important factors that might cause such a difference are discussed in the various risk factors that follow and in the "Forward-Looking Statements" section of this prospectus.

CURRENT OPERATIONS DEPENDENT ON SUCCESS OF THE NINOTSMINDA OIL FIELD AND GEORGIAN EXPLORATION

We have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda oil field in the Republic of Georgia, exploration in that area and some ancillary activities closely related to the Ninotsminda field project. This decision is based on management's assessment of the promise of the Ninotsminda field area. However, our focus on the Ninotsminda field has over the past several years resulted in overall losses for CanArgo and CanArgo has yet to be profitable. We cannot assure investors that the exploration and development plans for the Ninotsminda field will be successful. For example, the Ninotsminda field may not produce sufficient quantities of oil and gas to justify the investment we have made and are planning to make in the field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Ninotsminda Oil Company has also entered into certain supply and purchase agreements for natural gas production from the Ninotsminda field. Such agreements may benefit us, but may in the future also limit our ability to sell associated natural gas at then market prices. Our Georgian exploration programme is an important factor for future success, and this programme may not be successful, as it carries substantial technical risk. See "Oil and Gas Activities Involve Risks, Many of Which are Beyond Our Control" at page 8 for a description of these risks.

MINIMUM INVESTMENT REQUIREMENTS IN UKRAINE HAVE NOT BEEN MET

In April 2001, we acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time, Lateral Vector Resources Inc. negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity (JIPA) agreement in 1998 to develop the Bugruvativske field in Eastern Ukraine. In July 2001, we completed the acquisition of the remaining outstanding common shares and Lateral Vector Resources Inc. became a wholly owned subsidiary of CanArgo. To date, neither of the parties has fulfilled their initial contribution requirements which may result in Ukrnafta exercising any rights it might have to terminate and cancel the Joint Investment Production Activity agreement. In addition, certain other aspects of Lateral Vector's interest in the field under the Joint Investment Production Agreement remain to be determined. We are presently in discussions with Ukrnafta regarding these matters and there is no assurance that such discussions will be successfully concluded.

At present, certain obligations must be met by June 2002 in order for Boryslaw Oil Company, a company in which CanArgo has a 45% ownership interest, to retain the field licence including the drilling of one new well. CanArgo is currently seeking an extension to the licence to allow a proper assessment of the workovers and development plans. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if an extension to the current licence cannot be obtained, it may be in breach of obligations it has with regard to the field license. This could place Boryslaw Oil Company's rights to the Stynawske field at risk and substantially reduce Boryslaw Oil Company's ability to repay amounts advanced to it by CanArgo.

UKRAINE PROJECTS IN EARLY STAGE OF EVALUATION AND DEVELOPMENT

The Bugruvativske field together with the Stynawske field in Western Ukraine, are both in the early stage of evaluation and development and are themselves relatively new to us. At present, we have yet to establish our own operational and finance infrastructure in the Ukraine. Establishment of this infrastructure may result in a diversion, temporary or otherwise, of time and other resources from other operating activities.

WRITE OFF OF UNSUCCESSFUL PROPERTIES AND PROJECTS

In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. In 2001, we recorded an impairment charge of $7.3 million following application of the full cost ceiling limitation with respect to capitalized oil and gas property costs as a result of a decline in Brent oil prices at December 31, 2001, lower reserve quantities following production declines in 2001 and reduced development plans. During 1997, we recorded impairment charges totalling $19.4 million relating to three unsuccessful ventures and in 1999, recorded impairment charges totalling $5.5 million relating to a fourth venture. We could be required in the future to write off our investments in additional projects, including the Ninotsminda field project, if such projects prove to be unsuccessful.

POSSIBLE INABILITY TO FINANCE PRESENT OIL AND GAS PROJECTS

CanArgo's ability to finance all of its present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require CanArgo to scale back or abandon part or all of CanArgo's project development, capital expenditure, production and other plans. The availability of equity or debt financing to CanArgo or to the entities that are developing projects in which CanArgo has interests is affected by many factors, including:

     o    world economic conditions;

     o    international relations;

     o    the stability and policies of various governments;

     o fluctuation in the price of oil and gas, the outlook for the oil and gas industry and competition for funds; and

     o an evaluation of CanArgo and specific projects in which CanArgo has an interest.

Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of us and our projects and comparison with alternative opportunities.

ADDITIONAL FUNDS NEEDED FOR LONG-TERM OIL AND GAS DEVELOPMENT PLANS

It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. Accordingly, we may need to raise additional funds from outside sources in order to pay for project development costs beyond those currently budgeted through 2002. We may not be able to obtain that additional financing. If adequate funds are not available, we will be required to scale back or even suspend our operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda field may not be realized unless additional capital expenditures are incurred to develop the field. Furthermore, additional funds will be required to pursue exploration activities on its existing undeveloped properties. While expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present, be quantified.

OIL AND ACTIVITIES INVOLVE RISKS, MANY OF WHICH ARE BEYOND OUR CONTROL

Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. First, we must successfully identify commercial quantities of oil and gas. The development of an oil and gas deposit can be affected by a number of factors which are beyond the operator's control, such as:

     o    Unexpected or unusual geological conditions.

     o    The recoverability of the oil and gas on an economic basis.

     o The availability of infrastructure and personnel to support operations.

     o    Local and global oil prices.

     o    Government regulation and legal uncertainties.

Our activities can also be affected by a number of hazards, such as:

     o    Labour disputes.

     o    Natural phenomena, such as bad weather and earthquakes.

     o Operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses.

     o Environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these hazards could result in damage, losses or liability for us. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in Eastern Europe. We do not purchase insurance covering all of the risks and hazards that are involved in oil and gas exploration, development and production.

RISK OF POLITICAL INSTABILITY WITH RESPECT TO FOREIGN OPERATIONS

Our principal oil and gas properties and activities are in the Republic of Georgia, Ukraine and Russia all of which are located in Eastern Europe. In addition, our refinery and all of our petrol stations are located in and around Tbilisi, Georgia. Operation and development of these assets is subject to a number of conditions endemic to Eastern European countries, including political instability. The present governmental arrangements in Eastern Europe and countries of the former Soviet Union in which we operate were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to totalitarian forms of government. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies.

The production sharing contract covering the Ninotsminda oil field and the Joint Investment Production Activity Agreement covering the Bugruvativske oil field are examples of such arrangements. As a result of such dependency on government participants, our operations could be adversely affected by political instability, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties. We are not insured against such political risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

RISK OF SOCIAL, ECONOMIC AND LEGAL INSTABILITY

The political institutions in Eastern Europe and countries of the former Soviet Union have recently become more fragmented, and the economic institutions of Eastern European countries have recently converted to a market economy from a planned economy. New laws have recently been introduced, and the legal and regulatory regimes in such regions are often vague, containing gaps and inconsistencies, and are constantly subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. Due to this instability, Eastern European countries are subject to certain additional risks including the following:

     o    Enforceability of contracts;

     o Sudden or unexpected changes in demand for crude oil and or natural gas;

     o    Availability of trained personnel; and

     o Availability of equipment and services and other factors that could significantly change the economics of production

Within Georgia, the Georgian government has recently requested assistance from the United States to combat terrorism in the Pankisi Gorge, a region of Georgia bordering the separatist Chechnya region of Russia. Social, economic and legal instability have accompanied these changes due to many factors which include:

     o    Low standards of living.

     o    High unemployment.

     o    Undeveloped and constantly changing legal and social institutions.

     o    Conflicts within and with neighbouring countries.

This instability can make continued operations difficult or impossible.

INADEQUATE OR DETERIORATING INFRASTRUCTURE IN EASTERN EUROPE

Countries in Eastern Europe often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, the lack of a reliable power supply caused Ninotsminda Oil Company to suspend drilling of one well and the testing of a second well during the 1998-1999 winter season.

CURRENCY RISKS IN EASTERN EUROPE

Payment for oil and gas products sold in Eastern European countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies. Although most Eastern European currencies are presently convertible into U.S. dollars, there is no assurance that convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of Eastern European countries may be restricted or limited in the future.

We may enter into contracts with suppliers in Eastern European countries to purchase goods and services in U.S. dollars. We may also obtain from lenders credit facilities or other debt denominated in U.S. dollars. If we cannot receive payment for oil and oil products in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital. See "Quantitative and Qualitative Disclosures About Market Risk" at page 54 for a further description of currency and other market risks.

TAX RISKS IN EASTERN EUROPE

Countries in Eastern Europe frequently add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Since we are dependent on international operations, specifically those in Georgia, we are subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes. While CanArgo is not aware of any recent or proposed tax changes which could materially affect our operations, such changes could occur.

CONFLICTING INTERESTS WITH OUR PARTNERS

Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated.

CanArgo does not have a majority of the equity in the entity that is the licensed developer of some projects, such as the Bugruvativske and Stynawkse field projects, that CanArgo may pursue in Eastern Europe, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-ventures may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. Demands by or expectations of governments, co-venturers, customers, and others may affect CanArgo's strategy regarding the various projects. Failure to meet such demand or expectations could adversely affect CanArgo's participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

Demand by or expectations of governments, co-venturers, customers and others may affect CanArgo's strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect CanArgo's participation in such projects or its ability to obtain or maintain necessary licenses and other approvals.

GOVERNMENTAL REGISTRATION

Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

CHANGES IN THE MARKET PRICE OF OIL AND GAS

Prices for oil and natural gas and their refined products are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

     o    Global changes in the supply and demand for oil and natural gas.

     o    Actions of the Organization of Petroleum Exporting Countries.

     o    Weather conditions.

     o    Domestic and foreign governmental regulations.

     o    The price and availability of alternative fuels.

     o    Political conditions in the Middle East and elsewhere.

     o    Overall economic conditions.

A reduction in oil prices can affect the economic viability of our operations. For example, the significant decline in oil prices during 1998 adversely affected our results of operations and increased our operating loss in 1998. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit. In 2002 the spot price for Brent crude oil increased from $19.29 per barrel at December 31, 2001 to $26.95 per barrel at April 30, 2002. CanArgo may also not benefit from rapid increases in oil prices as have occurred in the first quarter of 2002 as the market for the levels of crude oil produced in Georgia by Ninotsminda Oil Company can in such an environment be relatively inelastic and contract prices are often set at a specified price determined with reference to Brent when the contract is entered into or over a short period when the crude oil is delivered.

OIL AND GAS PRODUCTION COULD VARY SIGNIFICANTLY FROM RESERVE ESTIMATES

Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements:

     o The amount of recoverable crude oil and natural gas present in a reservoir.

     o The costs that will be incurred to produce the crude oil and natural gas.

     o    The rate at which production will occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

     o    Additional development activity.

     o    Evolving production history.

     o    Changes in production costs, market prices and economic conditions.

As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the most recent report on the oil and gas reserves prepared by Ashton Jenkins Mann as of January 1, 2002. The magnitude of those variations may be material.

The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

OIL AND GAS OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION

Governments at all levels, national, regional and local, regulate oil and gas activities extensively. See "Governmental Authorizations" and "Environmental and Regulatory Matters" on page 34.We must comply with laws and regulations which govern many aspects of its oil and gas business, including:

     o    Exploration

     o    Development

     o    Production

     o    Refining

     o    Marketing

     o    Transportation

     o    Occupational health and safety

     o    Labour standards

     o    Environmental matters

We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in Eastern Europe where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

COMPETITION

The oil and gas industry including the refining and marketing of crude oil products is highly competitive. Our competitors include integrated oil and gas companies, independent oil and gas companies, drilling and income programmes, and individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

OPERATIONS ARE DEPENDENT ON CHIEF EXECUTIVE

Dr. David Robson, the Chief Executive Officer of CanArgo, is our executive who has the most experience in the oil and gas industry and who has the most extensive business relationships in Eastern Europe. Our business and operations could be significantly harmed if Dr. Robson were to leave us or become unavailable because of illness or death. Dr. Robson through his company, Vazon Energy Limited, has signed a comprehensive Management Services Agreement with a two-year non competition clause effective from June 29, 2003, the date of termination of the agreement. We do not carry key employee insurance on any of our employees.

                                 USE OF PROCEEDS

The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from sales of these shares. Net proceeds from the private placement are intended to be used to replenish working capital used following the withdrawal by AES of its participation in a three well exploration program in Georgia.

                            THE SELLING STOCKHOLDERS

All of the 5,210,000 shares being offered were acquired by the selling stockholders pursuant to a private placement at Norwegian Kroner (NOK) 2.95 ($0.33) per share, which was completed on February 12, 2002. The shares were placed by ABG Sundal Collier ASA who received a placement fee and reimbursement of their expenses amounting to $110,000 in the aggregate. Net proceeds from the placement were approximately US$1.5 million which we intend to use for working capital purposes. The shares issued in connection with the private placement were issued in a transaction intended to qualify for an exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder by the SEC and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration under the Securities Act or pursuant to an applicable exemption from such registration. We agreed, as soon as practicable after the closing of the private placement, to prepare and file with the SEC a registration statement registering the shares under the Securities Act for resale. Under terms of the Engagement Letter between the Company and ABG Sundal Collier ASA, we agreed to indemnify the placement agents under certain conditions for certain liabilities arising from the engagement, including liabilities arising under the Securities Act.

Our registration of the shares does not necessarily mean that any selling stockholder will sell any or all of his, her, or its shares at any time or from time to time in one or more transactions.

The following table sets forth the number of shares owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of July 31, 2002. The shares registered for sale hereby are restricted and not available for trading on the OTC Bulletin Board or on the Oslo Stock Exchange until a Registration Statement filed with SEC becomes effective or such shares can otherwise be offered and sold in transactions exempt from the registration requirements of the Securities Act. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. As of July 31, 2002, we had an aggregate of 97,356,206 common shares outstanding.




                             NUMBER OF
                               SHARES        NUMBERED OF      NUMBER OF      PERCENT OF
                            BENEFICIALLY        SHARES          SHARES       OUTSTANDING
                            OWNED PRIOR       REGISTERED        OWNED           SHARES
     NAME OF SELLING           TO THE          FOR SALE       AFTER THE       AFTER THE
       STOCKHOLDER            OFFERING          HEREBY         OFFERING        OFFERING
------------------------    ------------    -------------     ----------     ----------

Morgan Stanley & Co.         9,622,000          5,010,000      4,612,000          4.74%
  Intl. Ltd.
Jan Olav Steensland            300,000            200,000        100,000          *
                            ------------    -------------     ----------     ----------
TOTALS                       9,922,000          5,210,000      4,712,000
                            ============    =============     ==========     ==========

--------
* Less than one percent.

                              PLAN OF DISTRIBUTION

Under the terms of the private placements, the shares registered for sale hereby are restricted and not available for trading on the OTC Bulletin Board or the Oslo Stock Exchange until after a Registration Statement filed with SEC becomes effective or offers and sales of such shares are otherwise exempt from the registration requirements of the Securities Act. Thereafter, the shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any of the selling stockholders have entered into any arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling stockholder in accordance with this prospectus or in accordance with the provisions of Rules 144, 144A or their equivalent under the Securities Act, or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

The selling stockholders may offer their shares, subject to the restrictions outlined above, at various times in one or more of the following transactions:

-- in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

-- in transactions including block trades, in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

-- in transactions "at the market" to or through market makers in the common stock;

-- in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

-- through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

--   an exchange distribution in accordance with the rules of such exchange;

--   in privately negotiated transactions;

--   in transactions to cover short sales; or

--   in a combination of any of the foregoing transactions.

In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rules 144, 144A or 904 under the Securities Act rather than under this prospectus.

From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who donate or otherwise transfer their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus. The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as broker, dealers or agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither any selling stockholders nor we can presently estimate the amount of such compensation. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders and persons participating in the offer and sale of their shares will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

Under our agreements with the selling stockholders, we are required to bear the expenses relating to the registration of this offering. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of their legal counsel. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities in connection with the offer of the shares, including liabilities arising under the Securities Act.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, if we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

On March 30, 1999, our common stock commenced trading on the OTC Bulletin Board after trading from April 6, 1995 through March 29, 1999 on the NASDAQ National Market System under the symbol "GUSH". The common stock was delisted from the NASDAQ Stock Market following the failure to meet Nasdaq's continued listing requirement that the bid price for a listed security be at least $1.00 per share. Our common stock is also listed on the Oslo Stock Exchange and has traded there under the symbol "CNR" since May 1995. As a result of the shift in the principal domestic market for our common stock from the NASDAQ National Market System to the OTC Bulletin Board, stockholders may:

o find it more difficult to obtain accurate and timely quotations regarding the bid and asked prices for common stock;

o    experience greater spreads between bid and asked prices;

o be charged relatively higher transactional costs when buying or selling common stock; and


o    encounter more difficulty in effecting sales or purchases of common stock.

In addition, while securities listed on The NASDAQ National Market System are exempt from the registration requirements of state securities laws, securities traded on the OTC Bulletin Board must comply with the registration requirements of state securities laws, which increases the time and costs associated with complying with state securities laws when raising capital. The listing of our common stock on the Oslo Stock Exchange had until October 2000, been a secondary listing, with the primary listing being on The NASDAQ Stock Market. In October 2000, we obtained a primary listing on the Oslo Stock Exchange where we are now included on the main list.

The following table sets forth the high and low sales prices of the common stock on the Oslo Stock Exchange, and the high and low bid prices on the NASDAQ OTC Bulletin Board for the periods indicated. Average daily trading volume on these markets during these periods is also provided. OTC Bulletin Board data is provided by NASDAQ Trading and Market Services and/or published financial sources and Oslo Stock Exchange data is derived from published financial sources. The over-the-counter quotations reflect inter-dealer prices, without retail markup, mark-down or commissions, and may not represent actual transactions. Sales prices on the Oslo Stock Exchange were converted from Norwegian Kroner into United States dollars on the basis of the daily exchange rate for buying United States dollars with Norwegian Kroner announced by the central bank of Norway. Prices in Norwegian Kroner are denominated in "NOK".

                                         NASDAQ/OTC                         OSE
                                ------------------------------     ----------------------------
                                                    AVERAGE                          AVERAGE
                                HIGH     LOW      DAILY VOLUME     HIGH     LOW    DAILY VOLUME
                                ----     ---      ------------     ----     ---    ------------
FISCAL QUARTER ENDED
March 31, 2000                  1.00      0.63       95,167        0.97    0.73      144,854
June 30, 2000                   1.45      0.69      103,033        1.57    0.79      469,500
September 30, 2000              1.66      1.03       69,800        1.78    1.04    1,097,007
December 31, 2000               1.38      0.75       24,500        1.45    0.75      881,592
March 31, 2001                  1.19      0.75       12,933        1.32    0.79      754,976
June 30, 2001                   0.87      0.50        4,467        0.86    0.43      301,201
September 30, 2001              0.50      0.24       20,923        0.56    0.21      261,900
December 31, 2001               0.43      0.24       12,757        0.49    0.23      830,746
March 31, 2002                  0.36      0.26       32,697        0.36    0.25      550,687
June 30, 2002                   0.38      0.19        3,508        0.32    0.14      250,000
September 30, 2002
  (through September 6, 2002)   0.20      0.05        8,681        0.18    0.05      221,700

At September 6, 2002, the closing price of our common stock on the OTC Bulletin Board and Oslo Stock Exchange was $0.055 and $0.057 respectively.

On February 28, 2002 the number of holders of record of our common stock was approximately 8,800. We have not paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in their discretion, consider relevant. In addition, we may not pay dividends on our common stock unless our subsidiary, CanArgo Oil & Gas Inc., is able to pay and simultaneously pays an equivalent dividend on the Exchangeable Shares issued by that subsidiary. On January 24, 2002, we announced a redemption of all such outstanding Exchangeable Shares which was completed on May 31, 2002.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following data, insofar as it relates to each of the years 1997-2001, has been derived from annual financial statements, including our consolidated balance sheets at December 31, 2001 and 2000 and the related consolidated statements of operations, of cash flows and of stockholders' equity for the three years ended December 31, 2001 and notes thereto appearing elsewhere herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included herein.

Reported in $000's except for                          SIX MONTHS
per common share amounts                             ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                   ------------------    ----------------------------------------------------
                                                     2002       2001       2001        2000      1999        1998      1997
                                                   -------    -------    --------    -------   -------     -------   --------
FINANCIAL PERFORMANCE
Total revenue                                       7,117      6,561      14,778      7,136     2,783         821        313
Operating income (loss)                            (1,144)    (2,100)    (15,256)    (2,397)   (8,119)     (6,357)   (25,583)
Other income (expense)                               (111)       570       2,038        245      (354)        247     (2,100)
Net income (loss)
  from continuing operations                       (1,204)    (1,530)    (13,218)    (2,152)   (8,473)     (6,110)   (27,683)
Comprehensive income (loss)
  from continuing operations                       (1,255)    (1,530)    (13,218)    (2,152)   (8,473)     (6,110)   (27,683)
Net loss per common share -
  basic and diluted                                 (0.01)     (0.02)      (0.16)     (0.04)    (0.32)      (0.39)     (2.47)
Cash generated by (used in) operations              1,972     (6,150)    (11,509)     7,765    (1,210)    (14,718)    (4,176)
Working capital                                     2,867     10,207       9,589     22,687     2,729       1,366     13,971
Total assets                                       72,036     79,321      70,861     82,849    43,948      46,618     37,434
Notes payable & long-term debt                        371         --         514         --        --          --         --
Minority shareholder advances                         926         --         450         --        --          --         --
Stockholders' equity                               66,275     70,896      65,800     72,426    37,863      40,031     26,779
Cash dividends per common share                        --         --          --         --        --          --         --


                                   THE COMPANY

We are engaged in the acquisition, exploration, development and production of oil and natural gas reserves. Our activities also include investments in downstream operations such as refining and marketing. In 2001, revenues from oil and gas sales, refining and marketing activities accounted for 27%, 18% and 51% of total revenue respectively. Our oil and gas properties, refinery and petrol stations are concentrated in Eastern Europe and, in particular the Republic of Georgia. Our management and technical staff have substantial experience in these areas. Our principal product is crude oil and refined products, and the sale of crude oil and refined products is our principal source of revenue.

With regard to oil and natural gas reserves, our reserves and production have been derived principally through development of the Ninotsminda field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects management believes have significant potential. We believe that our cash flow from operations and our financial resources will provide us with the ability to complete our near term exploration projects in Georgia but will not be sufficient to develop our interests in the

Bugruvativske and Stynawske fields in Eastern Ukraine. See "Management's Analysis and Discussion of Financial Condition and Results of Operations" at page 36.

Our business strategy is focused on the following:

Further Development of Existing Properties

We intend to further develop our properties that have established oil. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

Growth Through Exploitation and Exploration

We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

Pursuit of Strategic Acquisitions

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

GENERAL DEVELOPMENT OF BUSINESS

CanArgo Energy Corporation was formed in 1994 to continue, through re-incorporation in Delaware, the business of a predecessor Oklahoma corporation which was formed in 1980. CanArgo changed its name from Fountain Oil Incorporated to CanArgo Energy Corporation in connection with a business combination with CanArgo Oil & Gas Inc. completed on July 15, 1998. CanArgo conducts its principal operations through subsidiaries, and unless otherwise indicated by the context, the term CanArgo refers to CanArgo Energy Corporation and its consolidated subsidiaries, including Ninotsminda Oil Company.

CanArgo initially operated as an oil and gas exploration and production company. It altered its principal focus to the application of electrically enhanced heavy oil recovery technology in 1988, and that focus continued through 1994. In early 1995, CanArgo shifted its principal activities to acquiring and developing interests in Eastern European oil and gas properties. From 1995 to 1997 CanArgo, then known as Fountain Oil Incorporated, established significant ownership interests in four Eastern European oil and gas development projects. As a result of disappointing results and other negative indications, CanArgo during the fourth quarter of 1997 wrote-off its entire investment in three of those four projects and began to actively seek a business combination or similar transaction with another oil and gas company.

As a result of this effort, CanArgo then known as Fountain Oil Incorporated entered into a business combination with CanArgo Oil & Gas Inc. Upon completion of the business combination in July 1998, CanArgo Oil & Gas Inc. became a subsidiary of CanArgo, the management of CanArgo Oil & Gas Inc. assumed the senior management positions in CanArgo, and CanArgo changed its name from Fountain Oil Incorporated to CanArgo Energy Corporation. At the time of the business combination, the principal operations and assets of CanArgo Oil & Gas Inc. were associated with the Ninotsminda oil field in the Republic of Georgia. Since completion of the business combination, a large portion of CanArgo's resources have been focused on the development of the producing areas of the Ninotsminda field and its Georgian exploration programme and in 1999, CanArgo wrote-down the fourth and last significant project that was being developed by Fountain Oil Incorporated prior to the business combination.

To increase efficiency within the company's current structure and to better position the company for future growth, CanArgo announced in November 2001 plans to recommend to its shareholders a move of the company's domicile from the United States to Europe. These plans continue to progress and will be subject to shareholder, regulatory, tax and all other related approvals and rulings as applicable. Further information will be provided to shareholders once a formal plan is completed.

CanArgo's principal activities are oil and gas exploration, development and production of oil and gas. These activities are carried out under three production sharing arrangements (PSC's), these being the Ninotsminda, Manavi and West Rustavi Production Sharing Contract, the Nazvrevi and Block XIII Production Sharing Contract and the Norio (Block XIc) and North Kumisi Production Sharing Agreement. In late 2000 CanArgo also began to engage in oil and gas marketing and refining activities in Georgia. In November 2000, CanArgo acquired a 51% interest in Georgian American Oil Refinery which held a refurbished American refinery with a design capacity of approximately 4,000 barrels per day. Shortly thereafter, in December 2000, CanArgo expanded its interest in Georgia to include a 50% controlling interest in CanArgo Standard Oil Products with the objective of developing within Georgia a chain of retail petrol stations. Segment and geographical information for each of these segments including revenue from external customers, operating profit (loss) and total assets is incorporated herein by reference from note 15 to the consolidated financial statements.

EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES

In Georgia CanArgo's exploration, development and production activities are carried out under three production sharing arrangements (PSC's), these being the Ninotsminda, Manavi and West Rustavi Production Sharing Contract, the Nazvrevi and Block XIII Production Sharing Contract in which CanArgo owns a 100% interest through its subsidiary CanArgo (Nazvrevi) Limiteds, and the Norio (Block XIc) and North Kumisi Production Sharing Agreement which CanArgo entered into through its subsidiary CanArgo Norio Limited. In November and December 2000 respectively, CanArgo expanded this activity with the acquisition of a controlling interest in a refinery and investment in a chain of petrol stations all located in and around Tbilisi, the capital of Georgia. Despite this investment, however, CanArgo continues to direct most of its efforts and resources to the development of the exploration programme and the Ninotsminda field.

[MAP - NINOTSMINDA FIELD]

NINOTSMINDA OIL FIELD

Since completion of the business combination with CanArgo Oil & Gas Inc., CanArgo's resources have, through its wholly owned subsidiary Ninotsminda Oil Company, been focused on the development of the Ninotsminda oil field and some associated activities. The Ninotsminda oil field covers some 10 square kilometres and is located 40 kilometres north east of the Georgian capital, Tbilisi. It is adjacent to and east of the Samgori oil field, which was Georgia's most productive oil field. The Ninotsminda field was discovered later than the Samgori field and has experienced substantially less development activity. The state oil company, Georgian Oil, and others including Ninotsminda Oil Company have drilled seventeen wells in the Ninotsminda field, of which thirteen are currently classified as producing.

CanArgo believes the field license to have significant exploration potential, and has invested substantial funds in an exploration programme.

OTHER PROJECTS

CanArgo also has additional exploratory and developmental oil and gas properties and prospects in Georgia and Ukraine and owns interests in other Eastern European oil and gas projects. In Ukraine, CanArgo's activities are focused on the further development of the Stynawske oilfield, through the Boryslaw Oil Company joint venture, and the Bugruvativske oilfield, through the Joint Investment Production Activity (JIPA) agreement. CanArgo's principal product is crude oil, and the sale of crude oil and crude oil products is its principal source of revenue.

[MAP - HYDROCARBON PRODUCING REGIONS]

BUSINESS STRUCTURE

CanArgo and its active subsidiaries are as follows:

[CanArgo Flow Chart]

CanArgo's activities at the Ninotsminda oil field are conducted through Ninotsminda Oil Company. In May 2000, CanArgo Energy Corporation reached an agreement with JKX Oil & Gas plc to acquire its 21.2% interest in Ninotsminda Oil Company for a direct equity interest in CanArgo. In July 2000, this transaction was completed and Ninotsminda Oil Company became a wholly owned subsidiary of CanArgo. In November 1999, CanArgo had increased its percentage ownership of Ninotsminda Oil Company from 68.5% to 78.8% when JKX Oil & Gas plc chose not to subscribe for its pro rata portion of shares being offered to increase Ninotsminda Oil Company capital.

Ninotsminda Oil Company obtained its rights to the Ninotsminda field, including all existing wells, and two other fields under a 1996 production sharing contract with Georgian Oil and the State of Georgia. Ninotsminda Oil Company's rights under the agreement expire in December 2019, subject to possible loss of undeveloped areas prior to that date and possible extension with regard to developed areas. Under the production sharing contract, Ninotsminda Oil Company is required to relinquish at least half of the area then covered by the production sharing contract, but not any portions being actively developed, at five year intervals commencing December 1999. In 1998, these terms were amended with the initial relinquishment being due in 2006 and a reduction in the area to be relinquished at each interval from 50% to 25%.

Under the production sharing contract, Georgian Oil had a priority right to receive oil representing a projection of what the Ninotsminda field would have yielded through 2001 based upon the wells and equipment in use at the time the contract was entered into. The priority right amounts to approximately:

o    740 barrels of oil per day during 1998;

o    542 barrels of oil per day during 1999;

o    280 barrels of oil per day during 2000;

o    93 barrels of oil per day during 2001; and

o    none thereafter.

These priority rights represented 49%, 48%, 21% and 8% of gross production respectively. Of the remaining production, up to 50% will be allocated to Ninotsminda Oil Company for the recovery of the cumulative allowable capital, operating and other project costs associated with the Ninotsminda field, which Ninotsminda Oil Company initially pays. The balance of production is allocated on a 70/30 basis between Georgian Oil and Ninotsminda Oil Company respectively. While Ninotsminda Oil Company continues to have unrecovered costs, it will receive 65% of production in excess of the oil allocated to Georgian Oil on a priority. After recovery of its cumulative capital, operating and other allowable project costs, Ninotsminda Oil Company will receive 30% of production after Georgian Oil's priority allocation. Thus, while Ninotsminda Oil Company is responsible for all of the costs associated with development of the Ninotsminda field, it is only entitled to receive 30% of production after cost recovery and Georgian Oil's priority allocation. The allocation of a share of production to Georgian Oil, however, relieves Ninotsminda Oil Company of all obligations it would otherwise have to pay the Republic of Georgia for taxes and similar levies related to activities covered by the production sharing contract. Georgian Oil and Ninotsminda Oil Company take their respective shares of production in kind, and they market their oil independently.

Pursuant to the terms of CanArgo's PSC's in Georgia, including the Ninotsminda, Manavi and West Rustavi production sharing contract, a Georgian not-for-profit company must be appointed as field operator. Currently there are three such field operating companies, relating to CanArgo's three PSC's: Georgian British Oil Company Ninotsminda, Georgian British Oil Company Nazvrevi and Georgian British Oil Company Norio, each of which is 50% owned by a company within the CanArgo group with the remainder owned by Georgian Oil. The Ninotsminda operating entity, Georgian British Oil Company Ninotsminda, is 50% owned by Ninotsminda Oil Company. The second operating entity, Georgian British Oil Company Nazvrevi, is 50% owned CanArgo (Nazvrevi) Ltd. The third operating entity, Georgian British Oil Company Norio, is 50% owned by CanArgo Norio Ltd. The field operator provides the operating personnel and is responsible for day-to-day operations. CanArgo or a company within the CanArgo group pays the operating company's expenses associated with the development of the fields, and the operating company performs on a non-profit basis. Georgian British Oil Company Ninotsminda currently has 114 full time employees, and substantially all of its activities relate to the development of the Ninotsminda field. The use of such Georgian companies as field operator gives CanArgo less control of operations than it might have if it were conducting operations directly, although CanArgo has board control of these field operating companies.

Ninotsminda field operations are determined by a governing body composed of members designated by Georgian Oil and Ninotsminda Oil Company, with the deciding vote on field development issues allocated to Ninotsminda Oil Company. If Georgian Oil believes that action proposed by Ninotsminda Oil Company with which Georgian Oil disagrees would result in permanent damage to a field or reservoir or in a material reduction in production over the life of a field or reservoir, it may refer the disagreement to a western independent expert for binding resolution. Since CanArgo acquired its interest in Ninotsminda Oil Company, there has been no such disagreement. Similar procedures apply to CanArgo's other two Georgian PSC's.

NINOTSMINDA FIELD DEVELOPMENT

When Ninotsminda Oil Company assumed developmental responsibility for the Ninotsminda field in 1996, production was minimal. CanArgo believed that the development and production obtainable from the Ninotsminda field had in the past been hampered by, among other factors, a lack of funding, civil strife and utilization of old technology and methods.

Ninotsminda Oil Company's initial approach to Ninotsminda field development was to produce oil from one zone or underground formation, the Middle Eocene. This development included repairing and adding perforations to existing wells, obtaining additional seismic data and a limited drilling programme. The first exploration well in search of a new reservoir was completed in October 1997 and initially produced at the rate of 400 to 600 barrels of oil per day but is currently shut-in. A second exploration well was completed in October 1998 and has been producing at the rate of 160 barrels of oil per day.

A third oil exploration well commenced in October 1998 but drilling was suspended in December 1998 at a depth of 700 meters as a result of undependable electrical supply. Drilling of this well recommenced in July 2000 as a potential gas exploration well but in October 2000, CanArgo announced that as a result of difficult drilling conditions, the well could not be completed to the deeper Cretaceous zone as originally planned but rather would be tested in the newly discovered Sarmatian zone. While some work has been undertaken to identify the reserve and production potential of this and a previously identified Upper Eocene zone from which oil has been produced from one well, further work is required. Such information may, however, also open up new potential in the upper zones of other areas currently under license in Georgia. See "Other Georgian Licenses".

While most of the exploration and development of the Ninotsminda field prior to 2000 focused on oil, a layer of gas above the oil or gas cap was known to exist above the principal producing zone. In December 1999, Ninotsminda Oil Company began commercial production of this gas cap following regulatory approval from the Georgian government. This production was sold pursuant to a one year gas contract with AES - Telasi, a subsidiary of AES Corporation, for delivery to the Gardabani thermal power plant. Under terms of the gas contract, AES-Telasi had agreed to purchase all the gas produced by Ninotsminda Oil Company in priority to all other suppliers with no maximum or minimum volume. AES continued to purchase gas from Ninotsminda Oil Company on similar contractual terms during 2000 and into 2001.

With increases in demand for natural gas produced in Georgia, in 2001 Ninotsminda Oil Company commenced the first and second wells of a three-well exploration programme to explore and determine the future development potential of gas prospects in the Ninotsminda field. In January 2002, the first of these wells, N100, reached target depth and is currently undergoing testing to determine if hydrocarbons are present in the well and if present, the possible extent of the hydrocarbons. Drilling of the second well in the exploration programme, M11, began in June 2001 is currently at a depth of 3,876 meters.

The gas exploration programme was initiated under a binding Participation Agreement with AES Gardabani dated July 19, 2000 relating to the exploration and potential future development of Sub Middle Eocene gas prospects on CanArgo's Ninotsminda production sharing contract in Georgia. Under the agreement, AES Gardabani was to earn a 50% interest in identified prospects at the Sub Middle Eocene stratigraphic level (rock older than the Middle Eocene sequence) by funding two thirds of the cost of a three-well exploration programme. Under terms of the Participation Agreement, the exploration was and continues to be implemented by CanArgo's existing operations unit in Georgia. However, prior to completion of the exploration programme as defined in the Participation Agreement, AES indicated in January 2002 that it wished to withdraw from the Participation Agreement in order to focus on its core business. In 2002 the Participation Agreement with AES was terminated without AES earning any rights to any of the Ninotsminda field reservoirs. Under a separate Letter Agreement, if gas from the Sub Middle Eocene is discovered and produced, AES will be entitled to recover at the rate of 15% of future gas sales from the Sub Middle Eocene, net of operating costs, their funding under the Participation Agreement. AES also has an option to enter into a five year take or pay gas sales agreement for a quantity up to 200 million cubic meters per year at an initial contract price of $46.00 per one thousand cubic meters. Gas purchased by AES would likely be supplied to the Gardabani thermal power plant.

CanArgo has not yet fully evaluated the reserves and economics of production from the upper oil zones, the gas cap or from potential oil and gas zones below the Middle Eocene. To fully evaluate these zones, further seismic, technical interpretation and drilling will be required. Drilling sites tentatively selected by Ninotsminda Oil Company must be approved by Georgian regulatory authorities before drilling may commence. With respect to gas production, no gas supply contracts currently exist for production directly from the gas cap.

Gas currently produced from the Middle Eocene and upper zones is subject to market conditions and environmental constraints within Georgia and the ability of Ninotsminda Oil Company to arrange short term gas supply agreements as required.

OTHER FIELDS AND PROSPECTS UNDER NINOTSMINDA PRODUCTION SHARING CONTRACT

In addition to the Ninotsminda field, Ninotsminda Oil Company has under the 1996 production sharing contract rights to one other field, West Rustavi, and one currently identified prospect, Manavi. As well as the producing Middle Eocene horizon at Ninotsminda, the West Rustavi field has additional prospective horizons at the Cretaceous /Paleocene levels.

The West Rustavi field is located some 40 km southeast of Ninotsminda. Ten wells were drilled by Georgian Oil in the West Rustavi field area, two of which produced oil. One of the ten wells was drilled to the deeper
Cretaceous/Paleocene horizon. This well was tested and produced 1 million cubic feet of gas and 3,500 barrels of water per day. Further geo-technical work is required on this horizon to determine its prospectivity.

The second well in the planned three-well Cretaceous drilling programme is being drilled on the Manavi prospect located east of the Ninotsminda field. The well was located on the Manavi prospect based on seismic data regarding the Manavi prospect obtained by Ninotsminda Oil Company from work it commissioned and earlier efforts by Georgian Oil. A previous attempt by Georgian Oil to drill in the Manavi prospect was abandoned due to technical problems.

Seismic and well data are currently being interpreted to identify further prospects in the Ninotsminda area at several different stratigraphic levels.

OIL AND GAS PRODUCTION

Production History

The Ninotsminda field was discovered and initial development began in 1979. CanArgo is currently producing from the Ninotsminda field approximately 1,324 barrels of oil equivalent (BOE) per day, comprising approximately 1,039 barrels of oil per day and 285 BOE of gas per day (1 BOE =6,000 cubic feet = 170 (m3) gas) from thirteen wells. Gross production from the Ninotsminda field for the past three years was as follows:

                               YEAR ENDED
                              DECEMBER 31,            OIL - GROSS BARRELS
                        -------------------------   ------------------------
                                  2001                      413,724
                                  2000                      478,999
                                  1999                      415,390

Productive Wells and Acreage

The following table summarizes as of December 31, 2001 Ninotsminda Oil Company's number of productive oil and gas wells and Ninotsminda Oil Company's total developed acreage for the Ninotsminda field. Such information has been presented on a gross basis, representing the interest of Ninotsminda Oil Company, and on a net basis, representing the interest of CanArgo based on its 100% interest in Ninotsminda Oil Company.

                              GROSS                              NET
                     ---------------------------    ---------------------------
                       NUMBER OF WELLS   ACREAGE     NUMBER OF WELLS    ACREAGE
                     ---------------------------    ---------------------------
Ninotsminda field              13         2,500            13            2,500

On December 31, 2001, there were no productive wells or developed acreage on any of CanArgo's other Georgian properties, except for one gross well on the West Rustavi field which was shut-in at that date.

Reserves

The following table summarizes net hydrocarbon reserves for the Ninotsminda field. This information is derived from a report dated as of January 1, 2002 prepared by Ashton Jenkins Mann, independent petroleum consultants. This report is available for inspection at CanArgo's principal executive offices during regular business hours. The reserve information in the table below has also been filed with the Oslo Stock Exchange.

      MILLION BARRELS                      OIL RESERVES -     PSC ENTITLEMENT
                                               GROSS            VOLUMES (1)
                                           --------------     ---------------

      Proved Developed                          4.0                 2.9
      Proved Undeveloped                        1.1                 0.8
                                               -----               -----
      TOTAL PROVEN                              5.1                 3.7
                                               =====               =====

      BILLION CUBIC FEET                   GAS RESERVES -     PSC ENTITLEMENT
                                               GROSS            VOLUMES (1)
                                           --------------     ---------------
      Proved Developed                         12.9                 3.9
      Proved Undeveloped                        3.9                 1.1
                                              ------               -----
      TOTAL PROVEN                             16.8                 5.0
                                              ======               =====

      ----------------
       (1) PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit. For PSC Entitlement Volume calculations only, only oil volumes have been assumed to be used to recover cumulative capital and operating costs.

Proved reserves are those reserves estimated as recoverable under current technology and existing economic conditions from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economically and technically successful in the subject reservoir. Proved reserves include proved developed reserves (producing and non-producing reserves) and proved undeveloped reserves.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

Uncertainties exist in the interpretation and extrapolation of existing data for the purposes of projecting the ultimate production of oil from underground reservoirs and the corresponding future net cash flows associated with that production. The estimating process requires educated decisions relating to the evaluation of all available geological, engineering and economic data for each reservoir. The amount and timing of cost recovery is a function of oil and gas prices. The oil and gas price used in the report by Ashton Jenkins Mann as of January 1, 2002 were $15.08 per barrel and $1.13 per mcf respectively. Having considered the geological and engineering data in the interpretation process, the Company believes with reasonable certainty that the stated proven reserves represent the estimated quantities of oil and gas to be recoverable in future years under existing operating and economic conditions. No independent reserves have been assessed for the West Rustavi field, and independent reserve estimates for other properties are described in the appropriate part of the text in this document.

PROCESSING, SALES AND CUSTOMERS

Georgian Oil built a considerable amount of infrastructure in and adjacent to the Ninotsminda field prior to entering into the production sharing contract with Ninotsminda Oil Company. That infrastructure, including initial processing equipment, is now used by Ninotsminda Oil Company.

The mixed oil, gas and water fluid produced from the Ninotsminda field wells flows into a two-phase separator located at the Ninotsminda field, where gas associated with the oil is separated. The oil and water mixture is then transported eleven kilometres in a pipeline to Georgian Oil's central processing facility at Sartichala for further treatment. The gas is transported to Sartichala in a separate pipeline where some is used for fuel and the rest is piped 34 kilometres to Rustavi where it is delivered to the Gardabani thermal power plant or other industrial consumers.

At Sartichala, the water is separated from the oil. Ninotsminda Oil Company then sells oil in this state to buyers at Sartichala for local consumption or transfers it by pipeline 20 kilometres to a railhead at Gatchiani primarily for export sales. At the railhead, the oil is loaded into railcars for transport to the Black Sea port of Batumi, Georgia, where oil can be loaded onto tankers for international shipment. Buyers transport the oil at their own risk and cost from the delivery points.

Ninotsminda Oil Company sells its oil directly to local and international buyers. In 2001, Ninotsminda Oil Company sold its oil production to three customers.

                     CUSTOMER                    PERCENT OF OIL REVENUE
        ----------------------------------       ----------------------
        Caspian Trading                                 63.8%
        Georgian American Oil Refinery (1)              23.5%
        MS                                              12.7%

In 2000, Ninotsminda Oil Company sold its oil production to three customers.

                     CUSTOMER                    PERCENT OF OIL REVENUE
        ----------------------------------       ----------------------
        Georgian American Oil Refinery (1)              54.4%
        MS                                              31.4%
        Caspian Trading                                 14.2%

In 1999, Ninotsminda Oil Company sold its production to five customers. Of these customers, three customers represented sales greater than 10% of oil revenue:

                     CUSTOMER                    PERCENT OF OIL REVENUE
        ----------------------------------       ----------------------
        Petrotrade                                      38.0%
        Georgian American Oil Refinery (1)              34.0%
        Sinan Madenchilik                               11.0%

-----------------
(1)   51% owned by CanArgo effective November 2000

Sales to both the domestic and international markets are based on the average of a number of quotations for dated Brent Mediterranean with an appropriate discount for transportation and other charges. Sales in 2001 were at an average discount of $6.29 to Brent, although this discount has been reduced to $4.41 in recent sales.

Prices for oil and natural gas are subject to wide fluctuations in response to a number of factors including:

o    global changes in the supply and demand for oil and natural gas;

o    actions of the Organization of Petroleum Exporting Countries

o    weather conditions;

o    domestic and foreign governmental regulations;

o    the price and availability of alternative fuels;

o    political conditions in the Middle East and elsewhere; and

o    overall economic conditions.

OTHER GEORGIAN LICENSES

Nazvrevi/Block XIII

In February 1998, CanArgo entered into a second production sharing contract with Georgian Oil and the State of Georgia. This contract covers the Nazvrevi and Block XIII areas of East Georgia, a 2,008 square kilometre exploration area adjacent to the Ninotsminda and West Rustavi fields and containing existing infrastructure. The agreement extends for twenty-five years. CanArgo is required to relinquish at least half of the area then covered by the production sharing contract, but not any portions being actively developed, at five year intervals commencing in 2003.

Under the production sharing contract, CanArgo pays all operating and capital costs. CanArgo first recovers its cumulative operating costs from production. After deducting production attributable to operating costs, 50% of the remaining production, considered on an annual basis, is applied to reimburse CanArgo for its cumulative capital costs. While cumulative capital costs remain unrecovered, the other 50% of remaining production is allocated on a 50/50 basis between Georgian Oil and CanArgo. After all cumulative capital costs have been recovered by CanArgo, remaining production after deduction of operating costs is allocated on a 70/30 basis between Georgian Oil and CanArgo respectively. Thus, while CanArgo is responsible for all of the costs associated with development of the Nazvrevi field, it is only entitled to receive 30% of production after cost recovery. The allocation of a share of production to Georgian Oil, however, relieves CanArgo of all obligations it would otherwise have to pay the Republic of Georgia for taxes and similar levies related to activities covered by the production sharing contract. Both Georgian Oil and CanArgo will take their respective shares of production under this production sharing contract in kind.

The first phase of the preliminary work programme under the Nazvrevi/Block XIII production sharing agreement involved primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies continue to be interpreted, with a view towards defining possible oil and gas prospects and exploration drilling locations. The cost of the seismic programme was approximately $1.5 million, and met the minimum obligatory work commitment under the contract. The second phase of the preliminary work programme under the Nazvrevi/Block XIII production sharing contract involves the drilling of one well, unless CanArgo decides to terminate the contract. As the Nazvrevi and Block XIII license is an exploration area and no discoveries have been made on this license, it is not possible to estimate the expenditures needed to discover and if discovered, produce commercial quantities of oil and gas.

Norio (Block XIc) and North Kumisi Blocks

In December 2000, CanArgo entered into a third PSC with the State of Georgia represented by Georgian Oil and the State Agency for Regulation of Oil and Gas Resources in Georgia. This agreement covers the Norio and North Kumisi blocks of East Georgia, a 1,542 square kilometre exploration area adjacent to the Ninotsminda, West Rustavi and Samgori fields. There are two existing oil fields on the Norio block, Norio and Satskhenisi which are relatively shallow fields and which have produced oil from the Miocene and Sarmatian sequences. The commercial terms of the production sharing agreement are similar to those of the Nazvrevi/Block XIII production sharing contract with the exception that after all cumulative capital costs have been recovered by CanArgo, remaining production after deduction of operating costs is allocated on a 60/40 basis between Georgian Oil and CanArgo respectively. Thus, while CanArgo is responsible for all of the costs associated with development of the Norio field, it is only entitled to receive 40% of production after cost recovery. CanArgo currently owns a 50% controlling interest in CanArgo Norio Limited with the remainder held by Georgian and other private investors.

The first phase of the preliminary work programme under the Norio and North Kumisi production sharing agreement involved primarily a seismic survey of a portion of the exploration area and the processing and interpretation of the data collected. The seismic survey has been completed, and the results of those studies have and will continue to be interpreted. In addition to the existing upper sequences, the potential of the blocks to produce from the Middle Eocene, Cretaceous and Upper Eocene are being assessed. The cost of the seismic programme was approximately $1.5 million.

The second phase of the preliminary work programme under the Norio and North Kumisi production sharing agreement is currently underway with the commencement in January 2002 of the first exploration well at an estimated cost of up to $4.2 million of which CanArgo's estimated share of costs is $3.0 million. CanArgo anticipates increasing its interest to over 60% in CanArgo Norio Limited through an increased level of funding of this well. This well completes the minimum work programme for the production sharing agreement. Other attractive prospects have also been identified on the blocks.

The Norio production sharing agreement provides Georgian Oil with a one time option to take up to a 15% participating interest in petroleum operations. The option period begins on submission of the first development plan and must be exercised within 180 days thereafter. To exercise the option, Georgian Oil must pay their pro rata share of back costs, bear a pro rata share of all future costs and expenses incurred from and after the date of submittal of the first development plan in proportion to the participating interest which it acquired through exercise of the option and execute a joint operating agreement.

The two shallow oilfields on the block (Norio and Satskhenisi) are currently producing small amounts of oil. These oilfields are currently being operated by Georgian Oil under permission from CanArgo, the licence holder. Georgian Oil takes the production from these fields as full payment for any costs. CanArgo is currently reviewing the potential for economic rehabilitation of these small fields, and if CanArgo wishes to proceed it could take over field operations and production forthwith. As the area in which CanArgo is currently drilling is an exploration area with no discoveries, it is not possible to estimate the expenditures needed to discover and if discovered, produce commercial quantities of oil and gas.

REFINING, MARKETING AND OTHER ACTIVITIES

CanArgo also engages in oil and gas marketing, refining and other activities in Georgia. Segment and geographical information including revenue from external customers, operating profit (loss) and total assets is incorporated herein by reference from note 15 to the consolidated financial statements. See also the information appearing under the section entitled "Segment Information" on page 32.

Georgian American Oil Refinery

In September 1998, CanArgo purchased for $1,000,000 a 12.9% equity interest in Georgian American Oil Refinery, a company which owns a small refinery located at Sartichala, Georgia. On November 12, 2000, CanArgo acquired a further 38.1% of the common stock of Georgian American Oil Refinery for Common Stock consideration valued at $1,666,575. On completion of the acquisition, CanArgo holds 51% of the common stock of Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition.

The refinery, which utilizes primarily refurbished American equipment, began operations in July 1998 and has a design capacity of approximately 4,000 barrels per day. Operating as a straight-run distillation unit it produces naphtha, diesel, fuel oil and kerosene. Further product expansion is possible with the addition of additives and or a catalytic reformer.

For much of 2001 and to date, the refinery has not been operating. Since its acquisition, sales from the refinery have been negatively impacted by the imposition of restrictions and subsequent excise tax on feedstock and refined products. Although in April 2001, new legislation addressing indigenous refining activities was passed by the Republic of Georgia that removed or reduced excise taxes on feedstock and refined product, the refinery has since experienced unexpected product quality concerns which has effectively curtailed the enhancement of the basic product stream into gasoline. As a result, the refinery can only produce straight distillation products such as naptha, diesel and mazut and not high octane gasoline as required by petrol stations. Due to the presence of excise tax on naphtha, there is limited economic demand for the product in Georgia, either as a feedstock for a separate refining company or for the blending with higher octane gasoline to produce "normal" grade gasoline for the local market.

In January 2002, GAOR entered into an agreement to lease the refinery for a nominal amount for 90 days to a third party in Georgia who intends to sell refined product from the refinery to an unrelated company that holds a reforming unit in Georgia. Should the test of the new reforming unit be successful, then further sales or other business arrangement between the two corporate entities may be sought, however, no assurance can be given that the test will be successful or that sales or a business arrangement could be reached on terms satisfactory to GAOR or its shareholders, including CanArgo. As a result of the uncertainty as to the ultimate recoverability of the carrying value of the refinery, CanArgo recorded in 2001 a write-down of the refinery's property, plant and equipment of approximately $3.5 million.

In 2001, Ninotsminda Oil Company sold approximately 49,055 barrels of oil to the refinery and in 2000 sold 136,400 barrels of oil to the refinery.

CanArgo Standard Oil Products

In December 2000, CanArgo expanded its downstream retail business in Georgia through an agreement to acquire an interest in several existing petrol stations and sites in Tbilisi. These stations and sites, together with several existing CanArgo stations, operate under the name "CanArgo Standard Oil Products", a Georgian company in which CanArgo owns a 50% controlling interest. Of the remaining 50%, 41.65% is held by Standard Oil Products, an unrelated third party entity, and 8.35% is held by an individual, Mr Levan Pkhakadze, who is one of the founders of Standard Oil Products and is an officer and director of CanArgo Standard Oil Products.

CanArgo originally moved into the retail gasoline sector in Georgia in April 2000 with the formation of CanArgo Standard Oil Products. The original objective of CanArgo was to create a premium chain of petroleum product outlets. In February 2002, CanArgo Standard Oil Products had 14 sites in operation with five further sites under construction. CanArgo Standard Oil Products has a total of 23 licences/sites in its portfolio and expects to have all locations in operation by the end of 2002.

CanArgo Standard Oil Products sells several different grades of petrol to a broad range of corporate and retail customers. No one customer purchases more than 10% of total sales.

Drilling Rigs and Associated Equipment

CanArgo owns several items of drilling equipment, and other related machinery which are primarily for use in its Georgian operations. These include three drilling rigs, pumping equipment and ancillary machinery. In addition CanArgo owns a mobile 3 megawatt duel fuel power plant. The rigs and related equipment are used in CanArgo's Georgian operations, and from time to time have also been leased out to other operators on a service basis.

OTHER EASTERN EUROPEAN PROJECTS

Stynawske Field, Western Region, Ukraine

In November 1996, CanArgo entered into a joint venture arrangement with the Ukrainian state oil company, Ukrnafta, for the development of the 24 square kilometre Stynawske field, located in Western Ukraine near the town of Stryv. CanArgo has a 45% interest in Boryslaw Oil Company, the joint venture entity, with Ukrnafta holding the remaining 55% interest. Ukrnafta retains rights to base production, representing a projection of what the Stynawske field would produce in the future, based on the physical plant and technical processes in use at the time of license grant, on a declining basis through 2001. The joint venture will be entitled to all incremental production above that declining base.

Under the terms of the license Boryslaw Oil Company holds in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. While negotiations continued on the transfer of the field, by the fall of 1999 it was apparent from the length and difficulty of the negotiations that significant uncertainty existed as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis. As a result, CanArgo recorded in the year ended December 31, 1999 an impairment charge of $5,459,793 against its investment in and advances to Boryslaw Oil Company. CanArgo's investment in the Stynawa field was the fourth and last significant project that was being developed by Fountain Oil Incorporated prior to the business combination between Fountain Oil Incorporated and CanArgo Oil & Gas Inc.

In December 2000, CanArgo reached agreement with Ukrnafta on certain commercial arrangements and for the transfer of field operations to Boryslaw Oil Company. To commence a three well workover programme (the Pilot Development Scheme), a $500,000 credit facility was established for Boryslaw Oil Company in 2001 and $550,000 advanced as a deposit against the facility. Workovers of two of the three wells in the workover programme commenced in 2001 and the results of these workovers is currently being assessed prior to a decision to proceed with a larger field development programme. At present, certain obligations must be met by June 2002 in order for

Boryslaw Oil Company to retain the field licence including the drilling of one new well. CanArgo is currently seeking an extension to the licence to allow a proper assessment of the workovers and development plans. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if an extension to the current licence cannot be obtained, it may be in breach of obligations it has with regard to the field license. This could place Boryslaw Oil Company's rights to the Stynawske field at risk and substantially reduce Boryslaw Oil Company's ability to repay amounts advanced to it by CanArgo under the credit facility and deposit.

The following table summarizes net hydrocarbon reserves for the Pilot Development Scheme for the Stynawske field. This information is derived from a report as of January 1, 2002 prepared by Ashton Jenkins Mann, independent petroleum consultants. This report is available for inspection at CanArgo's principal executive offices during regular business hours. The reserve information in the table below has also been filed with the Oslo Stock Exchange.


                                     OIL RESERVES -             CANARGO SHARE
      MILLION BARRELS                    GROSS                      (45%)
                                     --------------             -------------

      Proved Developed                    0.7                        0.3
      Proved Undeveloped                   --                         --
                                     --------------             -------------
      TOTAL PROVEN                        0.7                        0.3
                                     ==============             =============



                                     OIL RESERVES -             CANARGO SHARE
      BILLION CUBIC FEET                 GROSS                      (45%)
                                     --------------             -------------
      Proved  Developed                   4.1                        1.8
      Proved Undeveloped                   --                         --
                                     --------------             -------------
      TOTAL PROVEN                        4.1                        1.8
                                     ==============             =============

For information as to the definition of proved, proved producing and proved undeveloped reserves and considerations with respect to estimations of proved reserves, see the description of Ninotsminda reserves.

The oil and gas price used in the report by Ashton Jenkins Mann as of January 1, 2002 was $21.50 per barrel and $0.57 per mcf respectively. No assurance can be given that the projections included in the report by Ashton Jenkins Mann will be realized. The evaluation by Ashton Jenkins Mann represents the efforts of Ashton Jenkins Mann to predict the performance of the oil recovery project using their expertise and the available data at the effective date of their report.

CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At December 31, 2001, CanArgo had the contingent obligation to issue an aggregate of 187,500 shares of its common stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project.

Bugruvativske Field, Ukraine

In April 2001, CanArgo acquired approximately 82% (77% on a fully diluted basis) of the outstanding common shares of Lateral Vector Resources Inc. ("LVR") pursuant to an unsolicited offer to purchase all of its outstanding common shares. According to publicly available information at the time CanArgo made its offer in March 2001, LVR negotiated and concluded with Ukrnafta a Joint Investment Production Activity (JIPA) agreement in 1998 to develop the Bugruvativske Field in Eastern Ukraine. In July 2001, CanArgo completed the acquisition of the remaining outstanding common shares and LVR became a wholly owned subsidiary of CanArgo.

Prior to the acquisition of LVR, CanArgo had directed substantially all of its efforts and most of its available funds to the development of the Ninotsminda oil field in the Republic of Georgia and some ancillary activities closely related to the Ninotsminda field project. Since acquisition, CanArgo has attempted to reach a satisfactory investment and development agreement with Ukrnafta for the Bugruvativske field. Ukrnafta and LVR are required under the terms of the JIPA to make a total initial contribution of $2 million prior to December 31, 2000. LVR's portion of the initial contribution was $960,000, which it failed to make. Provided a satisfactory investment agreement can be reached and given available funding, CanArgo would intend to increase production from these fields by investing in both remedial workover activity and potential infill drilling, horizontal drilling and pressure maintenance utilising appropriate technologies.

Subject to the JIPA being brought into effect, and based on LVR's previous analysis of the field, independent estimates have been made of the reserve potential under the JIPA. The following table summarizes net hydrocarbon reserves for the JIPA on the Bugruvativske field. This analysis only includes incremental production. This information is derived from a report as of January 1, 2002 prepared by Ashton Jenkins Mann, independent petroleum consultants. This report is available for inspection at CanArgo's principal executive offices during regular business hours. The reserve information in the table below has also been filed with the Oslo Stock Exchange.


                                     JIPA OIL RESERVES -     CANARGO (LVR) SHARE
      MILLION BARRELS                      GROSS                   (44.64%)
                                     --------------------    -------------------
      Proved  Developed                     3.3                       1.5
      Proved Undeveloped                   14.0                       6.2
                                     --------------------    -------------------
      TOTAL PROVEN                         17.3                       7.7
                                     ====================    ===================

No associated gas reserves have been calculated. For information as to the definition of proved, proved producing and proved undeveloped reserves and considerations with respect to estimations of proved reserves see the description of Ninotsminda reserves.

The oil price used in the report by Ashton Jenkins Mann as of January 1, 2002 was $18.50 per barrel. No assurance can be given that the projections included in the report by Ashton Jenkins Mann will be realized. The evaluation by Ashton Jenkins Mann represents the efforts of Ashton Jenkins Mann to predict the performance of the oil recovery project using their expertise and the available data at the effective date of their report.

Both the Bugruvativske field and the Stynawske field in Western Ukraine are in the early stage of evaluation and development and are themselves relatively new to CanArgo and additional financing will be required to fully develop and exploit these fields. In addition, CanArgo is in the process of establishing its own operational and finance infrastructure in Ukraine. Establishment of this infrastructure may result in a diversion, temporary or otherwise, of time and other resources from other operating activities.

Potential Caspian Exploration Project

In May 1998, CanArgo led a consortium which submitted a bid in a tender for two large exploration blocks in the Caspian Sea, located off the shore of the autonomous Russian republic of Dagestan. The consortium was the successful bidder in the tender and was awarded the right to negotiate licenses for the blocks. Following negotiations, licenses were issued in February 1999 to a majority-owned subsidiary of CanArgo. During 1999 CanArgo concluded that it did not have the resources to progress this project. Accordingly, in November 1999, CanArgo reduced its interest to a 9.5% in exchange for $250,000 credit to CanArgo should additional financing or an equity partner be found for the project. Subsequent to this, a restructuring of interests in the project took place with CanArgo increasing its interest slightly to 10%, and with Rosneft, the Russian State owned oil company, becoming the majority owner of the project with 75.1%. Seismic was acquired as part of this restructuring, with CanArgo utilising its credit, and future plans include interpretation of this data and possible drilling.

SEGMENT INFORMATION

During the year ended December 31, 1999 CanArgo operated through one business segment, oil and gas exploration and production. In 2000, CanArgo expanded its oil and gas exploration and production activities to include the refining and marketing of crude oil and crude oil products. Operating revenues for the years ended December 31, 2001, 2000 and 1999 by business segment and geographical area were as follows:


                                  DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                      2001             2000            1999
                                 -------------   -------------    -------------
OPERATING REVENUES:

OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION
 Eastern Europe                   $  4,873,623    $  6,108,779      $  2,274,524
 Canada                                     --             --            219,088
                                 -------------   -------------    -------------
                                     4,873,623       6,108,779         2,493,612
REFINING AND MARKETING
 Eastern Europe                     10,203,252         661,880               --

INTERSEGMENT ELIMINATIONS             (906,545)             --               --
                                 -------------   -------------    -------------
TOTAL                             $ 14,170,330    $  6,770,659     $  2,493,612
                                 =============   =============    =============

In 2001, the Company sold its oil and gas production in Eastern Europe to five (2000 - five, 1999 - five) customers. In 2001 sales to three third party customers, Caspian Trading, MS and Rustavi Cement Plant represented 67%, 12% and 12% of oil and gas revenue respectively. In 2000 sales to three customers, Georgian American Oil Refinery, MS and Caspian Trading represented 43%, 25% and 14% of oil and gas revenue respectively. In 1999 sales to three customers, PetroTrade, Georgian American Oil Refinery and Sinan Madenchilik represented 38%, 34% and 11% of oil and gas revenue respectively.

Operating profit (loss) for the years ended December 31, 2001, 2000 and 1999 by business segment and geographical area were as follows:


                                  DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                      2001             2000            1999
                                 -------------   -------------    -------------
OPERATING PROFIT (LOSS):
OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION
 Eastern Europe                 $  (6,630,886)    $   871,896     $ (6,154,404)
 Canada                                    --              --           (7,926)
                                -------------   -------------    -------------
                                   (6,630,886)        871,896       (6,162,330)
REFINING AND MARKETING
 Eastern Europe                    (3,832,529)       (294,156)              --

CORPORATE AND OTHER EXPENSES       (4,793,047)     (2,974,791)      (1,957,020)
                                -------------   -------------    -------------
TOTAL                            $(15,256,462)   $ (2,397,051)    $ (8,119,350)
                                =============    ============    =============

As a result of application of the ceiling test limitation, CanArgo recorded a write-down in 2001 of oil and gas properties of $7,300,000. In 2001, refining assets and generating equipment were written-down to their estimated net realizable value by $3,359,795 and $500,000 respectively. The write-down of oil and gas properties and generating equipment was recorded in operating profit
(loss) for oil and gas, exploration and production. The write-down of refining assets was recorded in profit (loss) for refining and marketing activities.

Identifiable assets as of December 31, 2001 and 2000 by business segment and geographical area were as follows:

                                    DECEMBER 31,  DECEMBER 31,
                                        2001          2000
                                    -----------   -----------
CORPORATE
 Eastern Europe                     $ 3,926,930   $   695,909
 Western Europe (principally cash)    8,163,244    30,979,777
                                    -----------   -----------
TOTAL CORPORATE                      12,090,174    31,675,686
                                    -----------   -----------

OIL AND GAS EXPLORATION,
DEVELOPMENT AND PRODUCTION

                                    DECEMBER 31,  DECEMBER 31,
                                        2001          2000
                                    -----------   -----------
  Eastern Europe                     52,424,569    45,957,601

REFINING AND MARKETING
  Eastern Europe                      5,260,141     4,519,743

OTHER ENERGY PROJECTS

  Eastern Europe                      1,085,922       606,010
  Canada                                     --        90,364
                                    -----------   -----------
TOTAL OTHER ENERGY PROJECTS           1,085,922       696,374
                                    -----------   -----------
TOTAL IDENTIFIABLE ASSETS           $70,860,806   $82,849,404
                                    ===========   ===========

COMPETITION

The oil and gas industry is highly competitive. CanArgo encounters competition from other oil and gas companies in all phases of its operations, including:

o    the acquisition of producing properties;

o    obtaining scarce resources and services including oil field services; and

o    the sale of crude oil and refined products.

CanArgo's competitors include integrated oil and gas companies, independent oil and gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than CanArgo and which, in many instances, have been engaged in the energy business for a much longer time than CanArgo. Such competitors may be able to outperform CanArgo on a number of dimensions including:

o    development of information;

o    analysis of available information;

o ability to pay for productive oil and gas properties and exploratory prospects;

o commitment of resources to define, evaluate, bid for and purchase oil and gas properties and prospects;

o ability to operate refining activities at a lower cost per unit of throughput and to guarantee supply of refined products

o ability to source, transport and sell refined product at a lower cost per unit

In the competition to acquire oil and gas properties, CanArgo has and continues to rely substantially on the relationships its officers and directors have developed in the international oil and gas industry and in its areas of operation and interest. CanArgo's management believes that CanArgo's relatively small size has enabled it to consider projects that would be deemed to be too small for consideration by many larger competitors.

With respect to marketing and refining activities, several small refineries are believed to be in operation in Georgia which are not in compliance with Georgian requirements to remit excise tax on naptha sales. In addition, both unrefined and refined products are believed to be smuggled into Georgia which when processed or sold compete for market share with products sold by CanArgo. At the retail level, several large competitors such as Iber Company, Lukoil and TransExpress Ltd. compete with CanArgo Standard Oil Products at several levels including brand recognition, price and location.

GOVERNMENTAL AUTHORIZATIONS

CanArgo's business in Eastern Europe operates pursuant to licenses, concession agreements or other authorizations granted by the local governmental authorities. In the case of CanArgo's exploration and development activities, the most significant requirement of each license is the drilling of at least one well within a specified time in order to maintain the licence. These authorizations also impose various other requirements upon CanArgo, either directly or indirectly, however, they are not material and are usually administrative in nature. The failure to satisfy the requirements of any authorization could result in its termination or cancellation. In addition, as sovereign agencies, the governmental authorities that have granted authorizations may have greater power than private parties to terminate such authorizations arbitrarily. Loss of such authorizations could have a material adverse effect upon the financial condition, results of operations, cash flows and prospects of CanArgo.

ENVIRONMENTAL AND REGULATORY MATTERS

Under the terms of its three PSC's in Georgia CanArgo is responsible for site restoration and abandonment costs. The development of oil and gas fields and the production of hydrocarbons inherently involve environmental risks. These risks can be minimized, but not eliminated, through use of various engineering and other technological methods, and CanArgo intends to employ such methods to industry standards. The potential environmental problems are enhanced when the oil and gas development and production activities involve the rehabilitation of fields where the practices and technologies employed in the past have not embodied the highest standards then in effect, which has been the case in the Eastern European oil fields in which CanArgo has commenced operations.

Outside of the requirements of its three PSC's, the Petroleum Law is the primary legislation affecting CanArgo's activities in Georgia, although the Petroleum Law imposes no additional requirements above those already contained and adhered to in each individual PSC. CanArgo is also subject to various other national, provincial, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil, natural gas and refined products, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, imposing greater liability on a larger number of potentially responsible parties. In addition, CanArgo expects the trend towards more burdensome regulation of its business to result in increased costs and operational delays. CanArgo believes it has complied in all material respects with these laws and regulations. Because the requirements imposed by such laws and regulations are frequently changed, CanArgo is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. While CanArgo is currently not subject to any specific statutes or regulations outside of the various national, local and other laws and regulations to which it must comply, no assurance can be given that special regulations will not be enacted which could have a material effect on operations.

LEGAL PROCEEDINGS

CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring, developing and operating oil and gas properties and ventures. From time to time CanArgo and its operating subsidiaries may also be subject to legal proceedings in the ordinary course of business. At this time CanArgo is not party to any such material proceedings and no such proceedings are known by CanArgo to be contemplated by any governmental authority.

FUTURE STOCK ISSUANCES AND THE PROVISIONS OF DELAWARE LAW

As of August 31, 2002, we had 150,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized, of which 97,356,206 shares of common stock were outstanding. Our Board of Directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. In addition, the Board of Directors may designate the rights and privileges of a series of preferred stock, which rights and privileges may impair or impede a third party takeover of CanArgo. Holders of outstanding shares have no preemptive right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. In addition, the provisions of
Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by the company's Board of Directors.

THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS

The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market or economic conditions.

DIVIDENDS

We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.

EMPLOYEES

As of December 31, 2001, CanArgo had 235 full time employees. Of its full time employees, the entity acting as operator of the Ninotsminda oil field for Ninotsminda Oil Company has 114 full time employees, and substantially all of that company's activities relate to the production and development of the Ninotsminda field. CanArgo Standard Oil Products has 101 full time employees at its office and petrol stations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion should be read together with CanArgo's consolidated financial statements, which appear in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

In November and December 2000 respectively, CanArgo expanded its oil and gas exploration and development activities with the acquisition of a controlling interest in a refinery for common share consideration in the amount of $1,667,000 and investment in a chain of petrol stations all located in and around Tbilisi, the capital of Georgia. In April 2001, CanArgo acquired Lateral Vector Resources Inc. ("LVR") for total cash consideration of $3,421,000 which according to publicly available information at the time had concluded with Ukrnafta a Joint Investment Production Activity (JIPA) agreement to develop the Bugruvativske Field in Eastern Ukraine. Funding for the LVR acquisition was provided from existing cash resources.

As of December 31, 2001, CanArgo had working capital of $9,589,000, compared to working capital of $22,687,000 as of December 31, 2000. The $13,098,000 decrease in working capital from December 31, 2000 to December 31, 2001 is principally due to a reduction in cash as a result of cash used in operations, capital and operating expenditures.

Cash used in operations in 2001 was $11,500,000 compared to cash from operations in 2000 of $7,800,000 in 2000. Cash used in operations increased significantly due to the acquisition of LVR and the use of cash received from AES related to CanArgo's exploration programme in Georgia.

On February 12, 2002, CanArgo completed a private placement of 5,210,000 common shares at NOK 2.95 per share (approximately US$0.33 per share) to certain institutions and qualified purchasers for gross proceeds of approximately $1,719,000.

As of June 30, 2002, CanArgo had working capital of $2,866,000 compared to working capital of $9,589,000 as of December 31, 2001. The $6,723,000 decrease in working capital from December 31, 2001 to June 30, 2002 is principally due to a reduction in cash and prepayments related to capital expenditures on the Ninotsminda, Manavi and Norio projects.

As a result of unexpected mechanical difficulties drilling wells M11 and Norio 72 and delays in testing well N100, capital expenditures have exceeded initial estimates and production volumes available for sale are less than anticipated. These events have resulted in lower than expected cash resources from which CanArgo can continue its development activities in Georgia. In order to preserve available cash resources while still maintaining essential field operations and development activities in Georgia, a significant cost reduction plan is being implemented. Both direct project and general and administrative costs are to be reduced. CanArgo's management believes that these reductions together with a prepayment on the sale of crude oil, the selective sale of certain non-core assets including CanArgo's generator and a portion or all of CanArgo's drilling equipment should provide CanArgo the working capital necessary to cover CanArgo's immediate and near term funding requirements with respect to its activities in the Republic of Georgia. Provided funds are available, immediate and near term development plans include the completion of testing of well N10 and the continued drilling of wells M11 and Norio 72, two deep exploration wells. CanArgo has temporarily suspended further drilling of well M11 below its current casing point in order to fully review available technical data, and estimate the cost to complete the well. While drilling of well Norio 72 continues, completion of drilling of this well will be dependent upon partners continuing to fund their share of costs of this well and no new technical difficulties.

Existing cash and cash equivalents at June 30, 2002, are also not sufficient to adequately finance the immediate or near term development of the Bugruvativske field in Eastern Ukraine. Both the Bugruvativske field and the Stynawske field in Western Ukraine are in the early stage of evaluation and development and are themselves relatively new to CanArgo and additional financing will be required to fully develop and exploit these fields. In addition, CanArgo is in the process of establishing its own administrative and finance infrastructure in the Ukraine. Establishment of this infrastructure may result in a diversion, temporary or otherwise, of time and other resources from other operating activities.

According to publicly available information at the time of CanArgo's acquisition of LVR, LVR negotiated and concluded with Ukrnafta, the Ukrainian State Oil Company, a Joint Investment Production Activity (JIPA) agreement in 1998 to develop the Bugruvativske field in Eastern Ukraine. To date, neither of the parties has fulfilled their initial contribution requirements which may result in Ukrnafta exercising any rights it might have to terminate and cancel the Joint Investment Production Activity agreement. In addition, certain other aspects of Lateral Vector's interest in the field under the Joint Investment Production Agreement remain to be determined. We are presently in discussions with Ukrnafta regarding these matters and there is no assurance that such discussions will be successfully concluded. CanArgo is actively seeking to farm-out part of its interest in the JIPA in return to initiate the JIPA and begin development of the Bugruvativske field. Based on discussions to date, CanArgo believes that a farm-in partner would be willing to take an interest in the project, although no assurance can be given that a farm-in to the JIPA would be on attractive or acceptable terms.

In 2001 an agreement was reached to undertake a limited investment and development program by June 2002 in respect of Boryslaw Oil Company to increase production and to meet certain work commitments under the Stynawske field licence. These obligations have not been fully met, however, Boryslaw Oil Company is seeking modifications to the licence agreement to allow a proper assessment of the workovers and development plans completed to date. A repayment schedule of CanArgo's advances to Boryslaw Oil Company has also been agreed of which $120,000 was repaid by June 30, 2002. Boryslaw Oil Company has so far not been given notice by the Ukrainian licensing body of early termination of the license. CanArgo is actively seeking to farm-out part of its interest in Boryslaw Oil Company in return for finance to carry out the work programme. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if modifications to the current licence agreement cannot be obtained, it may be in breach of obligations it has with regard to the field license and an impairment charge against CanArgo's investment in and advances to Boryslaw Oil Company may be required.

While a considerable amount of infrastructure for the Ninotsminda, Bugruvativske and Stynawske fields has already been put in place, CanArgo cannot provide assurance that:

    o for the Bugruvativske and Stynawske fields, an adequate investment agreement and development plan can be put in place;
    o    funding of field development plans will be timely;
    o that development plans will be successfully completed or will increase production; or
    o that field operating revenues after completion of the development plan will exceed operating costs.

To pursue all of its existing projects CanArgo will require additional capital and while expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present be quantified. Additional capital will also be required in order to pursue new opportunities as they may arise from time to time. No budget currently exists for acquisitions. Potential sources of funds include additional equity, project financing, debt financing and the participation of other oil and gas entities in CanArgo's projects. Which type of funding may be used for any one or more particular project is yet to be determined but if accessed, any one of the various types of funding used may have a dilutive impact on the interest of existing shareholders. Based on CanArgo's past history of raising capital and continuing discussions including those with major stockholders, investment bankers and other institutions, CanArgo believes that such required funds may be available. However, there is no assurance that such funds will be available, and if available, will be offered on attractive or acceptable terms. No commitments for funding have been received.

Development of the oil and gas properties and ventures in which CanArgo has interests involves multi-year efforts and substantial cash expenditures. Full development of CanArgo's oil and gas properties and ventures will require the availability of substantial additional financing from external sources. CanArgo also may, where opportunities exist, seek to transfer portions of its interests in oil and gas properties and ventures to entities in exchange for such financing. CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo. There can also be no assurance that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interest of CanArgo, such entities and their respective stockholders or participants.

Ultimate realization of the carrying value of CanArgo's oil and gas properties and ventures will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo. Establishment of successful oil and gas operations is dependent upon, among other factors, the following:

    o mobilization of equipment and personnel to implement effectively drilling, completion and production activities;
    o achieving significant production at costs that provide acceptable margins;
    o reasonable levels of taxation, or economic arrangements in lieu of taxation in host countries; and
    o    the ability to market the oil and gas produced at or near world prices.

CanArgo has plans to mobilize resources and achieve levels of production and profits sufficient to recover the carrying value of its oil and gas properties and ventures. However, if one or more of the above factors, or other factors, are different than anticipated, these plans may not be realized, and CanArgo may not recover the carrying value of its oil and gas properties and ventures. CanArgo will be entitled to distributions from the various properties and ventures in which it participates in accordance with the arrangements governing the respective properties and ventures.

STATEMENT OF CASH FLOWS

Cash and cash equivalents decreased $23,806,000 from $29,697,000 at December 31, 2000 to $5,891,000 at December 31, 2001. The decrease was primarily due to the cost of the Cretaceous exploration programme currently underway in Georgia, workovers, expansion of marketing activities and the acquisition of LVR. The December 2000 closing cash position was high due to the timing of proceeds received from the 2000 private placements.

Cash and cash equivalents decreased by $2,822,000 to $3,069,000 at June 30, 2002 from $5,891,000 at December 31, 2001. The decrease was primarily due to the cost of the Manavi and Norio exploration programmes currently underway in Georgia.

Operating Activities

Net cash used in operating activities in the year ended December 31, 2001 was $11,509,000 compared to net cash generated from operating activities in 2000 of $7,765,000. Cash used in operating activities increased primarily due to the use of cash received from AES Gardabani with respect to its participation in a three well exploration programme, increases in accounts receivable and decreases in accounts payable.

Net cash generated by operating activities in the six month period ended June 30, 2002 was $1,972,000 compared to net cash used in operating activities in the six month period ended June 30, 2001 of $6,150,000. Cash generated by operating activities increased primarily due to the use in 2001 of cash received from AES Gardabani with respect to its participation in a three well exploration programme.

Accounts receivable increased from $395,000 at December 31, 2000 to $2,097,000 at December 31, 2001. The increase is primarily a result of accounts receivable generated from oil, natural gas and refined product sales in 2001, rental income due from the lease of one of CanArgo's drilling rigs to a third party and $1,000,000 due from AES Gardabani relating to the announced termination of their participation in a planned three well exploration programme in the Republic of Georgia. Formal documentation, while completed, is not binding until such time as payment of the $1,000,000 termination fee is made. Should AES Gardabani not comply with the terms of the Termination Agreement, then CanArgo may at its sole option seek further compensation from AES for the full amount of AES's share of exploration costs under the original Participation Agreement. Prior to the announcement of the termination of the Participation Agreement, AES owed approximately $2,725,000 for its share of costs to January 31, 2002. The residual balance of $1,725,000 has been classified within unproved oil and gas properties.

Accounts receivable decreased by $1,013,000 to $1,084,000 at June 30, 2002 from $2,097,000 at December 31, 2001. The decrease is primarily a result of the receipt of $1,000,000 from AES relating to the termination of AES's participation in a three well exploration programme, an increase in allowance for a doubtful debt of $275,000 generated from gas sales to the Rustavi Plant in Georgia, offset partially by accounts receivable related to rental income generated in 2002.

Prepayments and other current assets increased from $686,000 at December 31, 2000 to $2,236,000 at December 31, 2001 primarily as a result of increased prepaid expenditures to suppliers related to the Cretaceous and Norio exploration programmes.

Prepayments decreased by $1,834,000 to $402,000 at June 30, 2002 from $2,236,000 at December 31, 2001 primarily as a result of receipt of materials and services related to CanArgo's exploration activities transferred to capital assets in the period. This decrease is included in the statement of cash flows as an investing activity.

Other currents assets increased from $201,000 at December 31, 2000 to $733,000 at December 31, 2001 as a result of the reclassification of power generating equipment held for resale as a current asset.

Inventory decreased from $696,000 at December 31, 2000 to $584,000 at December 31, 2001 primarily as result of the sale of refined product inventory following the suspension of operations at Georgian American Oil Refinery. At December 31, 2001, the majority of inventory relates to approximately 77,000 barrels of oil held in storage by Ninotsminda Oil Company at December 31, 2001 for sale to the Georgian domestic, region or international market.

Inventory decreased by $261,000 to $323,000 at June 30, 2002 from $584,000 at December 31, 2001 primarily as result of the sale of oil by Ninotsminda Oil Company from storage. Approximately 18,000 barrels of oil were held in storage by Ninotsminda Oil Company at June 30, 2002 for sale to the Georgian domestic, region or international market.

Accounts payable decreased to $1,069,000 at December 31, 2001 from $2,630,000 at December 31, 2000 primarily as a result of payments in 2001 of liabilities at December 31, 2000 related to the 2000 Norio seismic programme. To fund construction of new petrol stations in Georgia, bank loans by CanArgo Standard Oil Products in Tbilisi, Georgia were drawn at an effective interest rate of 18% per annum, repayable over two years. Accrued liabilities decreased to $400,000 at December 31, 2001 from $409,000 at December 31, 2000 as identified in note 7 to the consolidated financial statements.

Accounts payable increased by $641,000 to $1,710,000 at June 30, 2002 from $1,069,000 at December 31, 2001 due to an increase in payables relating to petrol station construction activity.

Advances from joint venture partner decreased to nil at December 31, 2001 compared to $5,889,000 at December 31, 2000 as capital expenditures were incurred under the proposed three well exploration programme with AES Gardabani in the Republic of Georgia. In 2002 the Participation Agreement with AES Gardabani was terminated and the agreed settlement amount of $1,000,000 is included in accounts receivable at December 31, 2001.

Investing Activities

Net cash used in investing activities increased to $22,178,000 in the year ended December 31, 2001 from $12,858,000 in the year ended December 31, 2000. The increase in cash used in investing activities was primarily due to capital expenditures related to the Ninotsminda field and the acquisition of LVR.

Net cash used in investing activities decreased to $6,983,000 in the six month period ended June 30, 2002 from $14,050,000 in the six month period ended June 30, 2001. The decrease in cash used in investing activities was primarily due to a greater number of workovers in the first half of 2001 compared to 2002 and the acquisition in the first half of 2001 of LVR.

Capital assets, net increased from $50,477,000 at December 31, 2000 to $57,685,000 at December 31, 2001, primarily as a result of investment of $15,739,000 in capital assets including oil and gas properties and equipment, principally related to the Ninotsminda field. Capital assets also increased as a result of construction of new petrol stations and the acquisition of LVR and CanArgo Power in April 2001. During 2001, CanArgo wrote down its oil and gas properties in the Ninotsminda field by an aggregate $7,300,000 on application of the full cost ceiling test as a result of a decline in Brent oil prices at December 31, 2001, lower reserve quantities following production declines in 2001 and reduced development plans. If oil prices or production levels further decline, CanArgo may experience additional impairment of this property. As a result of both product stability and continued difficulties addressing excise taxes on refined products, refinery and related equipment was written-down by $3,360,000 to reflect, under current conditions, the estimated net recoverable amount of the refinery. While efforts to change the current excise tax regime as well other opportunities to utilize the refinery are being pursued, no assurance can be given that these activities will be successful. CanArgo further wrote-down during 2001, other oil and gas related equipment by $500,000 following a decision to dispose of a power generating unit which CanArgo has identified as surplus to its existing requirements. This write-down is classified in the statement of operations within Impairment of other assets.

Capital assets, net increased to $65,613,000 at June 30, 2002 from $57,685,000 at December 31, 2001, primarily as a result of investment of $9,183,000 in capital assets including oil and gas properties and equipment, principally related to the Ninotsminda and Norio fields.

Investments in and advances to oil and gas and other ventures, net increased from $696,000 at December 31, 2000 to $1,086,000 at December 31, 2001. The
increase is primarily due to advances to Boryslaw Oil Company of $550,000 relating to a three well workover programme on the Stynawske field and investment in two petrol station sites in which CanArgo Standard Oil Products Ltd. has a 50% joint interest. These investments were partially offset by the sale in April 2001 of CanArgo's investment in Uentech and the purchase of a 50% interest in CanArgo Power resulting in CanArgo Power becoming a wholly owned subsidiary of CanArgo.

Investments in and advances to oil and gas and other ventures, net decreased to $810,000 at June 30, 2002 from $1,086,000 at December 31, 2001. The decrease reflects repayments by Boryslaw Oil Company of CanArgo's advances in 2001 and the purchase and subsequent consolidation of a petrol station that CanArgo previously had a 50% non-controlling interest in. This was partially offset by an increase in equity income related to CanArgo's investment in Boryslaw Oil Company.

Financing Activities

Cash from financing activities decreased to $9,881,000 for the year ended December 31, 2001 from $31,143,000 for the year ended December 31, 2000 due primarily to fewer sales of common stock partially offset by an increase in advances from minority shareholders.

Cash from financing activities increased to $2,188,000 for the six month period ended June 30, 2002 from $1,807,000 for the six month period ended June 30, 2001 due primarily to the proceeds from the sale of common stock in 2002.

In July 2001, CanArgo closed a private placement of 16,057,765 new shares at NOK
4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers. Gross proceeds from the placement were some NOK 68 million (approximately US$7.2 million). From the net proceeds, CanArgo was required to pay subscribers to the private placement a cash fee of 3.33% of the purchase price of their shares for each full 30 day period after closing until a registration statement registering such shares was declared effective by the Securities and Exchange Commission. The cash fee paid was 3.33% of the purchase price.

On February 12, 2002, CanArgo completed an offering of 5,210,000 common shares at NOK 2.95 per share (approximately US$0.33 per share) to certain institutions and qualified purchasers for gross proceeds of approximately $1,762,000 in transactions intended to qualify for an exemption from registration under the Securities Act of 1933 afforded by Regulation S promulgated thereunder.

Long term debt decreased by $144,000 to $370,000 at June 30, 2002 from $514,000 at December 31, 2001. The decrease in long term debt is due to repayments in the period of the credit facility and reclassification of long term debt as current.

Minority shareholder advances increased due to the receipt of $450,000 in 2001 on issuance of convertible loans from the other 50% shareholders of CanArgo's subsidiary, CanArgo Norio Limited ("Norio"). Minority shareholder advances increased by $476,000 to $926,000 at June 30, 2002 from $450,000 at December 31,
2001 due to the receipt of convertible loans future shareholders of CanArgo's subsidiary, CanArgo Norio Limited ("Norio"). The cash amount received represents part of the future shareholders share of the cost of drilling an exploration well under the Norio and North Kumisi production sharing agreement ("PSA"). CanArgo anticipates increasing its interest to over 60% in CanArgo Norio Limited through an increased level of funding of this well.

The convertible loans are non interest bearing and will convert into ordinary share capital of CanArgo Norio Limited 30 days after the final cost of the well is known. It is at this point when the final ownership interest in CanArgo Norio Limited will be determined and consequently the $926,000 received at June 30, 2002 and any subsequent advances from the future shareholders towards the cost of the well will be reclassified as minority interest.

Minority interest in subsidiaries increased to $1,531,000 at December 31, 2001 compared to $1,394,000 at December 31, 2000 primarily as a result of expansion of CanArgo Standard Oil Products in Tbilisi, Georgia and related investment of $1,932,000 by CanArgo's partners in this venture.

Minority interest in subsidiaries increased to $1,617,000 at June 30, 2002 compared to $1,531,000 at December 31, 2001 due to minority interest shareholders share of income in the period. CanArgo consolidates its 50% interest in CanArgo Standard Oil Products as it has the ability to control the strategic operating and financial activities of the joint venture.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL TERMS

Our principal business and assets are derived from production sharing contracts in the Republic of Georgia. The legislative and procedural regimes governing production sharing contracts and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties.

Our production sharing contracts and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts. However the Norio (Block XIc) and North Kumisi Production Sharing Agreement was concluded after enactment of the Petroleum Law, and under the terms and conditions of this legislation.

To confirm that the Ninotsminda production sharing contract and the mineral usage license issued prior to the introduction in 1999 of the Petroleum Law were validly issued, in connection with its preparation of the Convertible Loan Agreement with us, the International Finance Corporation, an affiliate of the World Bank received in November 1998 confirmation from the State of Georgia, that among other things:

    o The State of Georgia recognizes and confirms the validity and enforceability of the production sharing contract and the license and all undertakings the State has covenanted with Ninotsminda Oil Company thereunder;

    o the license was duly authorized and executed by the State at the time of its issuance and remained in full force and effect throughout its term; and

    o the license constitutes a valid and duly authorized grant by the State, being and remaining in full force and effect as of the signing of this confirmation and the benefits of the license fully extend to Ninotsminda Oil Company by virtue of its interest in the license holder and the contractual rights under the production sharing contract.

Despite this confirmation and the grandfathering of the terms of our production sharing contract in the Petroleum Law, subsequent legislative or other governmental changes could conflict with, challenge our rights or otherwise change current operations under the production sharing contract.

CanArgo has contingent obligations and may incur additional obligations, absolute or contingent, with respect to the acquisition and development of oil and gas properties and ventures in which it has interests that require or may require CanArgo to expend funds and to issue shares of its Common Stock. At December 31, 2001, CanArgo had a contingent obligation to issue 187,500 shares of common stock to a third party upon satisfaction of conditions relating to the achievement of specified Stynawske field project performance standards. As CanArgo develops current projects and undertakes other projects, it could incur significant additional obligations.

Current drilling obligations with respect to CanArgo's oil and gas properties include under the second phase of the preliminary work programme for the Norio and Nazvrevi/Block XIII production sharing contracts, the drilling of one well, unless CanArgo decides to terminate the contracts. The second phase of the preliminary work programme under the Norio and North Kumisi production sharing agreement is currently underway with the commencement in January 2002 of the first exploration well at an estimated cost of up to $4.2 million of which CanArgo's estimated share of costs is $3.2 million.

In 2001 an agreement was reached to undertake a limited investment and development program by June 2002 in respect of Boryslaw Oil Company to increase production and to meet certain work commitments under the Stynawske field licence. These obligations have not been fully met, however, Boryslaw Oil Company is seeking modifications to the licence agreement to allow a proper assessment of the workovers and development plans completed to date. A repayment schedule of CanArgo's advances to Boryslaw Oil Company has also been agreed of which $120,000 was repaid by June 30, 2002. Boryslaw Oil Company has so far not been given notice by the Ukrainian licensing body of early termination of the license. CanArgo is actively seeking to farm-out part of its interest in Boryslaw Oil Company in return for finance to carry out the work programme. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if modifications to the current licence agreement cannot be obtained, it may be in breach of obligations it has with regard to the field license and an impairment charge against CanArgo's investment in and advances to Boryslaw Oil Company may be required.

The shareholders agreement with the other shareholder of Norio calls for a bonus payment of $800,000 to be paid by CanArgo should commercial production be obtained from the Middle Eocene or older strata and a second bonus payment of $800,000 should production from the Block from the Middle Eocene or older strata exceed 250 tonnes of oil per day over any 90 day period.

In August 2002, Ninotsminda Oil Company entered into a 12 month crude oil sales agreement to sell its monthly share of oil produced under the Ninotsminda production sharing contract. As security for payment the buyer will pay to Ninotsminda Oil Company $1 million to be repaid by Ninotsminda Oil Company at the end of the twelve month period through the delivery of additional crude oil equal to the value of the security. Under the agreement, crude oil will be sold at dated Brent less a fixed discount per barrel depending on the Brent price. The discount ranges from a minimum of $6.00 per barrel when dated price is less than $15.00 per barrel to a maximum $7.50 per barrel when dated Brent is greater than $25.01 per barrel.

A commercial contract was in place as at December 31, 2001 where Ninotsminda Oil Company was obliged to deliver oil to a customer. This oil was available in storage as at December 31, 2001 and was delivered to the customer in January 2002.

RESULTS OF OPERATIONS

Six Month Period Ended June 30, 2002 Compared to Six Month Period Ended June 30, 2001

CanArgo recorded operating revenue of $7,117,000 during the six month period ended June 30, 2002 compared with $6,561,000 for the six month period ended June 30, 2001. The increase is attributable to rental of CanArgo equipment in Georgia, offsetting declines in oil and gas and refining and marketing revenues.

Ninotsminda Oil Company generated $2,410,000 of revenue in the six month period ended June 30, 2002 compared with $2,618,000 for the six month period ended June 30, 2001. Its net share of the 142,684 (788 barrels per day) of gross oil production for sale from the Ninotsminda field in the period amounted to 92,745 barrels. In the period 59,282 barrels of oil were removed from storage and sold. For the six month period ended June 30, 2001 Ninotsminda Oil Company's net share of the 232,186 barrels (1,283 barrels per day) of gross production was 140,140 barrels. The decline in production is due to limited workover investment resulting in a natural reservoir rate of decline.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. Net sale prices for Ninotsminda oil sold during the first half of 2002 averaged $15.85 per barrel as compared with an average of $19.15 per barrel in the first half of 2001. Its net share of the 68,435 mcf of gas delivered was 44,483 mcf at an average net sale price of $1.22 per mcf of gas. For the six month period ended June 30, 2001, Ninotsminda Oil Company's net share of the 692,700 mcf of gas delivered was 450,250 mcf at an average net sales price of $1.15 per mcf of gas. Gas deliveries for the six months ended June 30, 2002 declined significantly due to lower oil and gas production and the temporary shutdown by AES of its thermal power generating station following an accident at the facility. Although AES has now re-opened, its demand for gas is too great for CanArgo to meet from current production.

Refining and marketing revenues for the six month period ended June 30, 2002 relate solely to CanArgo Standard Oil Products petrol stations. With regard to the refinery owned by Georgian American Oil Refinery, currently only naptha, diesel and mazut can currently be produced and of these products, an excise tax on naptha sales remains in place. As a result of these taxes and the local market for naptha in the Republic of Georgia, CanArgo deemed production of naptha as commercially uneconomic and suspended refining activity in the fourth quarter of 2001. In 2002 CanArgo entered into a short-term lease of the refinery to a third party for nominal revenue. During the lease period, all operating costs of the refinery were borne by the lessee. This lease expired in May 2002 and a new lease has not been identified. CanArgo continues to monitor demand for product produced by the refinery and is seeking changes to the legislation in support of indigenous refining activities, although no assurance can be given that such changes can be made. The refinery is now in a care and maintenance condition and $125,000 has been accrued with respect to closing costs including severance.

Operating loss for the six month period ended June 30, 2002 was $1,144,000 compared with an operating loss of $2,100,000 for the corresponding period in 2001. The decrease in operating loss is attributable primarily to marketing activity and profit generated from rental of CanArgo equipment. No new equipment rental contracts have been signed and accordingly this revenue is anticipated to drop sharply in the second half of 2002.

Field operating expenses decreased to $879,000 for the six month period ended June 30, 2002 as compared to $1,113,000 for the six month period ended June 30, 2001. The decrease is primarily a result of decreased activity at the Ninotsminda field offset partially by costs relating to sales of oil from storage in the first half of the year. Purchases of crude oil and products decreased to $2,572,000 for the six month period ended June 30, 2002 as compared to $2,629,000 for the six month period ended June 30, 2001. The decrease relates to the suspension of refining activity in the fourth quarter of 2001 partially offset by increased operating activity by CanArgo Standard Oil Products.

Refinery operating expenses were nil for the six month period ended June 30, 2002 as compared to $197,000 for the six month period ended June 30, 2001 resulting from refining activity being suspended.

Direct project costs increased to $982,000 for the six month period ended June 30, 2002, from $571,000 for the six month period ended June 30, 2001, reflecting additional cost associated with the rental by others of CanArgo equipment.

General and administrative costs increased to $2,485,000 for the six month period ended June 30, 2002, from $2,048,000 for the six month period ended June 30, 2001 due to an allowance for doubtful accounts of $275,000 from previous gas sales, an accrual for $125,000 with respect to closure costs including severance at the refinery and more corporate activity.

The decrease in depreciation, depletion and amortization expense to $1,343,000 for the six month period ended June 30, 2002, from $2,102,000 for the six month period ended June 30, 2001 is attributable principally to lower production from the Ninotsminda oil field.

CanArgo recorded net other income of $37,000 for the six months ended June 30, 2002, as compared to other income of $549,000 during the six months ended June 30, 2001 as a result of lower cash balances in 2002 and interest expense on its credit facility in Georgia.

Equity income from investments increased to $91,000 for the six month period ended June 30, 2002 from $29,000 for the six month period ended June 30, 2001 as a result of equity income from production and sales of crude oil by Boryslaw Oil Company.

The net loss of $1,204,000 or $0.01 per share for the six month period ended June 30, 2002 compares to a net loss of $1,530,000, or $0.02 per share for the six month period ended June 30, 2001. The weighted average number of common shares outstanding was substantially higher during the six month period ended June 30, 2002 than during the six month period ended June 30, 2001, due in large part to private placements in July 2001, February and May 2002.

Three Month Period Ended June 30, 2002 Compared to Three Month Period Ended June 30, 2001

CanArgo recorded operating revenue of $2,871,000 during the three month period ended June 30, 2002 compared with $2,964,000 for the three month period ended June 30, 2001. The decrease is due to declines in oil and gas and refining and marketing revenues.

Ninotsminda Oil Company generated $793,000 of revenue in the three month period ended June 30, 2002. Its net share of the 69,310 barrels (753 barrels per day) of gross oil production for sale from the Ninotsminda field in the period amounted to 45,052 barrels. An additional 7,200 barrels of oil were removed from storage and sold in the period. For the three month period ended June 30, 2001, Ninotsminda Oil Company's net share of the 101,230 barrels (1,112 barrels per day) of gross production was 60,380 barrels. The decline in production is due to limited workover investment resulting in a natural reservoir rate of decline.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. Net sale prices for Ninotsminda oil sold during the second quarter of 2002 averaged $15.18 per barrel as compared with an average of $19.49 per barrel in the second quarter of 2001. Its net share of the 41,000 mcf of gas delivered was 26,000 mcf at an average net sale price of $1.25 per mcf of gas. For the three month period ended June 30, 2001, Ninotsminda Oil Company's net share of the 238,000 mcf of gas delivered was 154,700 mcf at an average net sales price of $1.18 per mcf of gas.

Refining and marketing revenues for the three month period ended June 30, 2002 relate solely to CanArgo Standard Oil Products petrol stations. With regard to the refinery owned by Georgian American Oil Refinery , currently only naptha, diesel and mazut can currently be produced and of these products, an excise tax on naptha sales remains in place. As a result of these taxes and the local market for naptha in the Republic of Georgia, CanArgo deemed production of naptha as commercially uneconomic and suspended refining activity in the fourth quarter of 2001. In 2002 CanArgo entered into a short-term lease of the refinery to a third party for nominal revenue which expired in

May 2002. During the lease period, all operating costs of the refinery were borne by the lessee. This lease expired in May 2002 and a new lease has not been identified. CanArgo continues to monitor demand for product produced by the refinery and is seeking changes to the legislation in support of indigenous refining activities, although no assurance can be given that such changes can be made. The refinery is now in a care and maintenance condition and $125,000 has been accrued with respect to closing costs including severance.

CanArgo had $155,000 revenue from equipment rentals in the second quarter of 2002 compared to nil revenue from equipment rentals for the three month period ended June 30, 2001.

The operating loss for the three month period ended June 30, 2002 amounted to $1,494,000 compared with an operating loss of $1,454,000 for the corresponding period in 2001. The increase in operating loss is attributable primarily to increased general and administrative cost and lower refining and marketing income, offset partially by a reduced depreciation, depletion and amortization charge in the period.

Field operating expenses decreased to $283,000 for the three month period ended June 30, 2002 as compared to $611,000 for the three month period ended June 30, 2001. The decrease is primarily a result of decreased activity at the Ninotsminda field.

Purchases of crude oil and products of $1,530,000 for the three month period ended June 30, 2002 as compared to $1,472,000 for the three month period ended June 30, 2001 relate to increased operating activities of CanArgo Standard Oil Products.

Refinery operating expenses were nil for the three month period ended June 30, 2002 as compared to $77,000 for the three month period ended June 30, 2001 resulting from refining activity being suspended.

Direct project costs increased to $352,000 for the three month period ended June 30, 2002, from $322,000 for the three month period ended June 30, 2001 reflecting additional cost associated with the rental by others of CanArgo equipment.

General and administrative costs increased to $1,655,000 for the three month period ended June 30, 2002, from $1,020,000 for the three month period ended June 30, 2001. The increase is primarily attributable to an allowance for a doubtful accounts of $275,000 from previous gas sales, an accrual for $125,000 with respect to closure costs including severance at the refinery and the under accrual of corporate costs in the first quarter subsequently recorded in the second quarter.

The decrease in depreciation, depletion and amortization expense to $544,000 from $917,000 for the three month period ended June 30, 2002 is attributable principally to lower production from the Ninotsminda field.

The equity income from investments increased to $99,000 for the three month period ended June 30, 2002, from $66,000 for the three month period ended June 30, 2001 as a result of equity income from production and sales of crude oil by Boryslaw Oil Company.

CanArgo recorded net other income of $181,000 for the three months ended June 30, 2002, as compared to other income of $199,000 during the three months ended June 30, 2001. The principal reason for the decrease is lower interest income on cash balances partially offset by higher equity income from investments and foreign exchange gains in the second quarter.

The net loss of $1,291,000 or $0.01 per share for the three month period ended June 30, 2002 compares to a net loss of $1,203,000, or $0.02 per share for the three month period ended June 30, 2001. The weighted average number of common shares outstanding was substantially higher during the three month period ended June 30, 2002 than during the three month period ended June 30, 2001, due in large part to private placements in July 2001, February 2002 and May 2002.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

CanArgo recorded operating revenue of $14,778,000 during the year ended December 31, 2001 compared with $7,136,000 for the year ended December 31, 2000. The increase is primarily due to refining and marketing revenue from Georgian American Oil Refinery and CanArgo Standard Oil Products.

Ninotsminda Oil Company generated $3,967,000 of oil and gas revenue in the year ended December 31, 2001. Its net share of the 414,000 barrels (1,133 barrels per day) of gross oil production for sale from the Ninotsminda field in the period amounted to 247,179 barrels. In 2001, 38,731 barrels of oil were added to storage. For the year ended December 31, 2000, Ninotsminda Oil Company's net share of the 479,000 barrels (1,312 barrels per day) of gross oil production was 245,947 barrels.

Ninotsminda Oil Company's entire share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. Net sale prices for Ninotsminda oil sold during 2001 averaged $19.43 per barrel as compared with an average of $20.14 per barrel in 2000. Its net share of the 1,110,390 thousand cubic feet (mcf) of gas delivered was 721,754 mcf at an average net sale price of $1.14 per mcf of gas. For the year ended December 31, 2000, Ninotsminda Oil Company's net share of the 1,764,000 mcf of gas delivered was 1,146,000 mcf at an average net sales price of $1.16 per mcf of gas.

Refining and marketing revenue for the year ended December 31, 2001 relates to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products. In 2001, sales from the refinery continued to be nominal following the imposition of restrictions and subsequent excise tax on feedstock and refined product. Although in April 2001 new legislation addressing indigenous refining activities was passed by the Republic of Georgia that removed or reduced excise taxes on feedstock and refined product, the refinery has since experienced unexpected technical difficulties which have effectively curtailed the production of gasoline. As a result, only naphtha, diesel and mazut can currently be produced by the refinery and of these products, an excise tax on naphtha sales remains in place. Due to these taxes, production of naphtha is currently commercially uneconomic and refining activity has been suspended. CanArgo has initiated discussions with authorities in the Republic of Georgia to remove or reduce the excise tax to a level that would support the recommencement of refining operations. While CanArgo believes from discussions to date that such changes are possible, no assurance can be given that any such changes will be made. As a result, CanArgo recorded a write-down of $3,360,000 to reflect, under current conditions, the estimated net recoverable amount of the refinery.

CanArgo had revenue from equipment rentals in 2001 of $608,000 compared to other revenue from equipment rentals of $365,000 for the year ended, December 31, 2000. In September 2001, CanArgo entered into an agreement to provide drilling services to a third party using one of CanArgo's rigs. Commercial drilling operations commenced in October 2001 and continued through February 2002.

The operating loss for the year ended December 31, 2001 amounted to $15,256,000 compared with an operating loss of $2,397,000 for 2000. The increase in operating loss is attributable primarily to the impairment of oil and gas properties of $7,300,000, impairment of refinery assets of $3,860,000, lower oil and gas revenue of $2,141,000 as a result of lower production and significant increases in operating and corporate activity.

Field operating expenses increased to $1,568,000 ($4.27 per BOE) for the year ended December 31, 2001 as compared to $1,287,000 ($2.95 per BOE) for 2000. The increase is primarily a result of increased activity at the Ninotsminda field. Operating costs per BOE increased as day to day field operations in Georgia include a proportionately higher fixed to variable cost component combined with lower production rates.

Purchases of crude oil and products and refinery operating expenses of $7,627,000 and $791,000 respectively for the year ended December 31, 2001 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products. The increase is due to a full year of consolidation of these activities in 2001.

Direct project costs increased to $1,300,000 for the year ended December 31, 2001, from $738,000 for the year ended December 31, 2000, reflecting project cost associated with an agreement to provide drilling services to a third party using CanArgo rig equipment, increased activity within Georgia, reestablishment of activity with respect to the license Boryslaw Oil Company holds in the Stynawske field, Ukraine and the acquisition of LVR.

LVR negotiated and concluded a Joint Investment Production Activity (JIPA) agreement in 1998 to develop the Bugruvativske field in eastern Ukraine together with Ukrnafta. CanArgo believes that under the terms of this JIPA, LVR has certain rights to incremental production from the field. Ukrnafta and LVR are required under the terms of the JIPA to make a total initial contribution of $2 million prior to December 31, 2000. LVR's portion of the initial contribution was $960,000, which it failed to make. Furthermore, until such time as an investment agreement and valuation of the assets to be contributed by Ukrnafta is completed and accepted by LVR, LVR is not entitled to any of this production and any sharing of future production is to be determined after consideration of base oil. CanArgo is presently evaluating LVR's interest and obligations under the JIPA and information regarding the field, and is in discussions with Ukrnafta to resolve these and other open issues under the JIPA. There is no assurance as to whether such discussions will be successfully completed or, if completed, on what terms.

Selling, general and administrative costs increased to $4,221,000 for the year ended December 31, 2001, from $3,055,000 for the year ended December 31, 2000. The increase is primarily attributable to significant increased operating and corporate activity, higher costs attributed to the London office following the move of administrative and finance functions from Calgary to London in 2000, an allowance for $200,000 against a potential bad debt and general and administrative costs of $746,000 related to refining and marketing activities.

The decrease in depreciation, depletion and amortization expense to $3,351,000 for the year ended December 31, 2001 from $3,876,000 for the year ended December 31, 2000 is attributable principally to lower depletion resulting from lower sales of oil and gas during the year.

During 2001, CanArgo wrote down its oil and gas properties in the Ninotsminda field by an aggregate $7,300,000 on application of the full cost ceiling test as a result of a decline in Brent oil prices at December 31, 2001, lower reserve quantities following production declines in 2001 and reduced development plans. The write-down was a non-cash write-down. If oil prices or production levels decline further, CanArgo may experience additional impairment of this property.

As a result of both product instability and continued difficulties addressing excise taxes on refined products, refinery and related equipment was written-down by $3,360,000 to reflect, under current conditions, the estimated net recoverable amount of the refinery. During 2001, CanArgo further wrote down other oil and gas related equipment by $500,000 following a decision to dispose of a power generating unit which CanArgo has identified as surplus to its existing requirements. This equipment is included in current assets as at December 31, 2001.

CanArgo recorded net other income of $290,000 for the year ended December 31, 2001, as compared to net other income of $210,000 during the year ended December 31, 2000. The principal reason for the increase in net other income is a decrease in loss from equity investments.

Equity loss from investments primarily relate to expenses related to operation by East Georgian Pipeline Company of the gas pipeline from Ninotsminda to the Gardabani power station and Rustavi industrial complex. Equity loss from investments decreased to $160,000 for the year ended December 31, 2001, from a loss of $240,000 for the year ended December 31, 2000 as a result of equity income from production and sales of crude oil by Boryslaw Oil Company and the sale of CanArgo's small investment in Uentech International Corporation. No material gain resulted from the sale of Uentech International Corporation.

The net loss of $13,218,000 or $0.16 per share for the year ended December 31, 2001 compares to a net loss of $2,152,000, or $0.04 per share for the year ended December 31 2000. The weighted average number of common shares outstanding was substantially higher during the year ended December 31, 2001 than during the year ended December 31, 2000, due in large part to private placements in April, June and August 2000 and July 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

In November 2000, CanArgo acquired a 51% interest in Georgian American Oil Refinery and Georgian American Oil Refinery became a subsidiary of CanArgo. Under purchase accounting, Georgian American Oil Refinery's results have been included in CanArgo's consolidated financial statements since the date of acquisition.

CanArgo recorded operating revenue of $7,136,000 during the year ended December 31, 2000 compared with $2,783,000 for the year ended December 31, 1999. The increase was primarily due to increases in crude oil and natural gas production from the Ninotsminda field, higher crude oil prices, refining and marketing revenue from Georgian American Oil Refinery and CanArgo Standard Oil Products and service revenue from CanArgo's rig equipment.

Ninotsminda Oil Company generated $4,778,000 of oil revenue and $1,331,000 of gas revenue in the year ended December 31, 2000 compared to $2,365,000 of oil revenue and $129,000 gas revenue for the year ended December 31, 1999. Its net share of the 479,000 barrels (1,312 barrels per day) of gross oil production from the Ninotsminda field in the period amounted to 245,947 barrels. From production, 8,735 barrels of oil were placed into storage in the year. For the year ended December 31, 1999, Ninotsminda Oil Company's net share of the 415,400 barrels (1,138 barrels per day) of gross production was 142,900 barrels. During the year ended December 31, 1999, 50,000 barrels of oil were removed from storage and sold. Ninotsminda Oil Company's net share of the 1,764,000 thousand cubic feet (mcf) of gas delivered in the year ended December 31, 2000 was 1,146,000 mcf. Oil production from the Sylvan Lake property in Alberta, Canada, a property sold in 1999, accounted for $219,000 of revenue in the year ended December 31, 1999.

All of Ninotsminda Oil Company's share of production was sold into the Georgian local and regional market. Because lower transportation costs are involved, CanArgo believes that sales of Ninotsminda oil to customers in the Georgian local and regional market generally yield relatively higher net sales prices to Ninotsminda Oil Company than sales to other customers. The net oil sales price for Ninotsminda oil sold during the year ended December 31, 2000 averaged $20.14 per barrel as compared with an average of $13.17 per barrel in the year ended December 31, 1999. The net gas sales price during the year ended December 31, 2000 averaged $1.16 per mcf ($41.19 per thousand cubic meter). The net oil sales price for oil sold from the Sylvan Lake property in Alberta, Canada, a property sold in 1999, averaged $12.88 per barrel in the year ended December 31, 1999.

Refining and marketing revenue for the year ended December 31, 2000 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products for November and December 2000. In December 2000, sales from the refinery were nominal following the imposition of restrictions and subsequent excise tax on feedstock. These issues are being addressed with authorities in Georgia and it is expected that new legislation addressing indigenous refining activities will be put forward in March 2001. No assurance can be given, however, that new legislation will be put forward, that such legislation will be passed or that if passed, it will sufficiently remove existing restrictions and excise taxes on feedstock and refined product. See Risks Associated with CanArgo's Oil and Gas Activities - Oil and Gas Operations are Subject to Extensive Governmental Regulation. In December 2000, the first of several petrol stations planned by CanArgo Standard Oil Products to be opened over the next 12 months opened in Tbilisi, Georgia

CanArgo recorded in the year ended December 31, 2000 other revenue of $365,000 compared to $289,000 for the year ended December 31, 1999 attributable to rental of CanArgo equipment in Georgia.

The operating loss for the year ended December 31, 2000 amounted to $2,397,000 compared with an operating loss of $8,119,000 for the year ended December 31, 1999. The decrease in the operating loss is attributable primarily to the impairment in 1999 of CanArgo's interest in the Stynawske project, increased oil production and sales, higher oil prices and the addition of gas sales in the year.

Field operating expenses increased to $1,287,000 ($2.95 per BOE ) for the year ended December 31, 2000 as compared to $1,063,000 ($5.12 per BOE) for the year ended December 31, 1999. The increase is primarily a result of increased oil and gas production in the year. Field operating expenses per BOE decreased primarily as net production increased as a proportion to gross production in the year. Field operating expenses at Ninotsminda Oil Company and the Sylvan Lake property in Alberta, Canada, a property sold in 1999, were $4.39 and $12.88 per BOE respectively for the year ended December 31, 1999.

Purchases of crude oil and products and refinery operating expenses of $138,000 and $439,000 respectively for the year ended December 31, 2000 relate to operating activities of Georgian American Oil Refinery and CanArgo Standard Oil Products for November and December 2000.

Direct project costs decreased to $738,000 for the year ended December 31, 2000, from $766,000 for the year ended December 31, 1999, reflecting efforts initiated in early 1999 to reduce Ninotsminda project expenses. Direct project costs are expected to increase in 2001 as a result of a significant increase in exploration and development activity in Georgia in the latter part of 2000 and early part of 2001.

Selling, general and administrative costs increased to $3,055,000 for the year ended December 31, 2000, from $2,193,000 for the year ended December 31, 1999. The increase is primarily attributable to increased operating and corporate activity in the latter part of 2000, costs related to the transition of administrative and finance functions from Calgary to London in the third and fourth quarters of 2000 and general and administrative costs of $188,000 related to refining and marketing activities.

The increase in depreciation, depletion and amortization expense from $1,145,000 for the year ended December 31, 1999 to $3,876,000 for the year ended December 31, 2000 is attributable principally to higher oil and gas production from the Ninotsminda field and depreciation of drilling equipment. In addition, CanArgo recorded depreciation expenses of $190,000 with respect to refining and marketing assets in 2000.

CanArgo recorded net other income of $210,000 for the year ended December 31, 2000, as compared to net other expenses of $535,000 during the year ended December 31, 1999. The principal reason for the increase is interest income during the year ended December 31, 2000 on cash balances and the payment of facility fees in the year ended December 31, 1999 related to Ninotsminda Oil Company's Loan Agreement with the International Finance Corporation.

The net loss of $2,152,000 or $0.04 per share for the year ended December 31, 2000 compares to a net loss of $8,473,000, or $0.32 per share for the year ended December 31, 1999. The weighted average number of common shares outstanding was substantially higher during the year ended December 31, 2000 than during the year ended December 31, 1999, due in large part to private placements in April, June and August 2000.

RELATED PARTY TRANSACTIONS

The majority of refined product purchased by CanArgo Standard Oil Products for resale at its petrol stations is purchased from a company controlled by Standard Oil Products who together with an individual shareholder own the 50% interest in CanArgo Standard Oil Products not held by CanArgo. Total product purchases from the related company in 2001 were $4,941,000. Certain equipment is provided to Georgian British Oil Company Ninotsminda by a company owned by significant employees of Georgian British Oil Company Ninotsminda. Total rental payments for this equipment in 2001 was $124,078.

In April 2001, CanArgo acquired from a wholly owned subsidiary of Terrenex Acquisition Corporation, a former shareholder of CanArgo, the remaining 50% interest it did not own in CanArgo Power for cash consideration of $425,000. In a related but separate transaction, CanArgo sold in April 2001 all of its voting and non-voting shares of Uentech International Corporation to a wholly owned subsidiary of Terrenex Acquisition Corporation. Proceeds from the sale of Uentech International Corporation were $125,000. On completion of the acquisition, CanArgo Power became a wholly owned subsidiary of CanArgo. The transactions were approved by an independent committee of the Board of Directors. Two members of the Board of Directors of CanArgo, Messrs. Hammond and Paus, who were also members of the Board of Directors of Terrenex Acquisition Corporation abstained from voting on the transactions.

SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to establish accounting policies and make estimates and assumptions that affect the reported amounts of assets and liabilities. Such accounting policies include the method used to account for capital assets such as oil and gas properties, property and equipment and refining and marketing assets.

Capital assets are recorded at cost less accumulated provisions for depreciation, depletion and amortization unless the carrying amount is viewed as not recoverable in which case the carrying value of the assets is reduced to the estimated recoverable amount. See "Impairment of Long-Lived Assets" below. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expenses as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations.

Oil And Gas Properties - CanArgo and the unconsolidated entities for which it accounts using the equity method account for oil and gas properties and interests under the full cost method. Under this accounting method, costs, including a portion of internal costs associated with property acquisition and exploration for and development of oil and gas reserves, are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expenses as incurred. Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), plus (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less (c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

Estimated undiscounted future site restoration, dismantlement and abandonment costs of $820,000 at December 31, 2001 are amortized on a unit of production basis and reflected with accumulated depreciation, depletion and amortization. CanArgo identifies and estimates such costs based upon its assessment of applicable regulatory requirements, its operating experience and oil and gas industry practice in the areas in which its properties are located. To date CanArgo has not been required to expend any material amounts to satisfy such obligations.

Property and Equipment - Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years for office furniture and equipment to three to fifteen years for oil and gas related equipment.

Refining and Marketing - The refinery, petrol stations and additions thereto are depreciated over the estimated useful lives of the assets ranging from ten to fifteen years for the petrol stations to fifteen to twenty years for the refinery.

NEW ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria, which must be met, for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values.

CanArgo has adopted the provisions of Statement 141 and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature.

In August 2001, FASB issued Statement No. 143 Accounting for Asset Retirement Obligations. Statement 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred concurrent with an increase in the long-lived assets carrying value. The increase and subsequent adjustments in the related long-lived assets carrying value is amortised over its useful life. Upon settlement of the liability a gain or loss is recorded for the difference between the settled liability and the recorded amount. This standard will be effective for CanArgo on January 1, 2003. We are in the process of assessing the impact that the adoption of this standard will have on our financial position and results of operations.

In August 2001, FASB issued Statement No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. Statement 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, and Amendment of FASB No. 13, and Technical Corrections (FAS "145"). This statement removes the requirement that a gain or loss on the early extinguishment of debt must be reported as an extraordinary activity. In addition, the statement requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions. There are numerous other modifications to existing authoritative guidance under this standard. This statement is effective for financial statements issued on or after May 15, 2002. CanArgo does not expect the adoption of this standard to have a material effect on its financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"). This standard will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The statement is effective for fiscal years beginning after December 31, 2002. CanArgo does not expect the adoption of this standard to have a material effect on its financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

CanArgo's principal exposure to market risk is due to changes in oil and gas prices and currency fluctuations. As indicated elsewhere in this Report, as a producer of oil and gas CanArgo is exposed to changes in oil and gas prices as well as changes in supply and demand which could affect its revenues. CanArgo does not engage in any commodity hedging activities. Due to the ready market for its production in the Republic of Georgia, CanArgo does not believe that any current exposures from this risk will materially affect CanArgo's financial position at this time, but there can be no assurance that changes in such market will not affect CanArgo adversely in the future.

Also as indicated elsewhere in this Report, because all of CanArgo's operations are being conducted in Eastern Europe, CanArgo is potentially exposed to the market risk of fluctuations in the relative values of the currencies in areas in which it operates. At present CanArgo does not engage in any currency hedging operations since, to the extent it receives payments for its production, refining and marketing activities in local currencies, it is utilizing such currencies to pay for its local operations. In addition, it currently has contracts to sell its production from the Ninotsminda field in the Republic of Georgia which provide for payment in dollars, although we may not always be able to continue to receive payment in U.S. dollars.

While CanArgo Standard Oil Products marketing revenue is denominated in Lari, the local Georgian currency, and is used to pay Lari denominated operating costs, its long term debt is denominated in dollars. As a result, changes in the exchange rate could have a material adverse effect on its ability to pay off non-Lari denominated indebtedness such as its existing credit facility. The sensitivity to changes in exchange rates for CanArgo Standard Oil Products was determined using current market pricing models. We estimate that a 10% appreciation or devaluation in the foreign exchange rate of the Lari against the dollar in 2002 would not have had a significant impact on operations. No assurance can be given, however, that changes in exchange rates would be limited to a 10% appreciation or devaluation in the foreign exchange rate.

CanArgo had no material interest in investments subject to market risk during the period covered by this report.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

NAME                               AGE      OFFICE OR OFFICES
----                               ---      ----------------------------------
Roger Brittain (1)(2)              64       Non-Executive Chairman of the Board
David Robson                       44       Managing Director and Chief Executive Officer
Russell Hammond (1)(2)             60       Director
Nils N. Trulsvik (1)(2)            53       Director
Murray Chancellor                  49       Chief Operating Officer
Vincent McDonnell                  43       Chief Commercial Officer
Anthony J. Potter                  38       Chief Financial Officer

-----------------
(1) Member of Audit Committee
(2) Member of Compensation Committee

ROGER BRITTAIN, a resident of the UK, joined the Company on September 1, 2000 as non-executive Chairman of the Board of Directors. Mr. Brittain is an experienced investment banker having worked for many years in the oil and gas sector. He began his career in the Foreign Service, working in the Middle East, before moving to London, where he has worked with several investment banks with a focus on the oil and gas sector. He was involved in the establishment of TR Energy and Guinness Mahon Energy Services Limited and from 1994 until March 31, 2001, held an executive position as Director of Corporate Finance at Guinness Mahon and Co. Limited (GM & Co.) and investment company Investec Henderson Crosthwaite respectively, following the acquisition of GM & Co. by Investec Henderson Crosthwaite in 1998. Mr Brittain is also a non-executive Director of Soco International plc and Transmeridian Exploration Inc.

DAVID ROBSON, a resident of Guernsey, was elected a Director, Chairman of the Board and Chief Executive Officer of the Company on July 15, 1998 and subsequently Managing Director and Chief Executive Officer. He has also served as a Director, Chairman of the Board and Chief Executive Officer of the Company's subsidiary, CanArgo Oil & Gas Inc., since July 1997, as President of CanArgo Oil & Gas Inc.'s subsidiary, Ninotsminda Oil Company, since 1996, and as Managing Director and sole owner of Vazon Energy Limited, a company which provides consulting services to the energy industry, since March 1997. From April 1992 until July 1993, Dr. Robson was General Manager of JP Kenny/Intershelf Oil & Gas Resources, from July 1993 until December 1993, Operations Director of JP Kenny Exploration and Production Limited ("JP Kenny"), from December 1993 until November 1994, Managing Director, JP Kenny and from November 1994 until March 1997, Dr. Robson was Chief Executive Officer of JKX Oil & Gas plc. Prior to this he was employed in technical and commercial positions in Britoil plc, Hamilton Oil and Mobil. He holds a B.Sc. (Hons) in Geology and a Ph.D. in Geochemistry from the University of Newcastle upon Tyne, and an MBA from the University of Strathclyde. Dr. Robson devotes substantially all of his time to CanArgo.

RUSSELL HAMMOND, a resident of the UK, was elected a Director of the Company on July 15, 1998. He has also served as a Director of the Company's subsidiary, CanArgo Oil & Gas Inc., since June 1997. Although retired, Mr. Hammond has over the past five years been an investment advisor to Provincial Securities Ltd., a private investment company. Mr. Hammond has been Chairman of Terrenex Acquisition Corporation, an oil and gas and joint venture company since 1992 and a director of Cadiz Inc., a Nasdaq National Market listed company, from 1989 to January 1999.

NILS N. TRULSVIK, a resident of the UK, was elected a Director of the Company on August 17, 1994. He has served the Company as President and Chief Executive Officer from February 4, 1997 to July 15, 1998 and from November 21, 1994 to March 9, 1995; and as Executive Vice President from March 9, 1995 to February 4, 1997 and from September 8, 1994 until November 21, 1994. Since January 2, 1999 Mr. Trulsvik has served as the Chief Executive Officer of Force Petroleum. From August 1998 Mr. Trulsvik has been a partner in a consulting company, The Bridge Group, located in Norway. Mr. Trulsvik is a petroleum explorationist with extensive experience in petroleum exploration and development throughout the world. Prior to joining the Company, he held various positions with Nopec a.s. a Norwegian petroleum consultant group of companies of which he was a founder, including Managing Director from 1987 to 1993 and Special Advisor from 1993 to August 1994.

Murray Chancellor, a resident of the UK, was elected Chief Operating Officer of the Company on September 11, 2000. Mr. Chancellor joined the company from Aminex PLC, a UK oil and gas exploration company, where he was most recently involved as General Director of Russian Operations from April 1998 until September 2000. From 1996 until April 1998, Mr. Chancellor served as Deputy General Director and Technical Director of Poltava Petroleum Company. Mr. Chancellor has an extensive experience in the oil and gas sector having worked in the UK, Norway, Australia, North America, the Middle East and the Former Soviet Union. An engineer by profession, he has been involved in engineering and project management activities both onshore and offshore. He has held senior management positions in oil and gas development projects in both Russia and Ukraine, as well as having extensive experience in the North Sea. Mr. Chancellor holds a Bachelor of Engineering (Civil) degree.

Vincent McDonnell, a resident of the UK, was elected Chief Commercial Officer of the Company on April 1, 2001. Prior thereto, he served CanArgo as Commercial Manager from December 2000. Prior to joining the Company, he was an independent oil and gas consultant from May 1998 until October 2000. From 1994 until April 1998, Mr. McDonnell served as Oil and Gas Exploration and Production Commercial Manager of JKX Oil & Gas plc. Prior to 1994, Mr. McDonnell worked in various business, commercial and technical roles with a number of companies, including Mobil Oil and Britoil. He holds a Bachelor of Science (Hons.) degree in Geology, a Master of Science degree in Geophysics together with a Master of Business Administration (MBA) degree.

Anthony J. Potter, a resident of the UK, was elected Chief Financial Officer of the Company on September 30, 2000. Prior thereto, he was elected and served as Vice President, Finance from July 15, 1998. He also served the Company as Group Controller and served as Vice President, Finance and Group Controller of the Company's subsidiary, CanArgo Oil & Gas Inc., since May 1998. From September 1986 to April 1998, Mr. Potter was employed with PricewaterhouseCoopers ("PWC") Chartered Accountants, where he became a Principal in January 1997. Mr. Potter is a member of the Institute of Chartered Accountants of Alberta and holds a Bachelor of Commerce degree in Accounting.

Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the pleasure of the directors.

INDEMNIFICATION AND INSURANCE

CanArgo's Bylaws require CanArgo to indemnify its officers and directors to the full extent permitted by Delaware law. The Bylaws also require CanArgo to advance payment of expenses to an indemnified party so long as he agrees to repay the amount advanced if it is later determined that he is not entitled to indemnification. CanArgo carries directors' and officers' liability insurance covering losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

CanArgo's Board of Directors held eight meetings during the year ended December 31, 2001. No director has attended less than 75% of all meetings of the Board and those committees on which he served in 2001. The Board has two standing committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee at the end of 2001 were Roger Brittain, Nils N. Trulsvik and Russell Hammond. The members of the Compensation Committee at the end of 2001 were Roger Brittain, Nils N. Trulsvik and Russell Hammond. The Board of Directors has not designated a nominating committee, the functions of such committee being performed by the Board as a whole.

The Audit Committee of the Board of Directors is responsible for the review and oversight of CanArgo's performance with respect to its financial responsibilities and the integrity of CanArgo's accounting and reporting practices. The Audit Committee also recommends to the Board of Directors the selection of CanArgo's independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee's Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for setting and administering policies which govern CanArgo's executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2001.

Compensation Philosophy

The Compensation Committee has approved compensation programs intended to:

    o Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

    o Motivate executives and key employees to achieve strong financial and operational performance;

    o Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

    o    Reward individual performance;

    o Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock incentives;

    o    Encourage long-term commitment to CanArgo.

The Compensation Committee held four meetings during fiscal 2001.

Stock Based Compensation Plan

    o At December 31, 2001, stock options and warrants had been issued from the following stock based compensation plans: 1995 Long-Term Incentive Plan. Adopted by CanArgo in February 1996, this plan allows for 7,500,000 shares of CanArgo's Common Stock to be issued to officers, directors, employees, consultants and advisors. As of December 31, 2001, 4,065,334 options were outstanding.

    o CAOG Plan. Adopted by CanArgo following the acquisition by CanArgo of CanArgo Oil & Gas Inc. in 1998, this plan allowed for 988,000 shares of CanArgo's Common Stock to be issued to employees, consultants and advisors. As of December 31, 2001, 806,667 options were outstanding.

    o Special Stock Options and Warrants. Adopted by CanArgo in September 2000, this plan was created to allow CanArgo to retain and provide incentives to existing executive officers and directors and to allow recruitment of new officers and directors following the Company's decision to relocate finance and administrative functions from Calgary, Canada to London, England. As of December 31, 2001, 2,220,000 special stock options and warrants were outstanding.

Compensation Methodology

Each year the Compensation Committee reviews data from market surveys, proxy statements issued by competitors and independent consultants to assess CanArgo's competitive position with respect to the following three components of executive compensation:

    o    base salary;

    o    annual incentives; and

    o    long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive.

Components of Compensation

Base Salary: Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions with comparable companies in the oil and gas industry. The Compensation Committee approves all salary increases for executive officers. No base pay increases were approved in 2001 for executive officers of CanArgo.

Annual Incentives: Annual cash incentives have been developed in conjunction with performance objectives for CanArgo Energy Corporation and the executive's particular business unit. In 2000, the Compensation Committee approved an annual cash incentive for the Chief Executive Officer and in 2001 approved an annual cash incentive for other executives.

Long-Term Incentive Compensation: The Compensation Committee has structured long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention. Long-term incentives are granted primarily in the form of stock options. The purpose of stock options is to align compensation directly with increases in shareholder value. The number of options granted is determined by reviewing survey data to determine the compensation made to other executives and management employees in comparable positions with comparable companies in the oil and gas sector. In determining the number of options to be awarded, the Compensation Committee also considers the grant recipient's qualitative and quantitative performance, the size of stock option awards in the past, and expectations of the grant recipient's future performance.

In 2001, the Compensation Committee approved a series of new stock options to a broad range of employees. The stock option awards were granted under the various plans available in the company.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, CanArgo Energy Corporation may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. It is not anticipated that compensation realized by any executive officer under CanArgo Energy Corporation plans and programs now in effect will result in a material loss of tax deductions.

Compensation of the Chief Executive Officer

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. The Chief Executive Officer participates in the same programs and receives compensation under the same programs as other executives. However, the Chief Executive Officer's compensation reflects the greater policy and decision-making authority that the Chief Executive Officer holds and the higher level of responsibility he has with respect to the strategic direction of CanArgo Energy Corporation and its financial and operating results. For 2001, the components of Dr. Robson's compensation were:

    o Base Salary: After considering CanArgo's overall performance and competitive practices, and the signing of a 3 year contract, the Compensation Committee recommended, and the Board of Directors approved, a base salary of (pound)150,000 (approx $217,500) for Dr. Robson, effective July 1, 2000.

    o Short-Term Incentives: In 2001, incentive compensation for Dr. Robson was based solely upon increase in cash flow per quarter. Based on 2001 cash flow performance each quarter, Dr. Robson qualified for a quarterly bonus in 2001 of $15,075. The bonus is capped at one times salary for a given quarter.

    o Long-Term Incentives: In 2001, Dr. Robson received 585,000 performance share awards all under the CanArgo Energy Corporation 1995 Long-Term Incentive Plan. The optioned shares have a term of five years, with 438,750 currently vested and the remainder vesting on 30 June 2002.

In August 2000, the Compensation Committee elected to schedule its annual review of Chief Executive Officer performance and compensation for April of each year, to assure thorough consideration of year-end results. Actions taken by the Board of Directors in April 2002 with respect to Dr. Robson's 2002 compensation will be reflected in the proxy statement for the 2003 meeting of shareholders.

It is the Compensation Committee's intention that, when taken together, the components of Dr. Robson's pay, including base salary, annual incentives, short-term incentive opportunity and long-term incentives, will result in compensation which approximates compensation paid by companies of similar size and industry.

This report has been provided by the Compensation Committee.

Nils N. Trulsvik, Chairman
Roger Brittain
Russell Hammond

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2001, CanArgo's Compensation Committee consisted of Messrs. Trulsvik, Brittain, Hammond and to June 7, 2001 Messr. Paus, all of whom are or were non-employee directors. See the section entitled "Certain Relationships and Related Transactions".

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows all compensation paid or accrued by CanArgo and its subsidiaries during the years ended December 31, 2001, 2000 and 1999 to certain executive officers of CanArgo (the "Named Officers").

                                                                                 LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                           --------------------------------- ------------------
                                                                                  SECURITIES
                                                                                  UNDERLYING         ALL OTHER
      NAME AND                     YEAR                                          OPTIONS/SARS       COMPENSATION
      PRINCIPAL POSITION           ENDED        SALARY ($)        BONUS ($)           (#)               ($)(5)
      ---------------------------- --------- --------------- --------------- ------------------ ------------------

      David Robson (1)             12/01        217,500              15,075          585,000           19,575
                                   12/00        197,420              37,500        1,295,000            9,941
                                   12/99        144,000                  --        1,000,000               --
      Murray Chancellor (2)        12/01        174,000                  --          200,000           15,660
                                   12/00         50,750                  --          250,000            4,568
      Vincent McDonnell (3)        12/01        137,750                  --          100,000           12,398
      Anthony J. Potter (4)        12/01        210,000                  --          100,000               --
                                   12/00        120,116                  --          117,000            1,333
                                   12/99         60,152               6,667          125,000            1,600

----------------
(1) Mr. Robson has served as Chief Executive Officer since July 15, 1998 and provides services to CanArgo through Vazon Energy Limited.

(2)  Mr. Chancellor has served as Chief Operating Officer since September 12,
     2000.

(3) Mr. McDonnell has served as Chief Commercial Officer since April 1, 2001. Prior thereto he served as Chief Commercial Manager from December 1, 2000.

(4) Mr. Potter has served as Chief Financial Officer since September 30, 2000. Prior thereto he served as Vice-President Finance and Group Controller from July 15, 1998.

(5) Primarily CanArgo's contributions to or accruals with respect to individual retirement and pension plans.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2001

The following table sets forth information concerning options granted to the Named Officers who were employed during the year ended December 31, 2001.

                                 NUMBER OF     % OF TOTAL                                   GRANT DATE
                                SECURITIES       OPTIONS                                  PRESENT VALUE (5)
                                UNDERLYING     GRANTED TO                              -----------------------
                                  OPTIONS     EMPLOYEES IN  EXERCISE     EXPIRATION      PER
  NAME                            GRANTED         2001         PRIC        DATE         SHARE         TOTAL
  ---------------------------- -------------- -------------- ----------- ------------- ---------- ------------

  David Robson (1)                585,000         30%        $0.687      08/07/2006    $0.1378       $80,613
  Murray Chancellor (2)           200,000         10%        $0.687      08/07/2006    $0.2224       $44,480
  Vincent McDonnell (3)           100,000          5%        $0.687      08/07/2006    $0.2224       $22,240
  Anthony Potter (4)              100,000          5%        $0.687      08/07/2006    $0.2224       $22,240

(1) The options were granted at an exercise price in excess of the fair market value of CanArgo's Common Stock on the date of grant. The options vest 3/4 on 09/07/2001 and 1/4 on 30/06/2002.

(2) The options were granted at an exercise price in excess of the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/3 on 30/06/2002, 1/3 on 30/06/2003 and 1/3 on 30/06/2004.

(3) The options were granted at an exercise price in excess of the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/3 on 30/06/2002, 1/3 on 30/06/2003 and 1/3 on 30/06/2004.

(4) The options were granted at an exercise price in excess of the fair market value of CanArgo's Common Stock on the date of grant. The options vest 1/3 on 30/06/2002, 1/3 on 30/06/2003 and 1/3 on 30/06/2004.

(5) These values were derived using the Black-Scholes option pricing model applying the following assumptions:


                                                            RISK-FREE
                                                            INTEREST
     EXERCISE PRICE        DIVIDEND YIELD    VOLATILITY       RATE          EXPECTED TERM
------------------------- ------------------ ------------ --------------- -----------------
             $0.687              0%            75.15%         4.61%          3.37 years
------------------------- ------------------ ------------ --------------- -----------------

Pursuant to the terms of CanArgo's various stock option plans, the Compensation Committee may, subject to each plan's limits, modify the terms of outstanding options, including the exercise price and vesting schedule thereof. These values are not intended to forecast future appreciation of CanArgo's stock price. The actual value, if any, that an executive officer may realize from his options (assuming that they are exercised) will depend solely on the increase in the market price of the shares acquired through option exercises over the exercise price, measured when the shares are sold.

OPTION VALUES AT DECEMBER 31, 2001

The following table sets forth information concerning option exercises and the number and hypothetical value of stock options held by the Named Officers at December 31, 2001.

                                                             NUMBER OF SHARES
                           NUMBER                    UNDERLYING UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                          OF SHARES                     HELD AT FISCAL YEAR             IN-THE-MONEY OPTIONS AT FISCAL
                          ACQUIRED       VALUE                   END (2)                      YEAR END ($) (3)
                             ON         REALIZED     --------------------------------- --------------------------------
   NAME                   EXERCISE      ($) (1)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
  ------------------------ ------------ ------------ --------------- ----------------- --------------- ----------------
  David Robson                --           --         1,640,416        1,026,251            150             150
  Murray Chancellor           --           --            83,333          366,667             --              --
  Vincent McDonnell           --           --            33,333          200,000             --              --
  Anthony Potter              --           --            64,500          152,500             --              --
-----------------

(1) The amounts in this column have been calculated based upon the difference between the quoted market price of the securities underlying each stock option on the date of exercise and its exercise price.

(2) The exercise of stock options is not dependent on performance criteria and may be exercised in full when vested.

(3) The amounts in this column have been calculated based upon the difference between the quoted market price of CanArgo's common stock on December 31, 2001 and the exercise price per share.

COMPENSATION OF DIRECTORS

In 2001 CanArgo paid directors' fees on a quarterly basis at a rate of $36,000 per year plus (pound)1,000 for each meeting of the Audit Committee and Compensation Committee that they attend. CanArgo also reimburses ordinary out-of-pocket expenses for attending Board and Committee meetings. The Chairman of the Board of Directors is paid 35,000 Pound Sterling per year payable on a quarterly basis.

The following table shows the compensation paid to all persons who were non-employee directors, including their respective affiliates, during the year ended December 31, 2001:

                                              DIRECTORS FEES AND        CONSULTING        OPTIONS AND
NAME                                          OTHER COMPENSATION         PAYMENTS       WARRANTS GRANTED
-------------------------------------------- ---------------------- ------------------ --------------------
                                                       $                    $
Roger Brittain                                      59,450                   --                     --
Russell Hammond                                     37,450                   --                     --
Peder Paus                                          21,276                   --                     --
Nils N. Trulsvik                                    44,700                   --                     --

STOCK OPTION PLANS

CanArgo has adopted the 1995 Long-Term Incentive Plan pursuant to which it has awarded and may in the future award stock options, including re-load options, and stock appreciation rights, to employees, directors, consultants and advisors of CanArgo or any subsidiary of CanArgo. On June 7, 2001, shareholders approved an increase in the number of shares that may be issued under the 1995 Long Incentive Plan from 4,000,000 shares to 7,500,000 shares of CanArgo common stock. Under the 1995 Plan, 4,065,334 options were outstanding at December 31, 2001.

In connection with the July 1998 combination with CanArgo Oil and Gas Inc., CanArgo assumed the CanArgo Oil and Gas Inc. Stock Option Plan ("CAOG Plan") under which 988,000 shares may be issued. Persons who are eligible to receive options under this stock option plan are full time employees and consultants of CanArgo or any 50% or more owned subsidiary of CanArgo (including a director of any subsidiary) who are not officers or directors of CanArgo. Under the CAOG Plan, 806,667 options were outstanding at December 31, 2001.

The Compensation Committee of the Board of Directors administers CanArgo's stock option plans. The exercise price and vesting schedule of awards under these plans are determined by the Compensation Committee when the award is granted, provided that the option price for any incentive stock option or any option granted under the CanArgo Oil and Gas Inc. stock option plan may not be less than 100% of the fair market value of CanArgo common stock on the date of grant. The term of options granted under these plans may not exceed ten years from the date of grant. In the case of an incentive option granted to a person who owns 10% or more of CanArgo's common stock, the exercise price of the option may not be less than 110% of the fair market value on the date of grant and the term of the option may not exceed five years.

The Compensation Committee may modify or amend the terms of outstanding awards, including a change or acceleration of the vesting of an award, and it may exchange, cancel or substitute awards, subject to the consent of the holders of the awards.

Unless a surviving or acquiring entity agrees to assume the outstanding awards, each outstanding award under these plans will terminate on the date of:

    o    CanArgo's liquidation or dissolution,

    o a reorganization, merger or consolidation in which CanArgo is not the survivor,

    o    the sale of substantially all of the assets of CanArgo, or

    o the sale of more than 80% of the then outstanding stock of CanArgo to another corporation or entity.

No awards may be granted under the incentive plan after November 2005. The Board of Directors may discontinue either plan at any time and may amend either plan without stockholder approval unless the amendment would increase the total number of shares issuable under that plan or, with respect to the CanArgo Oil and Gas Inc. stock option plan, would change the manner of determining the minimum exercise price of options.

Under Section 162(m) of the Internal Revenue Code of 1986, CanArgo may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 for its chief executive officer or any of its other four highest paid officers. Based on the current market price of CanArgo's common stock and the number of options held by such persons, CanArgo does not believe that any compensation derived from the exercise of awards granted under these plans, together with other compensation to CanArgo's executive officers, will exceed $1,000,000 in any year for any such officer. Neither of the stock option plans, however, meets the requirements of an exception from Section 162(m) for "performance-based compensation."

                              RELATED TRANSACTIONS

The majority of refined product purchased by CanArgo Standard Oil Products for resale at its petrol stations is purchased from a company controlled by Standard Oil Products who together with and an individual shareholder, own the 50% interest in CanArgo Standard Oil Products not held by CanArgo. Total product purchases from the related company in 2001 were $4,941,000. Certain equipment is provided to Georgian British Oil Company Ninotsminda by a company owned by significant employees of Georgian British Oil Company Ninotsminda. Total rental payments for this equipment in 2001 was $124,078.

In April 2001, CanArgo acquired from a wholly owned subsidiary of Terrenex Acquisition Corporation the remaining 50% interest it did not own in CanArgo Power for cash consideration of $425,000. In a related but separate transaction, CanArgo sold in April 2001 all of its voting and non-voting shares of Uentech International Corporation to a wholly owned subsidiary of Terrenex Acquisition Corporation. Proceeds from the sale of Uentech International Corporation were $125,000. On completion of the acquisition, CanArgo Power became a wholly owned subsidiary of CanArgo. The transactions were approved by an independent committee of the Board of Directors. Two members of the Board of Directors of CanArgo who were also members of the Board of Directors of Terrenex Acquisition Corporation, Messrs. Hammond and Paus, abstained from voting on the transactions.

Dr. David Robson, Chief Executive Officer, provides all of his services to CanArgo through Vazon Energy Limited of which he is the Managing Director.

Transactions with affiliates or other related parties including management of affiliates are to be undertaken on the same basis as third party arms-length transactions. Transactions with affiliates are reviewed and voted on solely by non-interested directors.

                         OWNERSHIP OF VOTING SECURITIES

DESCRIPTION OF VOTING SECURITIES

The voting securities of CanArgo consist of common stock and special voting stock. Generally, the common stock and special voting stock are voted together as a single class on all matters. The common stock is entitled to one vote per share. The special voting stock is entitled generally to a number of votes equal to the number of outstanding exchangeable shares issued by CanArgo Oil & Gas Inc., a subsidiary of CanArgo. The special voting stock is held of record by Montreal Trust Company of Canada, which holds the stock in trust for the benefit of the holders of the exchangeable shares. The special voting stock is voted in the manner directed by the holders of the exchangeable shares. The exchangeable shares may be exchanged for shares of common stock on a share-for-share basis. For purposes of the following tables, the term "voting securities" refers to the common stock and the exchangeable shares as though they were a single class of voting securities.

SECURITY OWNERSHIP BY MANAGEMENT

The following table sets forth information as of July 31, 2001 with respect to aggregate beneficial ownership of outstanding shares of Common Stock by each person known by CanArgo to be the beneficial owner of more than 5% of the aggregate of such shares, by each Director and Named Officer of CanArgo and by all Directors and executive officers of CanArgo as a group.

                                                     AMOUNT AND NATURE OF
           NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP           PERCENT OF CLASS
           ----------------------------------------- ------------------------------ -------------------
           Roger Brittain                                 122,133 (1)                      *
           David Robson                                 2,422,760 (2)                     2.5%
           Nils N. Trulsvik                               411,366 (3)                      *

           Russell Hammond                                316,666 (4)                      *
           Murray Chancellor                              150,000 (5)                      *
           Vincent McDonnell                               83,333 (6)                      *
           Anthony Potter                                 150,333 (7)                      *
           All Directors and executive officers as
           a group (7 persons)                          3,656,591 (8)                     3.8%

           ----------------
           * Less than 1%.

         (1)  Includes 83,333 shares underlying presently exercisable options.
         (2) Includes 2,165,000 shares underlying presently exercisable options.
         (3)  Includes 337,916 shares underlying presently exercisable options.
         (4)  Includes 316,666 shares underlying presently exercisable options.
         (5)  Includes 150,000 shares underlying presently exercisable options.
         (6)  Includes 83,333 shares underlying presently exercisable options.
         (7)  Includes 150,333 shares underlying presently exercisable options.
         (8) Includes 3,286,581 shares underlying presently exercisable options held by directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At July 31, 2002, the following registered holders held over 5% of the outstanding CanArgo common stock:

                                                      AMOUNT AND NATURE OF
                   NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP         PERCENT OF CLASS
           ----------------------------------        ----------------------       ------------------
           Morgan Stanley & Co. Intl. Ltd.
           25 Cabot Sq., London, E14 4QA UK              9,622,000                       9.9%
           Caldwell Associates
           PO Box 198,Valley House
           Hirzel Street, St. Peter Port, Guernsey
           GY1 4HU                                       5,154,899 (1)                   5.3%%

           ----------------
          (1) Held on behalf of several clients.

                          DESCRIPTION OF CAPITAL STOCK

CanArgo's current authorized share capital consists of 150,000,000 shares of common stock having a par value of US $0.10 each and 5,000,000 shares of preferred stock having a par value of US $0.10 each. CanArgo has authorized a class of preferred stock, "Series Voting Preferred Stock," which we refer to in this prospectus as "special voting stock." As of August 31, 2002, there were 97,356,206 shares of common stock issued.

COMMON STOCK

Holders of common stock have no preferences or preemptive, conversion or exchange rights. Subject to any preferential rights of any shares of preferred stock which may be outstanding, holders of common stock are entitled to receive dividends approved by the Board of Directors and to share ratably in CanArgo's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up. CanArgo may not pay dividends on its common stock unless its subsidiary, CanArgo Oil & Gas Inc., simultaneously pays an equivalent dividend on the exchangeable shares described below.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors. Cumulative voting for the election of directors is not permitted. Except as otherwise required by law or except as any series or class of preferred stock, such as the special voting stock, may provide, the holders of common stock possess all voting power.

Annual meetings of stockholders are held at such dates as are determined by the Board of Directors of CanArgo, but in any case must be held within thirteen (13) months after the date of the prior annual meeting. Special meetings of the stockholders for any purpose may be called by the Chairman of the Board, the President or the Secretary of CanArgo, and must be called by the Chairman of the Board, the President or the Secretary of CanArgo at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning 10% or more of the issued and outstanding voting capital stock of CanArgo, which request must state the purposes of the proposed meeting. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders except as otherwise may be provided by statute.

The shares of common stock to be issued in this offering, when issued and paid for, will be fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors is authorized to issue, without stockholder approval, shares of preferred stock in one or more classes or series. The Board of Directors may set the terms and provisions of each class or series by resolution, including provisions regarding voting, liquidation preference, redemption, conversion and the right to receive dividends. The Board of Directors has authorized one class of preferred stock, "Series Voting Preferred Stock," which we refer to in this prospectus as "special voting stock." The Board of Directors has no present plans to issue any additional shares of preferred stock.

The ability to issue preferred stock provides CanArgo with flexibility in connection with possible acquisitions, financings and other corporate transactions. The issuance of preferred stock may also, however, have the effect of discouraging, delaying or preventing a change in control of CanArgo. For example, the Board of Directors can create a series of preferred stock with disproportionate voting power or with the right to vote separately as a class on important corporate matters, like mergers or the election of directors. The preferred stock could also be convertible into a large number of shares of common stock or have other terms which could make it more difficult or costly for a third party to acquire a significant interest in CanArgo. Also, shares of preferred stock could be privately placed with purchasers who might side with the management of CanArgo in opposing a hostile tender offer or other attempt to obtain control. As a result, the issuance of preferred stock as an anti-takeover device might preclude stockholders from taking advantage of a situation, which might be favorable to their interests.

SPECIAL VOTING STOCK

In connection with the July 1998 business combination with CanArgo Oil & Gas Inc., the Board of Directors authorized a class of preferred stock, "Series Voting Preferred Stock," referred to as "special voting stock", consisting of 100 shares. The shares of special voting stock were issued to Montreal Trust Company of Canada, which is holding the shares as trustee for the benefit of the holders of the exchangeable shares described below. Except as otherwise required by law or CanArgo's Certificate of Incorporation, each share of special voting stock is entitled to a number of votes equal to the quotient (rounded down to the nearest whole number) obtained by dividing the number of outstanding exchangeable shares by the number of outstanding shares of special voting stock. The special voting stock may be voted in the election of directors and on all other matters submitted to a vote of stockholders of CanArgo. The holders of common stock and the holder of the special voting stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or CanArgo's Certificate of Incorporation.

In the event of any liquidation, dissolution or winding up of CanArgo, the holder of the special voting stock will be entitled to receive the sum of $1.00 per share of special voting stock from any assets of CanArgo available for distribution to its stockholders. The holder of the special voting stock is not entitled to receive dividends. CanArgo may redeem the special voting stock for a price of $1.00 per share at any time when there are no exchangeable shares outstanding and none which are issuable under options, warrants or other obligations.

EXCHANGEABLE SHARES

In connection with the July 1998 business combination, the outstanding common shares of CanArgo Oil & Gas Inc. were exchanged for exchangeable shares issued by that corporation. The holders of the exchangeable shares may exchange them at any time for CanArgo common stock on a share-for-share basis. The following is a summary of the principal terms and rights of the exchangeable shares.

o Dividends - Holders of exchangeable shares are entitled to receive dividends equal to the dividends paid by CanArgo on shares of its common stock.

o Voting Rights - The holders of exchangeable shares are entitled to provide directions to the holder of the special voting stock as to the manner in which the special voting stock should be voted with respect to any matter on which holders of the common stock are entitled to vote, as described under "Special Voting Stock" above.

o Exchange Events - Exchangeable shares must be exchanged for shares of common stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on the exchangeable shares, whenever:

    - The holder requests CanArgo Oil & Gas Inc. to redeem his exchangeable shares;

    -    CanArgo Oil & Gas Inc. is liquidated, dissolved or wound-up;

    - Requested by the holder of the special voting stock, in the event CanArgo Oil & Gas Inc. becomes insolvent or bankrupt, has a receiver appointed or similar event occurs;

    - CanArgo Energy Corporation becomes involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;

    - Either CanArgo Oil & Gas Inc. or CanArgo Energy Corporation elects to redeem all of the exchangeable shares, provided the election is made after January 30, 2004 or at the time of the election the number of outstanding exchangeable shares is less than 853,071; or

    - A holder of exchangeable shares instructs the holder of the special voting stock to require CanArgo to purchase his exchangeable shares.

o Protection Rights - Without the prior approval of CanArgo Oil & Gas Inc. and the holders of the exchangeable shares, CanArgo may not (1) distribute additional shares of its common stock, subscription rights or other property or assets to all or substantially all holders of its common stock, or (2) subdivide, combine, reclassify or otherwise change the common stock, unless the same or an economically equivalent action is taken with respect to the exchangeable shares. The CanArgo Oil & Gas Inc. Board of Directors decides in its sole discretion whether the exchangeable shares are being treated on an economically equivalent basis with the common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the common stock, CanArgo must use reasonable efforts to enable holders of exchangeable shares to be treated the same as the holders of the common stock. CanArgo has also agreed to protect the rights of the holders of the exchangeable shares to receive the same dividends as are paid on the common stock and to exchange shares of common stock for exchangeable shares.

On January 24, 2002 CanArgo announced that it has established May 24, 2002 as the redemption date for all of the Exchangeable Shares of CAOG. Each Exchangeable Share was purchased by CanArgo for shares of CanArgo Common Stock on a share-for-share basis. No cash consideration was issued by CanArgo and the purchase did not increase the total number of shares of Common Stock of CanArgo deemed issued and issuable.

AMENDMENT TO GOVERNING DOCUMENTS

General Corporation Law of the State of Delaware generally requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The CanArgo Certificate of Incorporation does not require a greater level of approval for amendments. If an amendment would have the effect of altering the powers, preferences or special rights of a particular class or series of stock, the class or series must be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. General Corporation Law of the State of Delaware also states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation unless the corporation in its certificate of incorporation confers such power on its board of directors. The CanArgo Certificate of Incorporation expressly authorizes the CanArgo Board and its stockholders to adopt, amend or repeal the CanArgo Bylaws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

General Corporation Law of the State of Delaware generally requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation. No authorizing stockholder vote is required of a corporation surviving a merger if such corporation's certificate of incorporation is not amended by the merger, each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the Effective Date of the merger. Additionally, no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation unless required by its certificate of incorporation (provided certain other limited circumstances apply). The CanArgo Certificate of Incorporation does not require a greater percentage vote for such actions. Finally, General Corporation Law of the State of Delaware does not require stockholder approval for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

DISSENTERS' RIGHTS

Under General Corporation Law of the State of Delaware, holders of shares of any class or series have the right in certain circumstances to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. General Corporation Law of the State of Delaware grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets, a purchase of assets for stock, or any other stock issuance, such as in connection with the Transaction, regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than some combination of stock of the surviving corporation, stock of another corporation which is either listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders or cash in lieu of fractional shares.

DERIVATIVE ACTION

Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. General Corporation Law of the State of Delaware provides that a stockholder must assert in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused unless it is shown that such demand would have been futile.

LIMITATION ON LIABILITY

CanArgo's Certificate of Incorporation limits or eliminates the liability of CanArgo's directors or officers to CanArgo or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an "interested stockholder," that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits this type of business combination for three years after a person becomes an interested stockholder, unless:

- the business combination is approved by the corporation's board of directors prior to the date the person becomes an interest stockholder;

- the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

- the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Signature Stock Transfer, Inc., Dallas, Texas, and the Norwegian sub-registrar for the common stock is Den norske Bank ASA, Oslo, Norway.

                        SHARES ELIGIBLE FOR FUTURE RESALE

As of August 31, 2002, CanArgo has 97,356,206 shares of common stock issued and issuable. The current authorized number of common shares that may be issued without shareholder approval is 150,000,000. Should CanArgo issue additional shares up to the maximum number of shares authorized, existing shareholders would be subject to a 35% dilution in their interest.

The only material restriction on the approximately 232,250 shares of common stock outstanding held by affiliates is the limitation on the number of shares that may be sold in any three-month period under Rule 144. In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the then outstanding shares of our common stock, approximately 970,000 shares; or

- the reported average weekly trading volumes of our common stock during the four calender weeks preceding a sale by such person.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

Under Rule 144(k), a person who has not been one of our affiliates during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is free to sell such shares without regard to the volume, manner-of-sale or certain other limitations contained in Rule 144.

We can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

An "affiliate" is generally considered to be an executive officer, director or holder of enough of the equity securities of a company to be able to influence the policies of that company.

In addition to the outstanding shares, at July 31 2002 CanArgo had reserved the following shares for possible future issuance:

-   7,000,751 shares issuable upon exercise of outstanding stock options;

- 2,202,585 shares that may be issued upon exercise of options available for future grant under CanArgo's stock option plans;

-   187,500 shares issuable in connection with an oil and gas project.

Of the foregoing shares, all but 187,500 shares will be freely tradeable without restriction or further registration under the Securities Act, except for shares which may be acquired by affiliates of CanArgo which would be subject to Rule 144 as described above.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

    o an individual who is neither a citizen nor a resident of the U.S. (as determined for U.S. federal income tax purposes);

    o a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

    o    an estate that is not taxable in the U.S. on its worldwide income; or

    o a trust that is either not subject to primary supervision by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

If you are an individual, you may, in many cases, be deemed to be a resident of the U.S. by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code") and administrative interpretations of the Code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect.

This discussion does not address all aspects of U.S. federal taxation or other tax considerations that may be relevant to you, and in particular is limited in the ways that follow:

    o The discussion assumes that you hold your common stock as a capital asset and that you do not have a special tax status.

    o The discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock.

    o The discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence.

    o    The discussion does not cover state, local or foreign law.

    o We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, municipality or other taxing jurisdiction.

DISTRIBUTIONS

Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will be treated first as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be treated as capital gain recognized on a disposition of the common stock (as discussed below).

As discussed under "Dividend Policy," CanArgo does not currently expect to pay dividends. In the event that CanArgo does pay dividends, subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. A non-U.S. holder generally must file IRS Form W-8BEN to certify its entitlement to the benefit of a reduced rate of withholding under an income tax treaty. If common stock is held through a foreign partnership or a foreign intermediary, the partnership or intermediary, as well as the partners or beneficial owners, may need to meet certification requirements.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder's country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder and such treaty-based tax position is disclosed to the IRS. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

o the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

o in the case of a non-resident alien individual who holds the common stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain conditions are met; or

o unless an exception applies, CanArgo is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder's holding period, whichever period is shorter.

The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. CanArgo may be, or prior to a non-U.S. holder's disposition of common stock may become, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

CanArgo must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. A non-U.S. holder will generally be required to certify its non-U.S. status in order to avoid backup withholding on dividends (although, as noted above, such dividends distributed to a non-U.S. holder may be subject to the regular withholding rules).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

o   a U.S. person;

o a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

o   a controlled foreign corporation as defined in the Code; or

o   a foreign partnership with certain U.S. connections.

Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

A non-U.S. holder will be required to certify its non-U.S. status, in order to avoid information reporting and backup withholding on disposition proceeds, where the transaction is effected by or through a U.S. office of a broker. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

FEDERAL ESTATE TAX

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATIES.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

LIMITATION OF LIABILITY

Our Certificate of Incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

INDEMNIFICATION

Delaware General Corporation Law provides that a corporation may indemnify our present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements of CanArgo Energy Corporation as of December 31, 2001 and 2000 and for each of three years in the period ended December 31,2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent auditors, given on the authority of said firm as experts in accounting and auditing.

Information from a report prepared by Ashton Jenkins Mann, a firm of independent petroleum consultants, has been included in this prospectus in reliance on the fact that Ashton Jenkins Mann is an expert in the evaluation of oil and gas reserves.

                              AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 (file no. 333-85116) filed by CanArgo with the SEC. This prospectus does not contain all of the information set forth in the registration statement. Additional information about CanArgo and its common stock is contained in the registration statement and its exhibits. This prospectus contains summary descriptions of some of the documents that are filed as exhibits to the registration statement. Such descriptions are materially complete; however we urge you tod read the entire document filed as an exhibit and not rely solely on the summaries in this prospectus.

CanArgo files reports with the SEC such as annual and quarterly reports, proxy and information statements, and other information. The public may read and copy any materials CanArgo files with the SEC, including the registration statement and its exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as CanArgo, that file electronically with the SEC. The address of that site is: http:// www.sec.gov. From the SEC home page, click on "Search Edgar Archives", then "Quick Forms Lookup."

                          INDEX TO FINANCIAL STATEMENTS

CANARGO ENERGY CORPORATION:

         Consolidated Balance Sheets as at December 31, 2001 and 2000                          F-3
         Consolidated Statement of Operations for the years ended December 31,
                  2001, 2000 and 1999                                                          F-4
         Consolidated Statement of Cash Flows for the years ended December 31,
                  2001, 2000 and 1999                                                          F-5
         Consolidated Statement of Stockholders' Equity for the years ended
                  December 31, 2001, 2000 and 1999                                             F-6
         Notes to Consolidated Financial Statements                                            F-8
         Supplemental Financial Information: Quarterly Results of Operations --
                  Unaudited                                                                   F-24
         Supplemental Financial Information: Supplemental Oil and Gas
                  Disclosures -- Unaudited                                                    F-25
         Consolidated Condensed Balance Sheets as at June 30, 2002 and
                  December 31, 2001 (Unaudited)                                               F-33
         Consolidated Condensed Statement of Operations for the six months
                  ended June 30, 2002 and June 30, 2001 (Unaudited)                           F-34
         Consolidated Condensed Statement of Cash Flows for the six months
                  ended June 30, 2002 and June 30, 2001 (Unaudited)                           F-35
         Notes to Unaudited Consolidated Condensed Financial Statements for the
                  six months ended June 30, 2002 and June 30, 2001                            F-36


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of CanArgo Energy Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of CanArgo Energy Corporation and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                      /s/PricewaterhouseCoopers
London, England                                       PRICEWATERHOUSECOOPERS
March 18, 2002                                        Chartered Accountants

                           CANARGO ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                    December 31,       December 31,
                                                                        2001               2000
                                                                    ------------       ------------
ASSETS
Cash and cash equivalents                                          $   5,891,292       $ 29,697,267
Accounts receivable                                                    2,646,110            395,457
Inventory                                                                583,849            695,909
Prepayments                                                            2,235,712            685,991
Other current assets                                                     733,211            201,062
                                                                    ------------       ------------
 Total current assets                                              $  12,090,174       $ 31,675,686

Capital assets, net (including unevaluated amounts of                 57,684,710         50,477,344
$24,570,886 and $13,897,096 respectively)
Investments in and advances to oil and gas and other
ventures - net                                                         1,085,922            696,374
                                                                    ------------       ------------
TOTAL ASSETS                                                        $ 70,860,806       $ 82,849,404
                                                                    ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                    $  1,618,308       $  2,630,118
Advances from joint venture partner                                           --          5,888,573
Current portion of long term debt                                        392,408                 --
Income taxes payable                                                      90,456             61,000
Accrued liabilities                                                      400,221            409,144
                                                                    ------------       ------------
 Total current liabilities                                          $  2,501,393       $  8,988,835
Long term debt                                                           514,352                 --
Provision for future site restoration                                     64,290             40,990
Minority shareholder advances                                            450,000                 --
Minority interest in subsidiaries                                      1,531,191          1,393,915
Commitments and contingencies (Note 10)
Stockholders' equity:
 Preferred stock, par value $0.10 per share                                   --                 --
 Common stock, par value $0.10 per share                               9,200,845          7,595,069
 Capital in excess of par value                                      144,057,517        139,071,031
 Accumulated deficit                                                 (87,458,782)       (74,240,436)
                                                                    ------------       ------------
  Total stockholders' equity                                        $ 65,799,580       $ 72,425,664
                                                                    ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 70,860,806       $ 82,849,404
                                                                    ============       ============

      The accompanying notes are an integral part of the consolidated financial statements.


                           CANARGO ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                         December 31,    December 31,    December 31,
                                                             2001            2000            1999
                                                         --------------  --------------  -------------

Operating Revenues from Continuing Operations:
 Oil and gas sales                                       $   3,967,078   $   6,108,779   $  2,493,612
 Refining and marketing                                     10,203,252         661,880             --
 Other                                                         608,032         364,900        289,321
                                                         --------------  --------------  -------------
                                                            14,778,362       7,135,559      2,782,933
                                                         --------------  --------------  -------------
Operating Expenses:
 Field operating expenses                                    1,568,011       1,287,035      1,062,610
 Purchases of crude oil and products                         7,627,253         138,144             --
 Refinery operating expenses                                   791,139         439,037             --
 Direct project costs                                        1,300,423         737,731        766,424
 Selling, general and administrative                         4,220,844       3,054,675      2,192,728
 Depreciation, depletion and amortization                    3,351,229       3,875,988      1,145,029
 Impairment of oil and gas properties                        7,300,000              --        233,957
 Impairment of oil and gas ventures                                 --              --      5,459,793
 Impairment of other assets                                  3,859,795              --             --
 Loss on disposition of assets                                  16,130              --         41,742
                                                         --------------  --------------  -------------
                                                            30,034,824       9,532,610     10,902,283
                                                         --------------  --------------  -------------
OPERATING LOSS FROM CONTINUING OPERATIONS                  (15,256,462)     (2,397,051)    (8,119,350)
                                                         --------------  --------------  -------------
Other Income (Expense):
 Interest, net                                                 575,883         549,749       (199,604)
 Other                                                        (126,162)        (99,469)       (74,172)
 Equity income (loss) from investments                        (160,000)       (240,070)      (261,234)
                                                         --------------  --------------  -------------
TOTAL OTHER INCOME (EXPENSE)                                   289,721         210,210       (535,010)
                                                         --------------  --------------  -------------

NET LOSS BEFORE INCOME TAX AND MINORITY INTEREST           (14,966,741)     (2,186,841)    (8,654,360)

Income taxes                                                    46,203             --              --
Minority interest in loss of consolidated subsidiaries       1,794,598          35,237        181,500
                                                         --------------  --------------  -------------

NET LOSS AND COMPREHENSIVE LOSS                          $ (13,218,346)  $  (2,151,604)  $ (8,472,860)
                                                         =============   =============   =============
 Weighted average number of
  common shares outstanding                                 83,869,579      54,950,630     26,370,235
                                                         --------------  --------------  -------------


NET LOSS PER COMMON SHARE - BASIC                        $       (0.16)  $       (0.04)  $      (0.32)
                                                         --------------  --------------  -------------

NET LOSS PER COMMON SHARE - DILUTED                      $       (0.16)  $       (0.04)  $      (0.32)
                                                         --------------  --------------  -------------

The accompanying notes are an integral part of the consolidated financial statements


                           CANARGO ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                           DECEMBER 31,    December 31,   December 31,
                                                              2001             2000          1999
                                                          -------------    ------------   ------------

Operating activities:
 Net loss                                                 $(13,218,346)   $ (2,151,604)   $ (8,472,860)
 Depreciation, depletion and amortization                    3,351,229       3,875,988       1,145,029
 Impairment of oil and gas properties                        7,300,000              --         233,957
 Impairment of other assets                                  3,859,795              --       5,459,793
 Issuance of common stock for services                              --         112,700         298,872
 Equity loss (income) from investments                         160,000         240,070         261,234
 Loss (gain) on disposition of assets                           16,130              --          41,742
 Allowance for doubtful accounts                               200,000         100,000          76,921
 Minority interest in loss of consolidated subsidiaries     (1,794,598)        (35,237)       (181,500)
 Changes in assets and liabilities:
  Accounts receivable                                       (2,184,137)        221,678        (121,429)
  Inventory                                                    112,060          19,256         (18,095)
  Prepayments                                                 (130,300)       (628,853)        271,442
  Other current assets                                        (532,149)       (144,222)        277,539
  Accounts payable                                          (2,508,286)        204,624         322,536
  Income taxes payable                                          29,456              --              --
  Accrued liabilities                                         (281,318)         62,225        (805,053)
  Receipt (use of) advances from joint venture partner      (5,888,573)      5,888,573              --
                                                          ------------    ------------    ------------
NET CASH GENERATED BY (USED IN) OPERATING ACTIVITIES       (11,509,037)      7,765,198      (1,209,872)
                                                          ------------    ------------    ------------

Investing activities:
 Capital expenditures                                      (15,738,868)    (12,485,506)     (3,504,840)
 Proceeds from disposition of assets                            19,383          13,408       1,166,234
 Acquisitions, net of cash acquired                         (4,044,973)             --              --
 Proceeds from disposition of investment                       125,000              --              --
 Investments in and advances to oil and gas and other
  ventures                                                  (1,198,017)       (236,074)       (649,603)
 Change in non cash working capital items                   (1,340,359)       (150,000)        150,000
                                                          ------------    ------------    ------------
NET CASH USED IN INVESTING ACTIVITIES                      (22,177,834)    (12,858,172)     (2,838,209)
                                                          ------------    ------------    ------------

Financing Activities:
 Proceeds from sales of common stock                         7,235,337      33,283,873       6,392,739
 Share issue costs                                            (643,075)     (2,848,505)       (828,300)
 Minority shareholder advances                                 450,000
 Advances from minority interest                             1,931,874         500,000              --
 Increase in long term debt                                    906,760              --              --
 Cash acquired                                                      --         207,470              --
                                                          ------------    ------------    ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                    9,880,896      31,142,838       5,564,439
                                                          ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (23,805,975)     26,049,864       1,516,358
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              29,697,267       3,647,403       2,131,045
                                                          ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $  5,891,292    $ 29,697,267    $  3,647,403
                                                          ------------    ------------    ------------

           The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AN 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                          COMMON STOCK
                                            NUMBER OF
                                              SHARES                          ADDITIONAL                               TOTAL
                                            ISSUED AND                          PAID-IN        ACCUMULATED         STOCKHOLDERS'
                                             ISSUABLE        PAR VALUE          CAPITAL          DEFICIT              EQUITY
                                          ------------       ---------        ----------       -----------         -------------
BALANCE, DECEMBER 31, 1998                 15,157,868        1,515,786        90,549,249       (63,615,972)           28,449,063

Shares issuable upon exchange of
CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration            5,856,775          585,678        10,996,692                --            11,582,370
                                           ----------    -------------     -------------     -------------         -------------
TOTAL, DECEMBER 31, 1998                   21,014,643        2,101,464       101,545,941       (63,615,972)           40,031,433
                                           ==========    =============     =============     =============         =============
Less shares issuable at
beginning of year                          (5,856,775)        (585,678)      (10,996,692)               --           (11,582,370)

Issuance of common stock upon
exchange of CanArgo Oil & Gas
Inc. Exchangeable Shares                    5,327,016          532,702        10,002,014                --            10,534,716

Issuance of common stock in
connection with acquisition of oil
and gas properties                            650,000           65,000           375,740                --               440,740

Issuance of common stock for
services                                      537,917           53,792           245,080                --               298,872

Issuance of common stock
pursuant to registration statement         11,850,362        1,185,036         2,370,073                --             3,555,109


Issuance of common stock
pursuant to private placement               3,300,000          330,000         2,507,630                --             2,837,630

Share issue costs                                  --               --          (828,300)               --              (828,300)

Net loss                                           --               --                --        (8,472,860)           (8,472,860)
                                           ----------    -------------     -------------     -------------         -------------
BALANCE, DECEMBER 31, 1999                 36,823,163    $   3,682,316     $ 105,221,486     $ (72,088,832)        $  36,814,970
                                           ==========    =============     =============     =============         =============

Shares issuable upon exchange of
CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration              529,759           52,976           994,678                --             1,047,654
                                           ----------    -------------     -------------     -------------         -------------
TOTAL, DECEMBER 31, 1999                   37,352,922    $   3,735,292     $ 106,216,164     $ (72,088,832)        $  37,862,624
                                           ==========    =============     =============     =============         =============

                         The accompanying notes are an integral part of the consolidated financial statements

                           CANARGO ENERGY CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AN 1999
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                        COMMON STOCK
                                                  ---------------------------
                                                   NUMBER OF
                                                    SHARES                         ADDITIONAL                             TOTAL
                                                  ISSUED AND                        PAID-IN          ACCUMULATED       STOCKHOLDERS'
                                                   ISSUABLE        PAR VALUE        CAPITAL            DEFICIT            EQUITY
                                                  ----------      -----------      ------------     -------------      -------------

TOTAL, DECEMBER 31, 1999                           37,352,922      $3,735,292      $106,216,164      $(72,088,832)     $ 37,862,624

Less shares issuable at
beginning of year                                    (529,759)        (52,976)         (994,678)               --        (1,047,654)

Issuance of common stock upon
exchange of CanArgo Oil & Gas
Inc. Exchangeable Shares                              105,968          10,597           198,966                --           209,563

Issuance of common stock
for services                                          140,000          14,000            98,700                --           112,700

Issuance of common stock
to purchase minority shareholder's
interest in subsidiary                              4,054,054         405,406         4,094,594                --         4,500,000

Exercise of stock options                           1,504,664         150,466           431,939                --           582,405

Issuance of common stock
pursuant to private placements                     31,355,916       3,135,592        29,565,876                --        32,701,468

Issuance of common stock
to purchase controlling interest
in refinery                                         1,543,125         154,313         1,512,263                --         1,666,576

Share issue costs                                          --              --        (2,848,505)               --        (2,848,505)

Net loss                                                   --              --                --        (2,151,604)       (2,151,604)
                                                   ----------     -----------      ------------     -------------      -------------
BALANCE, DECEMBER 31, 2000                         75,526,890     $ 7,552,690     $ 138,275,319     $ (74,240,436)     $ 71,587,573
                                                   ----------     -----------      ------------     -------------      -------------

Shares issuable upon exchange
of CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration                    423,791            42,379           795,712                --           838,091
                                                 ----------       -----------      ------------     -------------      -------------
TOTAL, DECEMBER 31, 2000                         75,950,681       $ 7,595,069      $139,071,031     $ (74,240,436)     $ 72,425,664
                                                 ----------       -----------      ------------     -------------      -------------

Less shares issuable at
beginning of year                                  (423,791)          (42,379)         (795,712)               --          (838,091)

Issuance of common stock upon
exchange of CanArgo Oil & Gas
Inc. Exchangeable Shares                            274,965            27,497           516,276                --           543,772

Issuance of common stock
pursuant to private placement                    16,057,765         1,605,776         5,629,561                --         7,235,337

Share issue costs                                        --                --          (643,075)               --          (643,075)

Net loss                                                 --                --                --       (13,218,346)      (13,218,346)
                                                 ----------       -----------      ------------     -------------      -------------
BALANCE, DECEMBER 31, 2001                       91,859,620       $ 9,185,962      $143,778,081      $(87,458,782)     $  65,505,261
                                                 ----------       -----------      ------------     -------------      -------------
Shares issuable upon exchange
of CanArgo Oil & Gas Inc.
Exchangeable Shares without
receipt of further consideration                    148,826            14,883           279,436                --           294,319
                                                 ----------       -----------      ------------     -------------      -------------
TOTAL, DECEMBER 31, 2001                         92,008,446       $ 9,200,845      $144,057,517      $(87,458,782)     $ 65,799,580
                                                 ==========       ===========      ============     =============      =============

                          The accompanying notes are an integral part of the consolidated financial statements


                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   NATURE OF OPERATIONS

     CanArgo Energy Corporation and its consolidated subsidiaries (collectively "CanArgo"), is an integrated oil and gas company operating predominately within the Republic of Georgia. Historically the principal activity of CanArgo has been the acquisition of interests in and development of crude oil and natural gas fields with a productive history that indicate the potential for increased production through rehabilitation and utilization of modern production techniques and enhanced oil recovery processes. In 2000, this activity was expanded to include the refining and marketing of crude oil and crude oil products.

     Certain activities in which CanArgo has interests are conducted through unconsolidated entities. CanArgo owns majority and less than majority interests in entities developing or seeking to develop oil and gas properties in Eastern Europe including the Russian Federation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The consolidated financial statements and notes thereto are prepared in accordance with U.S. generally accepted accounting principles. All amounts are in U.S. dollars.

     CanArgo has incurred recurring operating losses, and its current operations are not generating positive cash flows. The ability of CanArgo to continue as a going concern and to pursue its principal activities of acquiring interests in and developing oil and gas fields is dependent upon CanArgo reducing costs, generating funds from internal sources including the sale of certain non-core assets, external sources and, ultimately, achieving sufficient positive cash flows from operating activities.

     In order to preserve available cash resources while still maintaining essential field operations and development activities in Georgia, a significant cost reduction plan is being implemented. External sources of funding are also being pursued. Should such funding not be forthcoming and CanArgo be unable to sell some or all of its non-core assets, further cost reductions will be required in order for CanArgo to remain a going concern.

     Development of the oil and gas properties and ventures in which CanArgo has interests involves multi-year efforts and substantial cash expenditures. Full development of these properties will require the availability of substantial funds from external sources. CanArgo believes that it will be able to generate funds from external sources including quasi-governmental financing agencies, conventional lenders, equity investors and other oil and gas companies that may desire to participate in CanArgo's oil and gas projects, although no firm funding commitments have been received.

     CONSOLIDATION - The consolidated financial statements include the accounts of CanArgo Energy Corporation and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. Investments in less than majority owned corporations and corporate like entities in which the Company exercises significant influence are accounted for using the equity method. Entities in which the Company does not have significant influence are accounted for using the cost method.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents includes term-deposits with original maturity terms not exceeding 90 days.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FAIR VALUE OF FINANCIAL INSTRUMENTS - CanArgo considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and other current assets and liabilities approximates fair value because of the short term maturity of these items. CanArgo does not hold or issue financial instruments for trading purposes.

         RECLASSIFICATION - Certain items in the consolidated financial statements have been reclassified to conform to the current year presentation. There was no effect on net loss as a result of these reclassifications.

         INVENTORIES - Inventories of crude oil, refined products and supplies are valued at the lower of average cost and net realizable value.

         CAPITAL ASSETS - Capital assets are recorded at cost less accumulated provisions for depreciation, depletion and amortization unless the carrying amount is viewed as not recoverable in which case the carrying value of the assets is reduced to the estimated recoverable amount. See "Impairment of Long-Lived Assets" below. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is reflected in operations.

         Oil And Gas Properties - CanArgo and the unconsolidated entities for which it accounts using the equity method account for oil and gas properties and interests under the full cost method. Under this accounting method, costs, including a portion of internal costs associated with property acquisition and exploration for and development of oil and gas reserves, are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred. All other costs directly attributable to a project are expensed as incurred as direct project costs when such costs are considered recurring in nature.

         Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), plus (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less (c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

         Estimated undiscounted future site restoration, dismantlement and abandonment costs of $820,000 at December 31, 2001 are amortized on a unit of production basis and reflected with accumulated depreciation, depletion and amortization. CanArgo identifies and estimates such costs based upon its assessment of applicable regulatory requirements, its operating experience and oil and gas industry practice in the areas in which its properties are located. To date CanArgo has not been required to expend any material amounts to satisfy such obligations.

         Property and Equipment - Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years for office furniture and equipment to three to fifteen years for oil and gas related equipment.

         Refining and Marketing - The refinery, petrol stations and additions thereto are depreciated over the estimated useful lives of the assets ranging from ten to fifteen years for the petrol stations to fifteen to twenty years for the refinery.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         REVENUE RECOGNITION - CanArgo recognizes revenues when goods have been delivered, when services have been performed, or when hydrocarbons have been produced and delivered and payment is reasonably assured. Where crude oil or natural gas production is sold to or used for internal consumption by the refinery, on consolidation revenues from these sales are eliminated from sales and other operating revenues and operating expenses.

         ADVANCES - Advances received by CanArgo from joint venture partners, which are to be spent by CanArgo on behalf of the joint venture partners, are classified within operating inflows on the basis they do not meet the definition of finance or investing activities. When the cash advances are spent, the payable is reduced accordingly. These advances do not contribute to CanArgo's operating profits and are accounted for/disclosed as balance sheet entries only ie. within cash and payable to joint venture partner.

         FOREIGN OPERATIONS - CanArgo's future operations and earnings will depend upon the results of CanArgo's operations in the Republic of Georgia. There can be no assurance that CanArgo will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on the CanArgo's financial position, results of operations and cash flows. Also, the success of CanArgo's operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since CanArgo is dependent on international operations, specifically those in the Republic of Georgia, CanArgo will be subject to various additional political, economic and other uncertainties. Among other risks, CanArgo's operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

         FOREIGN CURRENCY TRANSLATION - The U.S. dollar is the functional currency for CanArgo's upstream and refining operations and the Lari is the functional currency for marketing operations. All monetary assets and liabilities denominated in foreign currency are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and the resulting unrealized translation gains or losses are reflected in operations. Non-monetary assets are translated at historical exchange rates. Revenue and expense items (excluding depreciation and amortization which are translated at the same rates as the related assets) are translated at the average rate of exchange for the year. Foreign currency translation amounts recorded in operations for years ended December 31, 2001, 2000 and 1999 were not material.

         INCOME TAXES - CanArgo recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when appropriate, to reduce deferred tax assets to the amount expected to be realized.

         IMPAIRMENT OF LONG-LIVED ASSETS - CanArgo reviews all of its long-lived assets except its oil and gas assets, for impairment in accordance with SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of. CanArgo evaluates its oil and gas properties and its carrying value of investments in unconsolidated entities conducting oil and gas operations in accordance with the full cost method of accounting. See Capital Assets, Oil and Gas Properties above.

         STOCK-BASED COMPENSATION PLANS - CanArgo has adopted only the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has elected to continue to record stock-based compensation expense using the intrinsic-value approach prescribed by Accounting Principles Board ("APB") Opinion 25. The application of APB Opinion 25 has further been clarified by Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation". Accordingly, CanArgo computes compensation cost for each employee

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         stock option granted as the amount by which the quoted market price of the CanArgo's Common Stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation costs, if any, is charged to operations over the vesting period.

         RECENTLY ISSUED PRONOUNCEMENTS - In July 2001, FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria, which must be met, for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values.

         CanArgo is required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Based on present circumstances Statement 141 and 142 would not have any material effect on CanArgo's financial statements.

         In August 2001, FASB issued Statement No. 143 Accounting for Asset Retirement Obligations. Statement 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred concurrent with an increase in the long-lived assets carrying value. The increase and subsequent adjustments in the related long-lived assets carrying value is amortised over its useful life. Upon settlement of the liability, a gain or loss is recorded for the difference between the settled liability and the recorded amount. This standard will be effective for CanArgo on January 1, 2003. We are in the process of assessing the impact that the adoption of this standard will have on our financial position and results of operations.

         In August 2001, FASB issued Statement No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. Statement 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company will adopt Statement 144 in 2002, but based on present circumstances is not expected to have any material effect on CanArgo's financial statements.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, and Amendment of FASB No. 13, and Technical Corrections (FAS "145"). This statement removes the requirement that a gain or loss on the early extinguishment of debt must be reported as an extraordinary activity. In addition, the statement requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions. There are numerous other modifications to existing authoritative guidance under this standard. This statement is effective for financial statements issued on or after May 15, 2002. CanArgo does not expect the adoption of this standard to have a material effect on its financial statements.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"). This standard will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The statement is effective for fiscal years beginning after December 31, 2002. CanArgo does not expect the adoption of this standard to have a material effect on its financial statements.

3.       BUSINESS COMBINATION

         On November 12, 2000, CanArgo acquired 38.1% of the common stock of Georgian American Oil Refinery ("GAOR") for Common Stock consideration valued at $1,666,576. On completion of the acquisition, CanArgo held 51% of the common stock of GAOR and GAOR became a subsidiary of the Company. Under purchase accounting, GAOR's results have been included in the Company's consolidated financial statements since the date of acquisition.

         The purchase price was allocated to the net assets of GAOR as follows:

         Cash                                                      $   207,470
         Other Current Assets                                          762,733
         Refining and Marketing                                      3,040,910
         Current Liabilities                                        (1,281,197)
         Minority Interest                                          (1,063,340)
                                                                   -----------
         Consideration Given - Common Shares                       $ 1,666,576
                                                                   ===========

         In July 2000, CanArgo acquired the minority shareholder's 21.2% interest in Ninotsminda Oil Company for Common Stock consideration valued at $4,500,000. The purchase price was allocated to the net assets of Ninotsminda Oil Company based on their fair value which approximated net book value. On completion of this transaction, Ninotsminda Oil Company became a wholly owned subsidiary of CanArgo.

4.       INVENTORY

         Inventory at December 31, 2001 consisted of the following:

                                         DECEMBER 31,               December 31,
                                            2001                        2000
                                          --------                    --------
         Crude oil                        $373,818                    $186,685
         Refined products                  210,031                     509,224
                                          --------                    --------
                                          $583,849                    $695,909
                                          ========                    ========

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.       CAPITAL ASSETS

         Capital assets, net of accumulated depreciation and impairment, at December 31, 2001 include the following:

                                                             ACCUMULATED
                                                            DEPRECIATION         NET
                                                COST       AND IMPAIRMENT  CAPITAL ASSETS
                                            ------------   --------------  --------------


         OIL AND GAS PROPERTIES

           Proved properties                $ 31,900,462    $(15,230,771)   $ 16,669,691
           Unproved properties                24,570,886              --      24,570,886
                                            ------------    ------------    ------------
                                              56,471,348     (15,230,771)     41,240,577

         PROPERTY AND EQUIPMENT

           Oil and gas related equipment      13,928,639      (3,306,868)     10,621,771
           Office furniture, fixtures and
            equipment and other                1,038,451        (476,230)        562,221
                                            ------------    ------------    ------------
                                              14,967,090      (3,783,098)     11,183,992

         REFINING AND MARKETING                9,431,528      (4,171,387)      5,260,141
                                            ------------    ------------    ------------

                                            $ 80,869,966    $(23,185,256)   $ 57,684,710
                                            ============    ============    ============

         Capital assets, net of accumulated depreciation and impairment, at December 31, 2000 include the following:

                                                             ACCUMULATED
                                                            DEPRECIATION         NET
                                                COST       AND IMPAIRMENT  CAPITAL ASSETS
                                            ------------   --------------  --------------

         OIL AND GAS PROPERTIES

           Proved properties                $ 29,768,241    $ (5,597,509)   $ 24,170,732
           Unproved properties                13,897,096              --      13,897,096
                                            ------------    ------------    ------------
                                              43,665,337      (5,597,509)     38,067,828

         PROPERTY AND EQUIPMENT

           Oil and gas related equipment      10,394,139      (2,966,868)      7,427,271
           Office furniture, fixtures and
            equipment and other                  884,162        (421,660)        462,502
                                            ------------    ------------    ------------
                                              11,278,301      (3,388,528)      7,889,773

         REFINING AND MARKETING                4,710,210        (190,467)      4,519,743
                                            ------------    ------------    ------------

                                            $ 59,653,848    $ (9,176,504)   $ 50,477,344
                                            ============    ============    ============

         OIL AND GAS PROPERTIES

         Ultimate realization of the carrying value of CanArgo's oil and gas properties will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo, which is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities, and the ability to market the oil and gas produced at or near world prices. In addition, CanArgo must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. If one or more of the above factors, or other factors, are different than anticipated, CanArgo may not recover its carrying value.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As a result of application of the ceiling test limitation, CanArgo recorded a write-down in 2001 of oil and gas properties of $7,300,000. In 2001, refining assets and generating equipment were written-down to their estimated net realizable value by $3,359,795 and $500,000 respectively. CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest, including the Bugruvativske field. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo or that such financing as is available will be on terms that are attractive or acceptable to or are deemed to be in the best interests of CanArgo, such entities or their respective stockholders or participants.

         The consolidated financial statements of CanArgo do not give effect to any additional impairment in the value of CanArgo's investment in oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on the financial position, including realization of assets, results of operations, cash flows and prospects of CanArgo.

         PROPERTY AND EQUIPMENT

         Oil and gas related equipment includes drilling rigs and related equipment currently in use by CanArgo in the development of the Ninotsminda field.

6.       INVESTMENT IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES

         CanArgo has acquired interests in oil and gas and other ventures through less than majority interests in corporate and corporate-like entities. A summary of CanArgo's net investment in and advances to oil and gas and other ventures at December 31, 2001 and 2000 is set out below:


                                                                                     DECEMBER 31,      DECEMBER 31,
         INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES                   2001              2000
                                                                                     ------------      ------------
         Ukraine - Stynawske Field, Boryslaw
             Through 45% ownership of Boryslaw Oil Company                           $  6,698,062       $ 6,086,254
         Republic of Georgia - Ninotsminda
             Through 50.0% effective ownership CanArgo Power Corporation                       --           676,583
         Republic of Georgia - Ninotsminda
             Through an effective 50% ownership of East Georgian
              Pipeline Co.                                                                192,500            90,500
         Uentech International Corporation
             Through an effective 45% voting interest                                          --           304,943
         Other Investments                                                                441,614            75,001
                                                                                     ------------       -----------
         TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND
              OTHER VENTURES                                                         $  7,332,176       $ 7,233,281
                                                                                     ============       ===========

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         EQUITY IN PROFIT (LOSS) OF OIL AND GAS AND OTHER VENTURES

         Ukraine - Stynawske Field, Boryslaw                           (593,961)        (626,461)
         Republic of Georgia - CanArgo Power Corporation                     --         (186,074)
         Republic of Georgia - East Georgian Pipeline Co.              (192,500)         (50,000)
         Uentech International Corporation                                   --         (214,579)
                                                                    -----------      -----------

         CUMULATIVE EQUITY IN PROFIT (LOSS) OF OIL AND GAS

         AND OTHER VENTURES                                         $  (786,461)     $(1,077,114)
         IMPAIRMENT - STYNAWSKE FIELD                                (5,459,793)      (5,459,793)
                                                                    -----------      -----------
         TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS

         AND OTHER VENTURES, NET OF EQUITY LOSS AND IMPAIRMENT      $ 1,085,922      $   696,374
                                                                    ===========      ===========

         In April 2001, CanArgo acquired from a wholly owned subsidiary of Terrenex Acquisition Corporation the remaining 50% interest it did not own in CanArgo Power for cash consideration of $425,000. In a related but separate transaction, CanArgo sold in April 2001 all of its voting and non-voting shares of Uentech International Corporation to a wholly owned subsidiary of Terrenex Acquisition Corporation. Proceeds from the sale of Uentech International Corporation were $125,000. On completion of the acquisition, CanArgo Power became a wholly owned subsidiary of CanArgo. The transactions were approved by an independent committee of the Board of Directors.

         Under the terms of the license Boryslaw Oil Company holds in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. As a result of prolonged negotiations which created significant uncertainty as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis, CanArgo recorded in the third quarter of 1999 an impairment charge of $5,459,793 against its investment in and advances to Boryslaw Oil Company. At present, certain obligations must be met by June 2002 in order for Boryslaw Oil Company to retain the field licence including the drilling of one new well. CanArgo is currently seeking an extension to the licence to allow a proper assessment of the workovers and development plans. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if an extension to the current licence cannot be obtained, it may be in breach of obligations it has with regard to the field license and an impairment charge against CanArgo's investment in and advances to Boryslaw Oil Company may be required.

         Other investments include CanArgo's 10% interest in a potential Caspian Sea exploration project and two petrol station sites in Tbilisi, Georgia in which CanArgo has a 50% non-controlling interest. CanArgo accounts for its interest in the two petrol station sites using the equity method.

         CanArgo's ventures are in the development stage. Accordingly, realization of these investments is dependent upon successful development of and ultimately cash flows from operations of the ventures.

7.       ACCRUED LIABILITIES

         Accrued liabilities at December 31, 2001 and 2000 include the following:

                                                                 DECEMBER 31,         DECEMBER 31,
                                                                     2001                 2000
                                                                 ------------         ------------
         Professional fees                                         $150,000             $175,000
         Office relocation                                               --              126,666
         Operating costs                                             90,000                   --
         Other                                                      160,221              107,448
                                                                   --------             --------
                                                                   $400,221             $409,114
                                                                   ========             ========

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       LONG TERM DEBT

         Bank loans at December 31, 2001 and 2000 include the following:

                                                     DECEMBER 31,     DECEMBER 31,
                                                        2001              2000
                                                     ------------     ------------
         Outstanding bank loan                        $ 906,760           $ --
         Less current portion                          (392,408)            --
                                                      ---------           ----
         Long term debt                               $ 514,352           $ --
                                                      =========           ====

         In November 2001, CanArgo Standard Oil Products Limited entered into a $1 million credit facility agreement with a commercial lender in Georgia to fund further expansion of its petrol station network. In 2001, the full amount of the facility was drawn of which $906,760 was outstanding as at December 31, 2001. The loan bears interest at 18% per annum and is secured by the assets of three petrol stations. The full amount of the loan is to be repaid by December 2003. No parent company guarantees have been provided by CanArgo with respect to this loan.

9.       MINORITY SHAREHOLDER ADVANCES

         In 2001 CanArgo received $450,000 on issuance of convertible loans from the other 50% shareholders of CanArgo's subsidiary, CanArgo Norio Limited ("Norio"). The cash amount received represents part of their share of the cost of drilling an exploration well under the Norio and North Kumisi production sharing agreement. CanArgo anticipates increasing its interest to over 60% in CanArgo Norio Limited through an increased level of funding of this well.

         The convertible loans are non interest bearing and will convert into ordinary share capital of CanArgo Norio Limited 30 days after the final cost of the well is known. It is at this point when the final ownership interest in CanArgo Norio Limited will be determined and consequently the $450,000 and any subsequent advances from the other 50% shareholders towards the cost of the well will be reclassified as minority interest.

10.      COMMITMENTS AND CONTINGENCIES

         OIL AND GAS PROPERTIES AND INVESTMENTS IN OIL AND GAS VENTURES

         CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At December 31, 2001, CanArgo had the contingent obligation to issue an aggregate of 187,500 shares of its common stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project. In December 2000, CanArgo announced that a preliminary development plan had been reached with the joint venture partner.

         LEASE COMMITMENTS - CanArgo leases office space under non-cancellable operating lease agreements. Rental expense for the years ended December 31, 2001, 2000 and 1999 was $353,594, $178,745 and $115,425
         respectively. Future minimum rental payments over the next five years for the Company's lease obligations as of December 31, 2001, are as follows:

             2002                                                       $ 250,000
             2003                                                       $ 250,000
             2004                                                       $ 250,000
             2005                                                       $ 220,000
             2006                                                       $ 220,000


                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      CONCENTRATIONS OF CREDIT RISK

         CanArgo's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and advances to oil and gas and other ventures. CanArgo places its temporary cash investments with high credit quality financial institutions. Accounts receivable relates primarily to entities active in the energy and manufacturing sectors. The concentration of credit risk associated with accounts receivable is reduced as CanArgo's debtors are spread across several countries and industries.

12.      STOCKHOLDERS' EQUITY

         On July 8, 1998, at a Special Meeting of Stockholders, the stockholders of CanArgo approved the acquisition of all of the common stock of CAOG for Common Stock of the Company pursuant to the terms of an Amended and Restated Combination Agreement between those two companies (the "Combination Agreement"). Upon completion of the acquisition on July 15, 1998, CAOG became a subsidiary of CanArgo, and each previously outstanding share of CAOG common stock was converted into the right to receive 0.8 shares (the "Exchangeable Shares") of CAOG which are exchangeable generally at the option of the holders for shares of CanArgo's Common Stock on a share-for-share basis.

         On January 24, 2002 CanArgo announced that it has established May 24, 2002 as the redemption date for all of the Exchangeable Shares of CAOG. Each Exchangeable Share will be purchased by CanArgo for shares of CanArgo Common Stock on a share-for-share basis. No cash consideration will be issued by CanArgo and the purchase will not increase the total number of shares of Common Stock of CanArgo issued and issuable.

         As of December 31, 2001, 91,859,620 shares of Common Stock, 148,826 Exchangeable Shares and 100 shares of Voting Preferred Shares were issued and outstanding. No other shares of the Company's preferred stock have been issued.

         During the years ended December 31, 2001, 2000 and 1999, the following transactions regarding CanArgo's Common Stock were consummated pursuant to authorization by CanArgo's Board of Directors or duly constituted committees thereof.

         YEAR ENDED DECEMBER 31, 2001

         o In 2001, CanArgo issued 274,965 shares upon exchange by holders of Exchangeable Shares.

         o In July 2001, CanArgo issued 16,057,765 shares at $0.41 per share upon completion of a private placement.

         YEAR ENDED DECEMBER 31, 2000

         o In 2000, CanArgo issued 105,968 shares upon exchange by holders of Exchangeable Shares.

         o In February and March 2000, CanArgo issued 140,000 shares at $0.805 per share in connection with services performed by third parties.

         o In April 2000, CanArgo issued 3,695,000 shares at $0.862 per share for gross proceeds of $3,184,166 upon completion of a private placement.

         o In June 2000, CanArgo issued 4,054,054 shares at $1.11 per share for gross proceeds of $4,500,000 to acquire the minority interest shareholders interest in Ninotsminda Oil Company.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         o In 2000, CanArgo issued 1,504,664 shares at $0.387 per share pursuant to exercised stock options.

         o In June 2000, CanArgo issued 15,550,916 shares at $0.98 per share upon completion of a private placement.

         o In August 2000, CanArgo issued 12,000,000 shares at $1.18 per share upon completion of a private placement.

         o In November 2000, CanArgo issued 1,543,125 shares at $1.08 per share to acquire controlling interest in a refinery.

         YEAR ENDED DECEMBER 31, 1999

         o In 1999, CanArgo issued 5,327,016 shares upon exchange by holders of Exchangeable Shares.

         o In 1999, CanArgo issued 650,000 shares at $0.678 per share in connection with the acquisition of net profits interests related to the Ninotsminda oil field in the Republic of Georgia.

         o In 1999, CanArgo issued 537,917 shares at $0.555 per share in connection with services performed by third parties.

         o In August 1999, CanArgo issued 11,850,362 shares at $0.30 per share for gross proceeds of $3,555,109 upon completion of the Company's registered public offering.

         o In December 1999, CanArgo issued 3,300,000 shares at $0.86 per share for gross proceeds of $2,837,630 upon completion of a private placement.

13.      NET LOSS PER COMMON SHARE

         Basic and diluted net loss per common share for the years ended December 31, 2001, 2000 and 1999 were based on the weighted average number of common shares outstanding during those periods. The weighted average number of shares used was 83,869,579, 54,950,630 and 26,370,235 respectively. Options to purchase CanArgo's Common Stock were outstanding during the years ended December 31, 2001, 2000 and 1999 but were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been anti-dilutive.

14.      INCOME TAXES

         CanArgo and its domestic subsidiaries file U.S. consolidated income tax returns. No benefit for U.S. income taxes has been recorded in these consolidated financial statements because of CanArgo's inability to recognize deferred tax assets under provisions of SFAS 109. Due to the implementation of the quasi-reorganization as of October 31, 1988, future reductions of the valuation allowance relating to those deferred tax assets existing at the date of the quasi-reorganization, if any, will be allocated to capital in excess of par value. A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate (34%) and CanArgo's reported provision for income taxes is as follows:

                                                  YEAR ENDED           YEAR ENDED         YEAR ENDED
                                              DECEMBER 31, 2001    DECEMBER 31, 2000   DECEMBER 31, 1999
                                              -----------------    -----------------   -----------------
         Income tax benefit at statutory rate   $(4,494,238)         $  (731,545)         $(2,880,772)
         Benefit of losses not recognized         4,494,238              731,545            2,880,772
         Foreign tax provision                       46,203                   --                   --
         Other, net                                      --                   --                   --
                                                -----------          -----------          -----------

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      ---------------------    --------------------    --------------------
         Provision for income taxes   $              46,203    $               --      $                 --
                                      =====================    ====================    ====================
         Effective tax rate                             0.3%                      0%                      0%
                                      =====================    ====================    ====================

         The components of deferred tax assets as of December 31, 2001 and 2000 were as follows:

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                             ------------           ------------
                                                                                 2001                   2000
                                                                             ------------           ------------
         Net operating loss carryforwards                                    $ 11,256,000           $ 13,172,000

         Foreign net operating loss carryforwards                               4,844,000              6,268,000
         Net timing differences on impairments and accelerated
           capital allowances                                                   8,981,000              3,388,000
                                                                             ------------            -----------
                                                                               25,081,000             27,828,000

         Valuation allowance                                                  (25,081,000)           (27,828,000)
                                                                             ------------            -----------
         Net deferred tax asset recognized in balance sheet                  $         --            $       --
                                                                             ============            ===========

         On August 1, 1991, August 17, 1994, July 15, 1998 and June 28, 2000
         CanArgo experienced changes in the CanArgo's ownership as defined in
         Section 382 of the Internal Revenue Code ("IRC"). The effect of these changes in ownership is to limit the utilization of certain existing net operating loss carryforwards for income tax purposes to approximately $413,000 per year on a cumulative basis. As of December 31, 2001, total U.S. net operating loss carryforwards were approximately $33,107,000. Of that amount, approximately $322,000 was incurred subsequent to the ownership change in 2000, $32,785,000 was incurred prior to 2000 and therefore is subject to the IRC Section 382 limitation. See Note 1 of Notes to Consolidated Financial Statements.

         The net operating loss carryforwards expire from 2002 to 2021 The net operating loss carryforwards limited under the separate return limitation rules may only be offset against the separate income of the respective subsidiaries. CanArgo has also generated approximately $14,247,000 of foreign net operating loss carryforwards. A significant portion of the foreign net operating loss carryforwards are subject to limitations similar to IRC Section 382.

         CanArgo's available net operating loss carryforwards may be used to offset future taxable income, if any, prior to their expiration. CanArgo may experience further limitations on the utilization of net operating loss carryforwards and other tax benefits as a result of additional changes in ownership.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.      SEGMENT AND GEOGRAPHICAL DATA

         During the year ended December 31, 1999 CanArgo operated through one business segment, oil and gas exploration and production. In 2000, CanArgo expanded its oil and gas exploration and production activities to include the refining and marketing of crude oil and crude oil products.

         Operating revenues for the years ended December 31, 2001, 2000 and 1999 by business segment and geographical area were as follows:

                                                     DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
         OPERATING REVENUES:                      -------------------     -------------------     -------------------
                                                         2001                     2000                   1999
                                                  -------------------     -------------------     -------------------
         OIL AND GAS EXPLORATION,
         DEVELOPMENT AND PRODUCTION
           Eastern Europe                             $  4,873,623             $  6,108,779            $  2,274,524
           Canada                                               --                       --                 219,088
                                                  -------------------     -------------------     -------------------
                                                         4,873,623                6,108,779               2,493,612
         REFINING AND MARKETING
           Eastern Europe                               10,203,252                  661,880                      --

         INTERSEGMENT ELIMINATIONS                        (906,545)                      --                      --
                                                  -------------------     -------------------     -------------------
         TOTAL                                        $ 14,170,330              $ 6,770,659             $ 2,493,612
                                                  ===================     ===================     ===================

         In 2001, the Company sold its oil and gas production in Eastern Europe to five (2000 - five, 1999 - five) customers. In 2001 sales to three third party customers represented 67%, 12% and 12% of oil and gas revenue respectively. In 2000 sales to three customers represented 43%, 25% and 14% of oil and gas revenue respectively. In 1999 sales to three customers represented 38%, 34% and 11% of oil and gas revenue respectively.

         Operating profit (loss) for the years ended December 31, 2001, 2000 and 1999 by business segment and geographical area were as follows:

                                                     DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
         OPERATING PROFIT (LOSS):                 -------------------     -------------------     -------------------
                                                         2001                     2000                   1999
                                                  -------------------     -------------------     -------------------
         OIL AND GAS EXPLORATION,
         DEVELOPMENT AND PRODUCTION
           Eastern Europe                            $ (6,630,886)            $    871,896            $ (6,154,404)
           Canada                                              --                       --                  (7,926)
                                                  -------------------     -------------------     -------------------
                                                       (6,630,886)                 871,896              (6,162,330)
         REFINING AND MARKETING
           Eastern Europe                              (3,832,529)                (294,156)                     --

         CORPORATE AND OTHER EXPENSES                  (4,793,047)              (2,974,791)             (1,957,020)
                                                  -------------------     -------------------     -------------------
         TOTAL                                       $(15,256,462)            $  (2,397,051)          $ (8,119,350)
                                                  ===================     ===================     ===================

         As a result of application of the ceiling test limitation, CanArgo recorded a write-down in 2001 of oil and gas properties of $7,300,000. In 2001, refining assets and generating equipment were written-down to their estimated net realizable value by $3,359,795 and $500,000 respectively. The write-down of oil and gas properties and generating equipment was recorded in operating profit (loss) for oil and gas, exploration and production. The write-down of refining assets was recorded in profit (loss) for refining and marketing activities.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Identifiable assets as of December 31, 2001 and 2000 by business segment and geographical area were as follows:

                                                                      DECEMBER 31,          DECEMBER 31,
                                                                         2001                   2000
                                                                      ------------          ------------
         CORPORATE
           Eastern Europe                                             $ 3,926,930          $   695,909
           Western Europe (principally cash)                            8,163,244           30,979,777
                                                                      -----------          -----------
         TOTAL CORPORATE                                               12,090,174           31,675,686
                                                                      -----------          -----------
          OIL AND GAS EXPLORATION,
          DEVELOPMENT AND PRODUCTION
           Eastern Europe                                              52,424,569           45,957,601

         REFINING AND MARKETING
           Eastern Europe                                               5,260,141            4,519,743

         OTHER ENERGY PROJECTS
           Eastern Europe                                               1,085,922              606,010
           Canada                                                              --               90,364
                                                                      -----------          -----------
         TOTAL OTHER ENERGY PROJECTS                                    1,085,922              696,374
                                                                      -----------          -----------
         TOTAL IDENTIFIABLE ASSETS                                    $70,860,806          $82,849,404
                                                                      ===========          ===========


16.      SUPPLEMENTAL CASH FLOW INFORMATION AND
         NONMONETARY TRANSACTIONS

         The following represents supplemental cash flow information for the years ended December 31, 2001, 2000 and 1999:

         Supplemental schedule of non-cash               DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
         activities:                                         2001                 2000                 1999
                                                         ------------         ------------         ------------
         Issuance of Common Stock in connection
            with acquisition of minority interest
            shareholders interest in subsidiary          $        --           $4,500,000            $      --

         Issuance of Common Stock in connection
            with acquisition of controlling interest
            in refinery                                           --            1,666,574                   --

         Issuance of Common Stock in connection
            with investments in oil and gas ventures              --                   --              440,740

         Issuance of Common Stock in connection
            with compensation earned and third
            party services provided                               --              112,700              298,872
                                                         -----------           ----------            ---------
                                                         $        --           $6,279,276            $ 739,612
                                                         ===========           ==========            =========

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.      STOCK-BASED COMPENSATION PLANS

         On August 17, 1994, options to purchase 200,000 shares of CanArgo's Common Stock were issued to various individuals who were serving or were expected in the future to serve CanArgo as officers, directors, employees, consultants and advisors (the "1994 Plan"). The options were exercisable at an exercise price of $3.00 and were only exercisable at the time or within six months after services are rendered by such individuals. In 1999 all of the options issued under the 1994 Plan expired.

         Pursuant to the 1995 Long-Term Incentive Plan (the "1995 Plan") adopted by CanArgo in February 1996, 7,500,000 shares of the CanArgo's Common Stock have been authorized for possible issuance under the 1995 Plan. Stock options granted under the 1995 Plan may be either incentive stock options or non-qualified stock options. Options expire on such date as is determined by the committee administering the 1995 Plan, except that incentive stock options may expire no later than 10 years from the date of grant. Pursuant to the 1995 Plan, a specified number of stock options exercisable at the then market price are granted annually to non-employee directors of CanArgo, which become 100% vested six months from the date of grant. Stock appreciation rights entitle the holder to receive payment in cash or Common Stock equal in value to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over the exercise price of the stock appreciation right. No stock appreciation rights have been granted through December 31, 2001. The exercise price and vesting schedule of stock appreciation rights are determined at the date of grant. Under the 1995 Plan, 4,065,334 options were outstanding at December 31, 2001.

         Pursuant to the terms of the Combination Agreement, on July 15, 1998 each stock option granted under CAOG's existing Stock Option Plan (the "CAOG Plan") to purchase a CAOG common share was converted into an option to purchase 0.8 shares of the CanArgo's Common Stock. Pursuant to the CAOG Plan, which has been adopted by CanArgo, a total of 988,000 shares of CanArgo's Common Stock have been authorized for issuance. Stock options granted under the CAOG Plan expire on such date as is determined by the committee administering the CAOG Plan, except that the term of stock options may not exceed 10 years from the date of grant. Under the CAOG Plan, 806,667 options were outstanding at December 31, 2001. In 2000, special stock options and warrants to purchase 2,220,000 shares of CanArgo's Common Stock were issued to various individuals who were serving or were expected in the future to serve CanArgo as officers, directors and employees. The special stock options are exercisable at an exercise price of $1.437 per common share. The warrants are exercisable at an exercise price of $1.27 per common share. At December 31, 2001, all 2,220,000 special stock options and warrants remained outstanding.

         The purpose of the Company's stock option plans is to further the interest of the Company by enabling officers, directors, employees, consultants and advisors of the Company to acquire an interest in the Company by ownership of its stock through the exercise of stock options and stock appreciation rights granted under its various stock option plans.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options granted under the 1994 Plan, the 1995 Plan, CAOG Plan and special stock options and warrants is as follows:

                                                                   SHARES ISSUABLE        WEIGHTED
                                               SHARES AVAILABLE   UNDER OUTSTANDING   AVERAGE EXERCISE
                                                  FOR ISSUE          OPTIONS               PRICE
                                               ----------------   -----------------   ----------------
BALANCE, DECEMBER 31, 1998                            93,584           1,718,416           1.70
 Options (1994 & 1995 Plan):
  Increase in shares available for issue           3,250,000                  --
  Granted at market                               (2,746,166)          2,746,166           0.36
  Canceled (1994 Plan)                                    --             (74,000)          3.00
  Canceled                                           298,332            (298,332)          1.95
 CAOG Plan Authorization:
  Granted at market                                 (227,500)            227,500           0.31
  Canceled                                           198,000            (198,000)          1.17
                                                  ----------          ----------           ----
BALANCE, DECEMBER 31, 1999                           866,250           4,121,750           0.72
 Options (1994 & 1995 Plan):
  Granted at market                               (1,087,000)          1,087,000           1.06
  Exercised                                               --          (1,441,331)          0.39
  Canceled                                           436,250            (436,250)          0.89
 CAOG Plan Authorization:
  Granted at market                                 (485,000)            485,000           1.10
  Exercised                                          (63,333)                              0.46
  Canceled                                           737,500            (737,500)          1.69
 Special Stock Options and Warrants:
   Granted at market                                      --           2,220,000           1.40
                                                  ----------          ----------           ----
BALANCE, DECEMBER 31, 2000                           468,000           5,235,336           1.02
 Options (1995 Plan):
  Increase in shares available for issue           3,500,000                  --
  Granted at market                               (1,795,000)          1,795,000           0.68
  Exercised                                               --                  --
  Canceled                                          (123,335)                              1.44
 CAOG Plan Authorization:
  Granted at market                                 (185,000)            185,000           1.02
  Exercised                                               --                  --
  Canceled                                                --                  --
                                                  ----------          ----------           ----
BALANCE, DECEMBER 31, 2001                         2,111,335           7,092,001           0.92
                                                  ==========          ==========           ====

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Shares issuable upon exercise of vested options and the corresponding weighted average exercise price are as follows:

                                                                       SHARES ISSUABLE         WEIGHTED
                                                                      UNDER EXERCISABLE    AVERAGE EXERCISE
                                                                           OPTIONS               PRICE
                                                                      -----------------    ----------------
         December 31, 1999                                                 672,277               $1.85
         December 31, 2000                                                 725,329               $0.99
         December 31, 2001                                               3,452,831               $0.91

         The weighted average fair value of options granted during the year was $0.71, $1.26 and $0.22 for the years ended December 31, 2001, 2000 and 1999 respectively.

         The following table summarizes information about stock options outstanding at December 31, 2001:

                                   OPTIONS OUTSTANDING                                        OPTIONS EXERCISABLE
         ------------------------------------------------------------------------     -----------------------------------
                                     NUMBER                                                NUMBER
                                    OF SHARES          WEIGHTED          WEIGHTED         OF SHARES              WEIGHTED
                                 OUTSTANDING AT        AVERAGE           AVERAGE       EXERCISABLE AT            AVERAGE
         RANGE OF EXERCISE        DECEMBER 31,        REMAINING         EXERCISE        DECEMBER 31,             EXERCISE
         PRICES                       2001               TERM             PRICE             2001                   PRICE
         -----------------       --------------       ---------         ---------      --------------            --------
         $0.275 to $0.69            2,790,001            4.64              0.65           1,511,249                0.48
         $0.70 to $0.99               175,000            3.97              0.88              61,667                0.88
         $1.00 to $1.85             4,127,000            2.50              1.30           1,879,915                1.26
                                    ---------            ----              ----           ---------                ----
         $0.275 to $1.85            7,092,001            3.38              0.92           3,452,831                0.91
                                    =========            ====              ====           =========                ====

         As discussed in Note 2, Summary of Significant Accounting Policies, "Stock-Based Compensation Plans", CanArgo accounts for its stock-based compensation plans under APB Opinion 25. Accordingly, no compensation cost has been recognized for those stock options with exercise prices equal to or greater than the market price of the stock on the date of grant. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. Had compensation cost for those stock options been determined consistent with SFAS No. 123, CanArgo's net loss and net loss per common share after plan forfeitures would have been approximately $14,553,000 and $0.17 respectively for the year ended December 31, 2001, $3,077,000 and $0.05 respectively for the year ended December 31, 2000 and $8,806,000 and $0.34 respectively for the year ended December 31, 1999.

         The fair value of each stock option granted by CanArgo was calculated using the Black-Scholes option-pricing model applying the following weighted-average assumptions for the years ended December 31, 2001, 2000 and 1999: dividend yield of 0.00%, risk-free interest rate of 4.61% for the year ended December 31, 2001, dividend yield of 0.00%; risk-free interest rate of 5.98% for the year ended December 31, 2000, and dividend yield of 0.00%; risk-free interest rate of 5.86% for the year ended December 31, 1999, the average expected lives of options of
         3.37 years, 3.51 years and 4.0 years respectively; and volatility of 75.15% for the year ended December 31, 2001, 75.07% for the year ended December 31, 2000 and 80.0% for the year ended December 31, 1999.

                           CANARGO ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.      RELATED PARTY TRANSACTIONS

         Of the 50% of CanArgo Standard Oil Products not held by CanArgo, 41.65% is held by Standard Oil Products, an unrelated third party entity, and 8.35% is held by an individual who is one of the founders of Standard Oil Products and is an officer and director of CanArgo Standard Oil Products. The majority of refined product purchased by CanArgo Standard Oil Products for resale at its petrol stations is purchased from a company controlled by Standard Oil Products. Total product purchasers from the related company in 2001 were $4,941,000. At December 31, 2001, accounts payable included $223,725 with respect to these purchases. In 2001 the related company also contributed petrol station sites to CanArgo Standard Oil Products at negotiated arms length amounts. Certain equipment is provided to Georgian British Oil Company Ninotsminda by a company owned by significant employees of Georgian British Oil Company Ninotsminda. Total rental payments for this equipment in 2001 was $124,078.

         In 2000, three non-employee directors each received compensation in the amount of $90,000 for services provided with respect to the June and August 2000 private placements.

19.      SUBSEQUENT EVENTS

         On February 12, 2002, CanArgo completed a private placement of 5,210,000 common shares at NOK 2.95 per share (approximately US$0.33 per share) for gross proceeds of approximately $1,719,000.

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                   QUARTERLY RESULTS OF OPERATIONS - UNAUDITED

                                                                         2001
                                             ----------------------------------------------------------------------------
                                                  FIRST         SECOND            THIRD           FOURTH
                                                 QUARTER       QUARTER           QUARTER          QUARTER          YEAR
                                             ------------    ------------    ------------      ------------  ------------
         Operating Revenue                   $  3,597,803    $  2,963,636    $  4,082,422      $  4,134,501  $  14,778,362
         Operating Loss from
           Continuing Operations                 (545,801)     (1,254,982)       (698,675)      (12,757,004)   (15,256,462)
         Net Loss                                (326,081)     (1,203,440)       (487,364)      (11,201,461)   (13,218,346)
         Net Loss per Common Share -
         basic and diluted                          (0.00)          (0.02)          (0.01)            (0.12)         (0.16)



                                                                         2000
                                             ----------------------------------------------------------------------------
                                                  FIRST         SECOND            THIRD           FOURTH
                                                 QUARTER       QUARTER           QUARTER          QUARTER          YEAR
                                             ------------    ------------    ------------      ------------  ------------
         Operating Revenue                    $ 2,080,976     $ 1,515,095     $ 1,163,277       $ 2,376,211    $ 7,135,559
         Operating Profit (Loss) from
           Continuing Operations                  122,707        (187,392)       (788,199)       (1,544,167)    (2,397,051)
         Net Profit (Loss)                        100,462        (279,952)       (712,729)       (1,259,585)    (2,151,604)
         Net Profit (Loss) per Common
           Share -  basic and diluted                0.00           (0.01)          (0.01)            (0.02)         (0.04)

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs with existing equipment under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

No major discovery or other favorable or adverse event subsequent to December 31, 2001 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The following tables sets forth the Company's net proved oil and gas reserves, including the changes therein, and net proved developed reserves at December 31, 2001, as estimated by the independent petroleum engineering firm, Ashton Jenkins
Mann:


      NET PROVED RESERVES - OIL                             REPUBLIC OF
      (In Thousands of Barrels)                               GEORGIA            CANADA             TOTAL
                                                          ----------------- ----------------- ----------------

                      DECEMBER 31, 1998                           7,544               158             7,702
             Purchase of properties                                  --                --                --
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions                274                --               274
             Production                                           (+100)              (17)             (117)
             Disposition of properties                               --              (141)             (141)
                                                          ----------------- ----------------- ----------------
                      DECEMBER 31, 1999                           7,718                --             7,718
             Purchase of properties                               1,610                --             1,610
             Revisions of previous estimates                         --                --                --
             Extension, discoveries, other additions                583                --               583
             Production                                            (246)               --              (246)
             Disposition of properties                               --                --                --
                                                          ----------------- ----------------- ----------------
      DECEMBER 31, 2000                                           9,665                --             9,665
             Purchase of properties                                  --                --
             Revisions of previous estimates                     (5,689)               --            (5,689)
             Extension, discoveries, other additions                 --                --                --
             Production                                            (247)               --              (247)
             Disposition of properties                               --                --                --
                                                          ----------------- ----------------- ----------------
      DECEMBER 31, 2001                                           3,729                --             3,729
                                                          ================= ================= ================

      NET PROVED DEVELOPED OIL RESERVES
             December 31, 2001                                    2,928                --             2,928
                                                          ================= ================= ================


                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

      NET PROVED RESERVES - GAS                                     REPUBLIC OF
      (In Million Cubic Feet)                                         GORGIA
      -----------------------                                        -------
             Purchase of properties                                       --
             Revisions of previous estimates                              --
             Extension, discoveries, other additions                   8,417
             Production                                                  (83)
                                                                      -------
      DECEMBER 31, 1999                                                8,334
             Purchase of properties                                    1,658
             Revisions of previous estimates                              --
             Extension, discoveries, other additions                   4,654
             Production                                               (1,146)
             Disposition of properties                                    --
                                                                      -------
      DECEMBER 31, 2000                                               13,500
             Purchase of properties                                       --
             Revisions of previous estimates                          (7,365)
             Extension, discoveries, other additions                      --
             Production                                               (1,110)
             Disposition of properties                                    --
                                                                      -------
      DECEMBER 31, 2001                                                5,025
                                                                      =======
      NET PROVED DEVELOPED GAS RESERVES
             December 31, 2001                                         3,863
                                                                      =======


         Net proved oil reserves in the Republic of Georgia as at December 31, 2001 and 2000 were as follows:

                                                        DECEMBER 31,                       DECEMBER 31,
                                                            2001                               2000
                                             ----------------------------------- ----------------------------------
                                               OIL RESERVES      PSC ENTITLEMENT     OIL RESERVES   PSC ENTITLEMENT
                                                 - GROSS             VOLUMES           - GROSS          VOLUMES
                                                  (MSTB)           (MSTB) (1)            (MSTB)        (MSTB) (1)
                                             ----------------- ----------------- ---------------- -----------------
      Proved Developed Producing                      3,985            2,928              3,800           2,570
      Proved Undeveloped                              1,076              801             14,500           7,095
                                             ----------------- ----------------- ---------------- -----------------
      TOTAL PROVEN                                    5,061            3,729             18,300           9,665
                                             ================= ================= ================ =================

         Net proved gas reserves in the Republic of Georgia as at December 31, 2001 and 2000 were as follows:

                                                       DECEMBER 31,                        DECEMBER 31,
                                                            2001                               2000
                                             ----------------------------------- ----------------------------------
                                                               PSC                          PSC
                                                GAS RESERVES     ENTITLEMENT     GAS RESERVES      ENTITLEMENT
                                                  - GROSS          VOLUMES          - GROSS          VOLUMES
                                                    (MMCF)        (MMCF) (1)         (MMCF)         (MMCF) (1)
                                             ----------------- ----------------- ---------------- -----------------
      Proved  Developed Producing                   12,878            3,863            15,200            4,560
      Proved Undeveloped                             3,873            1,162            29,800            8,940
                                             ----------------- ---------------- ----------------- -----------------
      TOTAL PROVEN                                  16,751            5,025            45,000           13,500
                                             ================= ================ ================= =================

-----------
(1) PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

    CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

Results of operations for oil and gas producing activities for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                            REPUBLIC OF
      YEAR ENDED DECEMBER 31, 2001                                            GEORGIA
                                                                           -------------
      Revenues                                                             $   4,873,623
      Operating expenses                                                       1,568,011
      Depreciation, depletion and amortization                                10,167,368
                                                                           -------------

      Operating Income/(Loss)                                                 (6,861,756)
      Income tax provision                                                            --
                                                                           -------------
      RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES           $  (6,861,756)
                                                                           =============

                                                                             REPUBLIC OF
      YEAR ENDED DECEMBER 31, 2000                                             GEORGIA
                                                                            ------------
      Revenues                                                              $  6,108,779
      Operating expenses                                                       1,287,035
      Depreciation, depletion and amortization                                 3,099,000
                                                                            ------------
      Operating Income                                                         1,722,744
      Income tax provision                                                            --
                                                                            ------------
      RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES            $  1,722,744
                                                                            ============

                                                         REPUBLIC OF
      YEAR ENDED DECEMBER 31, 1999                         GEORGIA            CANADA              TOTAL
                                                        -------------       ----------         ------------
      Revenues                                          $   2,274,524       $   219,088        $  2,493,612
      Operating expenses                                      703,430           205,495             908,925
      Depreciation, depletion and amortization                968,203                --             968,203
                                                        -------------        ----------         ------------

      Operating Income (Loss)                                 602,891            13,593             616,484
      Income tax provision                                         --                --                  --
                                                        -------------        ----------         ------------

      RESULTS OF OPERATIONS FOR OIL AND GAS
      PRODUCING ACTIVITIES                              $     602,891        $   13,593         $    616,484
                                                        -------------        ----------         ------------

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

Costs incurred for oil and gas property acquisition, exploration and development activities for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                      EASTERN EUROPE          CANADA               TOTAL
                                                    -----------------     -----------------   -----------------
DECEMBER 31, 2001

Property Acquisition

     Unproved*                                         $     5,186,002    $          --     $        5,186,002
     Proved                                                         --               --                     --
Exploration                                                  5,851,306               --              5,851,306
Development                                                  2,054,989               --              2,054,989
                                                       ---------------    -------------     ------------------
     Total costs incurred                              $    13,092,297    $          --     $       13,092,297
                                                       ===============    =============     ==================

DECEMBER 31, 2000

Property Acquisition

     Unproved*                                         $     1,365,783    $          --     $        1,365,783
     Proved                                                         --               --                     --
Exploration                                                         --               --                     --
Development                                                  9,261,624               --              9,261,624
                                                       ---------------    -------------     ------------------
     Total costs incurred                                   10,627,407               --     $       10,627,407
                                                       ===============    =============     ==================

DECEMBER 31, 1999

Property Acquisition

     Unproved                                          $            --    $          --     $               --
     Proved                                                         --               --                     --
Exploration                                                         --               --                     --
Development                                                  1,991,779           39,101              2,030,880
                                                       ---------------    -------------     ------------------
     Total costs incurred                              $     1,991,779    $      39,101     $        2,030,880
                                                       ===============    =============     ==================

  *These amounts represent costs incurred by CanArgo and excluded from the amortization base until proved reserves are established or impairment is determined.

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following information has been developed utilizing procedures prescribed by SFAS No. 69 Disclosure about Oil and Gas Producing Activities ("SFAS 69") and based on crude oil reserve and production volumes estimated by the Company's engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

CanArgo believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying period-end oil prices adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:

                                                                      REPUBLIC OF
DECEMBER 31, 2001  (IN THOUSANDS)                                       GEORGIA
                                                                      -----------
Future cash inflows                                                    $ 61,922
Less related future:
 Production costs                                                        26,177
 Development and abandonment costs                                        6,284
                                                                       --------
 Future net cash flows before income taxes                               29,461
 Future income taxes (1)                                                   (740)
                                                                       --------
 Future net cash flows                                                   28,721
 10% annual discount for estimating timing of cash flows                 12,026
                                                                       --------
 Standardized measure of discounted future net cash flows              $ 16,695
                                                                       ========

                           CANARGO ENERGY CORPORATION
                       SUPPLEMENTAL FINANCIAL INFORMATION
                SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

                                                                                   REPUBLIC OF
  DECEMBER 31, 2000 (IN THOUSANDS)                                                   GEORGIA
                                                                                ----------------
    Future cash inflows                                                         $        219,531
    Less related future:
     Production costs                                                                     37,356
     Development and abandonment costs                                                    63,049
                                                                                ----------------
     Future net cash flows before income taxes                                           119,126
     Future income taxes (1)                                                              (5,063)
                                                                                ----------------
     Future net cash flows                                                               114,063
     10% annual discount for estimating timing of cash flows                              51,097
                                                                                ----------------
     Standardized measure of discounted future net cash flows                   $         62,966
                                                                                ================

---------------
(1) Future cash flows are based on PSC Entitlement Volumes attributed to CanArgo using the "economic interest method" applied to the terms of the production sharing contract. PSC Entitlement Volumes are those produced volumes which, through the production sharing contract, accrue to the benefit of Ninotsminda Oil Company after deduction of Georgian Oil's share which includes all Georgian taxes, levies and duties. As a result of CanArgo's interest in Ninotsminda Oil Company, these volumes accrue to the benefit of CanArgo for the recovery of capital, repayment of operating costs and share of profit.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

                                                          DECEMBER 31,         December 31,         December 31,
            IN THOUSANDS                                      2001                 2000                 1999
                                                     -------------------   ------------------  -----------------
     Beginning of year                               $        62,966               40,168               15,040

     Purchase (sale) of reserves in place                         --               11,316                 (437)
     Revisions of previous estimates                         (36,196)                (409)                  --
     Development costs incurred during the period              2,055                9,262                1,922
     Additions to proved reserves resulting from
       extensions, discoveries and improved
       recovery                                                   --                   --                   --
     Accretion of discount                                        --                   --                   --
     Sales of oil and gas, net of production costs            (2,327)              (4,822)              (1,410)
     Net change in sales prices, net of production
       costs                                                 (12,865)               4,393               29,256
     Changes in production rates (timing) and other            3,062                3,058               (4,273)
                                                        -----------------    -----------------    -----------------
     Net increase (decrease)                                 (46,271)              22,798               25,128
                                                        -----------------    -----------------    -----------------
     End of year                                     $        16,695               62,966               40,168
                                                        =================    =================    =================

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                    AS OF JUNE 30, 2002 AND DECEMBER 31, 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                             Unaudited
                                                                 -------------------------------
                                                                     JUNE 30,       December 31,
                                                                       2002             2001
                                                                 -------------    -------------
         ASSETS

         Cash and cash equivalents                               $   3,068,524    $   5,891,292
         Accounts receivable                                         1,084,417        2,097,221
         Inventory                                                     323,180          583,849
         Prepayments                                                   402,239        2,235,712
         Other current assets                                          734,748          733,211
                                                                 -------------    -------------
             Total current assets                                $   5,613,108    $  11,541,285

         Capital assets, net (including unevaluated amounts of
           $34,169,177 and $24,570,886, respectively)               65,612,659       57,684,710
         Investments in and advances to oil and gas and other
           ventures - net                                              810,339        1,085,922
                                                                 -------------    -------------
         TOTAL ASSETS                                            $  72,036,106    $  70,311,917
                                                                 =============    =============

         LIABILITIES AND STOCKHOLDERS' EQUITY

         Accounts payable                                        $   1,710,455    $   1,069,419
         Current portion of long term debt                             620,223          392,408
         Income taxes payable                                           82,660           90,456
         Accrued liabilities                                           333,414          400,221
                                                                 -------------    -------------
             Total current liabilities                           $   2,746,752    $   1,952,504

         Long term debt                                                370,092          514,352
         Provision for future site restoration                         100,290           64,290

         Minority shareholder advances                                 926,000          450,000
         Minority interest in subsidiaries                           1,617,499        1,531,191
         Commitments and contingencies (Note 12)

         Stockholders' equity:
           Common stock, par value $0.10 per share                   9,735,620        9,200,845
           Capital in excess of par value                          145,151,475      144,057,517
           Foreign currency translation adjustment                      51,257             --
           Accumulated deficit                                     (88,662,879)     (87,458,782)
                                                                 -------------    -------------
             Total stockholders' equity                          $  66,275,473    $  65,799,580
                                                                 -------------    -------------
         Total Liabilities and Stockholders' equity              $  72,036,106    $  70,311,917
                                                                 =============    =============

See accompanying notes to unaudited consolidated condensed financial statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
            FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                           Unaudited Three Months Ended      Unaudited Six Months Ended
                                                           ----------------------------      ---------------------------
                                                               JUNE 30,      June 30,          JUNE 30,       June 30,
                                                                 2002          2001              2002           2001
                                                           -------------   -------------    ------------   -------------
         Operating Revenues from Continuing Operations:
          Oil and gas sales                                 $    825,515    $    869,711    $  2,463,444    $  2,617,906
          Refining and marketing                               1,890,929       2,093,925       3,255,634       3,943,533
          Other                                                  154,648            --         1,398,153            --
                                                           -------------   -------------    ------------   -------------
                                                               2,871,092       2,963,636       7,117,231       6,561,439
                                                           -------------   -------------    ------------   -------------
         Operating Expenses:
          Field operating expenses                               283,385         611,260         879,361       1,113,477
          Purchases of crude oil and products                  1,530,166       1,471,760       2,572,232       2,629,484
          Refinery operating expenses                               --            76,619            --           197,025
          Direct project costs                                   352,263         321,625         981,702         571,205
          Selling, general and administrative                  1,655,235       1,019,697       2,485,111       2,047,586
          Depreciation, depletion and amortization               544,210         916,524       1,342,749       2,102,312
                                                           -------------   -------------    ------------   -------------
                                                               4,365,259       4,417,485       8,261,155       8,661,089
                                                           -------------   -------------    ------------   -------------

         OPERATING LOSS FROM CONTINUING OPERATIONS            (1,494,167)     (1,453,849)     (1,143,924)     (2,099,650)
                                                           -------------   -------------    ------------   -------------

         Other Income (Expense):
          Interest, net                                          (45,645)        112,057         (93,331)        503,213
          Other                                                  127,443          20,949          38,930          16,670
          Equity income from investments                          99,115          65,861          90,990          28,861
                                                           -------------   -------------    ------------   -------------
         TOTAL OTHER INCOME (EXPENSE)                            180,913         198,867          36,589         548,744
                                                           -------------   -------------    ------------   -------------

         NET LOSS BEFORE INCOME TAX AND MINORITY INTEREST     (1,313,254)     (1,254,983)     (1,107,335)     (1,550,906)

         Income taxes                                             26,848            --           (10,454)           --
         Minority interest in income of consolidated
          subsidiaries                                            (4,733)         51,542         (86,308)         21,385
                                                           -------------   -------------    ------------   -------------

         NET LOSS                                          $  (1,291,139)  $  (1,203,440)   $ (1,204,097)  $  (1,529,521)
                                                           =============   =============    ============   =============

         OTHER COMPREHENSIVE LOSS:
          Foreign currency translation                           (51,257)           --           (51,257)           --
                                                           -------------   -------------    ------------   -------------

         COMPREHENSIVE LOSS                                $  (1,342,396)  $  (1,203,440)   $ (1,255,354)  $  (1,529,521)
                                                           =============   =============    ============   =============

         Weighted average number of
          common shares outstanding                           97,268,403      75,950,681      96,034,612      75,950,681
                                                           -------------   -------------    ------------   -------------

         NET LOSS PER COMMON SHARE - BASIC                 $       (0.01)  $       (0.02)   $      (0.01)   $      (0.02)
                                                           -------------   -------------    ------------   -------------

         NET LOSS PER COMMON SHARE - DILUTED               $       (0.01)  $       (0.02)   $      (0.01)   $      (0.02)
                                                           -------------   -------------    ------------   -------------

See accompanying notes to unaudited consolidated condensed financial statements.

                  CANARGO ENERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                            UNAUDITED SIX MONTHS ENDED
                                                                         --------------------------------
                                                                            JUNE 30,            JUNE 30,
                                                                              2002                2001
                                                                         ------------        ------------
 Operating activities:
   Net income (loss)                                                     $ (1,204,097)       $ (1,529,521)
   Depreciation, depletion and amortization                                 1,342,749           2,102,312
   Equity income from investments                                             (90,990)            (28,861)
   Allowance for doubtful accounts                                            275,000             100,000
   Minority interest in income of consolidated subsidiaries                    86,308             (21,385)
   Changes in assets and liabilities:
     Accounts receivable                                                      737,804            (434,158)
     Inventory                                                                260,669            (475,971)
     Other current assets                                                      (1,537)           (900,540)
     Accounts payable                                                         641,036             894,439
     Income taxes payable                                                      (7,796)                 --
     Accrued liabilities                                                      (66,807)           (145,636)
   Advances from joint venture partner                                             --          (5,711,000)
                                                                         ------------        ------------
 NET CASH GENERATED BY (USED IN) OPERATING ACTIVITIES                       1,972,339          (6,150,321)
                                                                         ------------        ------------
 Investing activities:
   Capital expenditures                                                    (9,183,441)         (8,876,420)
   Acquisitions, net of cash acquired                                              --          (4,044,973)
   Proceeds from disposition of investment                                         --             125,000
   Investments in and advances to oil and gas and other
     ventures                                                                 366,573            (589,232)
   Change in non cash working capital items                                 1,833,473            (664,768)
 NET CASH USED IN INVESTING ACTIVITIES                                     (6,983,395)        (14,050,393)

 Financing Activities:
   Proceeds from sale of common stock                                       1,790,948                  --
   Share issue costs                                                         (162,215)                 --
   Minority shareholder advances                                              476,000                  --
   Advances from minority interest                                                 --           1,806,874
   Increase in long term debt                                                  83,555                  --
                                                                         ------------        ------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                  2,188,288           1,806,874

 NET DECREASE IN CASH AND CASH EQUIVALENTS                                 (2,822,767)        (18,393,840)
 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             5,891,292          29,697,267
                                                                         ------------        ------------
 CASH AND CASH EQUIVALENTS, END OF PERIOD                                $  3,068,525        $ 11,303,427
                                                                         ============        ============

See accompanying notes to unaudited consolidated condensed financial statements.

                   CANARGO ENERGY CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
          SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001 (UNAUDITED)

(1)      Basis of Presentation

         The interim consolidated condensed financial statements and notes thereto of CanArgo Energy Corporation and its subsidiaries (collectively, CanArgo) have been prepared by management without audit. In the opinion of management, the consolidated condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The accompanying consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in CanArgo's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. All amounts are in U.S. dollars.

         Certain items in the consolidated condensed financial statements have been reclassified to conform to the current year presentation. There was no effect on net loss as a result of these reclassifications.

         During 2002, the Company adopted the self-sustaining method of accounting for CanArgo Standard Oil Products. The adoption of the self-sustaining method was necessitated by the fact that CanArgo Standard Oil Products was no longer financially and operationally dependant upon its parent company. Under the self-sustaining method of foreign currency translation, assets and liabilities are translated into US dollars at period end exchange rates and income and expenses are translated into US dollars at average rates in effect during the period. Exchange gains and losses on translation are reflected as a separate component of shareholders' equity.

(2)      Need for Significant Additional Capital, Possible Impairment of Assets

         CanArgo has incurred recurring operating losses, and its current operations are not generating positive cash flows. The ability of CanArgo to continue as a going concern and to pursue its principal activities of acquiring interests in and developing oil and gas fields is dependent upon CanArgo reducing costs, generating funds from internal sources including the sale of certain non-core assets, external sources and, ultimately, achieving sufficient positive cash flows from operating activities.

         In order to preserve available cash resources while still maintaining essential field operations and development activities in Georgia, a significant cost reduction plan is being implemented. External sources of funding are also being pursued. Should such funding not be forthcoming and CanArgo be unable to sell some or all of its non-core assets, further cost reductions will be required in order for CanArgo to remain a going concern.

         Development of the oil and gas properties and ventures in which CanArgo has interests involves multi-year efforts and substantial cash expenditures. Full development of these properties will require the availability of substantial funds from external sources. CanArgo believes that it will be able to generate funds from external sources including quasi-governmental financing agencies, conventional lenders, equity investors and other oil and gas companies that may desire to participate in CanArgo's oil and gas projects, although no firm funding commitments have been received.

         Ultimate realization of the carrying value of CanArgo's oil and gas properties will require production of oil and gas in sufficient quantities and marketing such oil and gas at sufficient prices to provide positive cash flow to CanArgo. This is dependent upon, among other factors, achieving significant production at costs that provide acceptable margins, reasonable levels of taxation from local authorities and the ability to market the oil and gas produced at or near world prices. In addition, CanArgo must mobilize drilling equipment and personnel to initiate drilling, completion and production activities. If one or more of the above factors, or other factors, are different than anticipated, CanArgo may not recover the carrying value of its oil and gas properties.

         CanArgo generally has the principal responsibility for arranging financing for the oil and gas properties and ventures in which it has an interest. There can be no assurance, however, that CanArgo or the entities that are developing the oil and gas properties and ventures will be able to arrange the financing necessary to develop the projects being undertaken or to support the corporate and other activities of CanArgo or that such financing if available will be on terms that are acceptable to or are deemed to be in the best interests of CanArgo, such entities or their respective stockholders or participants.

         The consolidated financial statements of CanArgo do not give effect to any additional impairment in the value of CanArgo's oil and gas properties and ventures or other adjustments that would be necessary if financing cannot be arranged for the development of such properties and ventures or if they are unable to achieve profitable operations. Failure to arrange such financing on reasonable terms or failure of such properties and ventures to achieve profitability would have a material adverse effect on the financial position, including realization of assets, results of operations, cash flows and prospects of CanArgo.

(3)      Foreign Operations

         CanArgo's future operations and earnings will depend upon the results of CanArgo's operations in the Republic of Georgia, the Ukraine and Russia. There can be no assurance that CanArgo will be able to successfully conduct such operations, and a failure to do so would have a material adverse effect on CanArgo's financial position, results of operations and cash flows. Also, the success of CanArgo's operations will be subject to numerous contingencies, some of which are beyond management control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Since CanArgo is dependent on international operations, CanArgo will be subject to various additional political, economic and other uncertainties. Among other risks, CanArgo's operations may be subject to the risks and restrictions on transfer of funds, import and export duties, quotas and embargoes, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and regulations.

(4)      Inventory

         Inventory at June 30, 2002 and December 31, 2001 consisted of the following:

                                              JUNE 30,         DECEMBER 31,
                                                2002              2001
                                             ------------      ------------
         Crude oil                             $ 87,402           $373,818
         Refined products                       235,778            210,031
                                               --------           --------
                                               $323,180           $583,849
                                               ========           ========

(5)  Capital Assets, Net

     Capital assets, net of accumulated depreciation and impairment, at June 30, 2002 and December 31, 2001 include the following:

                                                        JUNE 30,                            December 31,
                                                          2002                                  2001
                                        ----------------------------------------------     --------------
                                                       ACCUMULATED
                                                       DEPRECIATION
                                                           AND               NET                NET
                                           COST         IMPAIRMENT      CAPITAL ASSETS     CAPITAL ASSETS
                                        -----------    ------------     --------------     --------------
      OIL AND GAS PROPERTIES
       Proved properties                $31,900,462     $16,224,771       $15,675,691       $16,669,691
       Unproved properties               34,169,177              --        34,169,177        24,570,886
                                        -----------     -----------       -----------       -----------
                                         66,069,639      16,224,771        49,844,868        41,240,577
     PROPERTY AND EQUIPMENT
      Oil and gas related
       equipment                         12,374,219       3,476,868         8,897,351        10,621,771
      Office furniture,
       fixtures and
       equipment and other                1,087,047         561,506           525,541           562,221
                                        -----------     -----------       -----------       -----------
                                         13,461,266       4,038,374         9,422,892        11,183,992

     REFINING AND MARKETING              10,551,147       4,206,248         6,344,899         5,260,141
                                        -----------     -----------       -----------       -----------
     TOTAL                              $90,082,052     $24,469,393       $65,612,659       $57,684,710
                                        ===========     ===========       ===========       ===========

     Unproved property additions relate to CanArgo's exploration activity in the period. Oil and gas related equipment includes new or refurbished drilling rigs and related equipment, all of which are in the Republic of Georgia.

(6)      Investments in and Advances to Oil and Gas and Other Ventures

         CanArgo has acquired interests in oil and gas and other ventures through less than majority interests in corporate and corporate-like entities. A summary of CanArgo's net investment in and advances to oil and gas and other ventures at June 30, 2002 and December 31, 2001 is set out below:

                                                                                                JUNE 30,              DECEMBER 31,
         INVESTMENTS IN AND ADVANCES TO OIL AND GAS AND OTHER VENTURES                            2002                    2001
                                                                                             -------------            ------------
         Ukraine - Stynawske Field, Boryslaw
              Through 45% ownership of Boryslaw Oil Company                                   $  6,613,603            $  6,698,062
         Republic of Georgia - Ninotsminda
             Through an effective 50% ownership of East Georgian Pipeline Co.                           --                 192,500
         Other Investments                                                                         159,500                 441,614
                                                                                             -------------            ------------
         TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS
         AND OTHER VENTURES                                                                   $  6,773,103            $  7,332,176
                                                                                              -------------           ------------
         EQUITY IN PROFIT (LOSS) OF OIL AND GAS AND OTHER VENTURES
         Ukraine - Stynawske Field, Boryslaw                                                      (502,971)               (593,961)
         Republic of Georgia - East Georgian Pipeline Co.                                               --                (192,500)
                                                                                              -------------           ------------
         CUMULATIVE EQUITY IN PROFIT (LOSS) OF OIL AND GAS
         AND OTHER VENTURES                                                                   $   (502,971)           $   (786,461)

         IMPAIRMENT - STYNAWSKE FIELD, BORYSLAW                                                 (5,459,793)             (5,459,793)
                                                                                              -------------           ------------
         TOTAL INVESTMENTS IN AND ADVANCES TO OIL AND GAS
         AND OTHER VENTURES, NET OF EQUITY LOSS AND IMPAIRMENT                                $    810,339            $  1,085,922
                                                                                              ============            ============

         Under the terms of the license Boryslaw Oil Company holds in the Stynawske field, field operations were to be transferred to Boryslaw Oil Company effective January 1, 1999. As a result of prolonged negotiations which created significant uncertainty as to CanArgo's ability to raise funds for the project or enter into a satisfactory farm-out agreement on a timely basis, CanArgo recorded in the third quarter of 1999 an impairment charge of $5,459,793 against its entire investment in and advances to Boryslaw Oil Company.

         In 2001 an agreement was reached to undertake a limited investment and development program by June 2002 in respect of Boryslaw Oil Company to increase production and to meet certain work commitments under the Stynawske field licence. These obligations have not been fully met, however, Boryslaw Oil Company is seeking modifications to the licence to allow a proper assessment of the workovers and development plans completed to date. A repayment schedule of CanArgo's advances to Boryslaw Oil Company has also been agreed of which $120,000 was repaid by June 30, 2002. Boryslaw Oil Company has so far not been given notice by the Ukrainian licensing body of early termination of the license. CanArgo is actively seeking to farm-out part of its interest in Boryslaw Oil Company in return for finance to carry out the work programme. If Boryslaw Oil Company does not proceed with the Stynawske field development programme or if modifications to the current licence agreement cannot be obtained, it may be in breach of obligations it has with regard to the field license and an impairment charge against CanArgo's investment in and advances to Boryslaw Oil Company may be required.

         Other investments include CanArgo's 10% interest in a Caspian Sea exploration project and three petrol station sites in Tbilisi, Georgia in which CanArgo has a 50% non-controlling interest. CanArgo accounts for its interest in the three petrol station sites using the equity method and consolidates the remaining sixteen sites in which it has controlling interest. In 2002, CanArgo purchased the remaining 50% of Petro-Invest, a petrol station site in which CanArgo previously held a 50% non-controlling interest. This site in now consolidated in CanArgo's financial statements.

         In 2002, two of the three petrol station sites that CanArgo has a 50% non-controlling interest had entered into credit facility agreements of $250,000 and $100,000 respectively with a commercial lender in Georgia. In May 2002, the full amount of the facilities were drawn and as at June 30, 2002, $350,000 under the facilities were outstanding. The loans bear interest at 18% per annum and are secured by the assets of the petrol stations. The full amount of the loans are be repaid by June 2004. No company guarantees have been provided by CanArgo with respect to these loans.

         CanArgo's ventures are in the development stage. Accordingly, realization of these investments is dependent upon successful development of and ultimately cash flows from operations of the ventures.

(7)      Accrued Liabilities

         Accrued liabilities at June 30, 2002 and December 31, 2001 include the following:

                                                                            JUNE 30,            DECEMBER 31,
                                                                              2002                  2001
                                                                            --------           -------------
         Professional fees                                                  $ 37,600              $150,000
         Operating costs                                                           -                90,000
         Refinery closure costs                                              125,000                     -
         Other                                                               170,814               160,221
                                                                            --------              --------
                                                                            $333,414              $400,221
                                                                            ========              ========

         As at December 31, 2001 $90,000 was accrued for liabilities relating to the winding up of East Georgian Pipeline Company.

(8)      Long Term Debt

         Bank loans at June 30, 2002 and December 31, 2001 include the following:


                                                                            JUNE 30,            DECEMBER 31,
                                                                              2002                  2001
                                                                            ---------          -------------
         Outstanding bank loans                                             $ 990,315            $ 906,760
         Less current portion                                                (620,223)            (392,408)
                                                                            ---------            ---------
          Long term debt                                                    $ 370,092            $ 514,352
                                                                            =========            =========

         In November 2001, CanArgo Standard Oil Products Limited entered into a $1 million credit facility agreement, and in May 2002 a further $240,000 credit facility agreement, with a commercial lender in Georgia to fund further expansion of its petrol station network. In 2001, the full amount of the first facility was drawn and in 2002 $180,000 of the second facility was drawn. As at June 30, 2002, $990,315 of the total facility was outstanding. The loans bear interest at 18% per annum and are secured by the assets of three petrol stations. The full amount of the first loan is to be repaid by December 2003 and the second loan by November 2004. No parent company guarantees have been provided by CanArgo with respect to these loans.

(9)      Minority Shareholder Advances

         In 2001 CanArgo received $450,000 and in 2002, $476,000 on issuance of convertible loans from future shareholders of CanArgo's subsidiary, CanArgo Norio Limited ("Norio"). The cash amount received represents part of the future shareholders share of the cost of drilling an exploration well under the Norio and North Kumisi production sharing agreement. The convertible loans are non interest bearing and will convert into ordinary share capital of Norio 30 days after the final cost of the well is known. It is at this point when the final ownership interest in Norio will be determined and consequently the $926,000 received to June 30, 2002 and any subsequent advances from the future shareholders towards the cost of the well will be reclassified as minority interest.

(10)     Stockholders' Equity

                                      COMMON STOCK
                            ----------------------------------
                               NUMBER OF
                                SHARES                           ADDITIONAL         FOREIGN                              TOTAL
                              ISSUED AND                           PAID-IN         CURRENCY         ACCUMULATED       STOCKHOLDERS'
                               ISSUABLE         PAR VALUE          CAPITAL        TRANSLATION         DEFICIT            EQUITY
                              ----------        ----------       -----------      -----------      -------------      -------------
TOTAL, DECEMBER 31, 2001       92,008,446        $9,200,845      $144,057,517       $    --        $(87,458,782)      $65,799,580

Less shares issuable
at beginning
of period                        (148,826)          (14,883)         (279,436)           --                  --          (294,319)

Issuance of common
stock upon exchange
of CanArgo Oil & Gas
Inc. Exchangeable Shares          148,826            14,883           279,436            --                  --           294,319

Issuance of common stock
pursuant to February
private placement               5,210,000           521,000         1,241,433            --                  --         1,762,433

Issuance of common
stock pursuant
to May private placement          137,760            13,775            14,740            --                  --            28,515

Share issue costs                      --                --          (162,215)           --                  --          (162,215)

Current year adjustment                                                              51,257                                51,257


Net loss                               --                --                --             --         (1,204,097)       (1,204,097)
                              -----------        ----------      ------------    -----------      -------------      ------------
TOTAL, JUNE 30, 2002           97,356,206        $9,735,620      $145,151,175        $51,257       $(88,662,879)      $66,275,473
                              ===========        ==========      ============    ===========      =============      ============



         On May 24, 2002 CanArgo acquired all of the Exchangeable Shares of CanArgo Oil & Gas Inc. for shares of CanArgo Common Stock on a share-for-share basis.

(11)     Net Loss Per Common Share

         Basic and diluted net loss per common share for the six month periods ended June 30, 2002 and 2001 are based on the weighted average number of common shares outstanding during those periods. The weighted average numbers of shares issued and issuable without receipt of additional consideration for the six month periods ended June 30, 2002 and 2001 are 96,034,612 and 75,950,681 respectively. Options to purchase CanArgo's common stock were outstanding at June 30, 2002 but were not included in the computation of diluted net loss per common share because the effect of such inclusion would have been anti-dilutive.

(12)     Commitments and Contingencies

         OIL AND GAS PROPERTIES AND INVESTMENTS IN OIL AND GAS VENTURES

         Current drilling obligations with respect to CanArgo's oil and gas properties include, under the second phase of the preliminary work programme for the Norio and Nazvrevi/Block XIII production sharing contracts, the drilling of one well, unless CanArgo decides to terminate the contracts.

         CanArgo has contingent obligations and may incur additional obligations, absolute and contingent, with respect to acquiring and developing oil and gas properties and ventures. At June 30, 2002, CanArgo had the contingent obligation to issue an aggregate of 187,500 shares of its common stock, subject to the satisfaction of conditions related to the achievement of specified performance standards by the Stynawske field project.

         The shareholders agreement with the other shareholder of Norio calls for a bonus payment of $800,000 to be paid by CanArgo should commercial production be obtained from the Middle Eocene or older strata and a second bonus payment of $800,000 should production from the Block from the Middle Eocene or older strata exceed 250 tonnes of oil per day over any 90 day period.

(13)     Segment Information

         Operating revenues for the six month periods ended June 30, 2002 and 2001 by geographical area were as follows:

                                                                           JUNE 30,         JUNE 30,
                                                                             2002             2001
                                                                          ----------       ----------
         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
           Eastern Europe                                                 $2,463,444       $3,524,451

         REFINING AND MARKETING
           Eastern Europe                                                  3,255,634        3,943,533

         OTHER
           Eastern Europe                                                  1,398,153               --

         INTERSEGMENT ELIMINATIONS                                                --         (906,545)
                                                                          ----------       ----------
         TOTAL                                                            $7,117,231       $6,561,439
                                                                          ==========       ==========

         Other Eastern Europe operating revenue relates to income from the hire of CanArgo equipment. Operating income (loss) for the six month periods ended June 30, 2002 and 2001 by geographical area was as follows:

                                                                           JUNE 30,         JUNE 30,
                                                                             2002             2001
                                                                          ----------       ----------
         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
            Eastern Europe                                               $ 1,841,009       $   673,245

         REFINING AND MARKETING
            Eastern Europe                                                   358,618            15,322

         CORPORATE AND OTHER EXPENSES                                     (3,343,551)       (2,403,030)

         INTERSEGMENT ELIMINATIONS                                                --          (385,187)



                                                                                 --------------       --------------
         TOTAL OPERATING INCOME (LOSS)                                           $  (1,143,924)       $  (2,099,650)
                                                                                 ==============       ==============

         Net income (loss) before minority interest for the six month periods ended June 30, 2002 and 2001 by geographic area was as follows:

                                                                                    JUNE 30,             June 30,
                                                                                      2002                  2001
                                                                                 --------------       --------------

         OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
            Eastern Europe                                                       $   1,841,009        $     664,746

         REFINING AND MARKETING
            Eastern Europe                                                             170,970              (46,659)

         CORPORATE AND OTHER EXPENSES                                               (3,129,768)          (1,783,806)

         INTERSEGMENT ELIMINATIONS                                                          --             (385,187)
                                                                                 --------------       --------------
         NET INCOME (LOSS) BEFORE MINORITY INTEREST                              $  (1,117,789)       $  (1,550,906)
                                                                                 ==============       ==============

         Identifiable assets as of June 30, 2002 and December 31, 2001 by business segment and geographical area were as follows:

                                                                                     JUNE 30,          December 31,
                                                                                       2002                2001
                                                                                 --------------       --------------
         CORPORATE
           Eastern Europe                                                        $     949,071        $   3,926,930
           Western Europe                                                            4,664,037            8,163,244
                                                                                 --------------       --------------
         TOTAL                                                                       5,613,108           12,090,174

          OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION
           Eastern Europe                                                           59,267,760           52,424,569

         REFINING AND MARKETING
           Eastern Europe                                                            6,344,899            4,711,252

         OTHER ENERGY PROJECTS
           Eastern Europe                                                              810,339            1,085,922
                                                                                 --------------       --------------
         IDENTIFIABLE ASSETS - TOTAL                                             $  72,036,106        $  70,311,917
                                                                                 ==============       ==============

                                      F-43

        ================================================================







                                5,210,000 SHARES

                                 (CANARGO LOGO)




                           CANARGO ENERGY CORPORATION

                                  Common Stock

                            -------------------------

                                   PROSPECTUS

                            -------------------------





                               SEPTEMBER o , 2002



        ================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

   SEC Registration Fee                            $      140
   Legal Fees and Expenses                             20,000
   Accountant's Fees and Expenses                      20,000
   Printing Expenses                                    5,000
   Miscellaneous                                        5,000
                                                   ----------
   Total                                           $   50,140
                                                   ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment of an indemnity for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

See Item 17(c) below for a discussion of the SEC's position with respect to the enforceability of such indemnification provisions in regard to violations of the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On February 12, 2002, CanArgo completed a private placement of 5,210,000 common shares at NOK 2.95 per share (approximately US$0.33 per share) to certain institutions and qualified purchasers identified in a prospectus filed as part of this registration statement on Form S-1 (file no. 333- ) in a private placement intended to qualify for the exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder ("Regulation S"). Gross proceeds from the placement were approximately $1,719,000.

On July 4, 2001, CanArgo closed a private placement of 16,057,765 shares at Norwegian Kroner ("NOK") 4.25 per share (approximately US$0.45 per share) to certain institutions and qualified purchasers identified in a prospectus filed as part of a registration statement on Form S-1 (file no. 333-67814 ) in a private placement intended to qualify for the exemption from registration under the Securities Act afforded by Regulation S promulgated thereunder ("Regulation S"). Gross proceeds from the placement were some NOK 68.2 million (approximately US$7.2 million).

On November 10, 2000, CanArgo issued 1,543,125 shares of common stock at $1.08 per share in connection with the acquisition by CanArgo of a controlling interest in Georgian American Oil Refinery. The shares, issued to purchasers identified in a prospectus filed as part of a registration statement on Form S-1 (file no. 333-67814), were issued as restricted securities as that term is defined in Rule 144 under the Securities Act in a transaction intended to qualify for the exemption from registration afforded by Section 4(2) thereunder and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

On August 18, 2000, CanArgo issued 12,000,000 shares of common stock at Norwegian Kroner 11.20 per share. Gross proceeds from the private placement were approximately US $14.2 million. Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets acted as placement agents for this transaction. The placement agents received a commission of 5.75% of the gross proceeds of the placement. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. CanArgo agreed, as soon as practicable after the closing date of the placement, to prepare and file with the United States Securities and Exchange Commission a registration statement registering the Shares on Form S-3 (the "Registration Statement"), if available, for resale. On September 21, 2000, a Registration Statement on Form S-3 including the 12,000,000 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

On August 18, 2000, CanArgo issued 15,660,916 shares of common stock at Norwegian Kroner 11.20 per share. Gross proceeds from the private placement were approximately US $15.3 million. Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets acted as placement agents for this transaction. The placement agents received a commission of 5.75% of the gross proceeds of the placement. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. CanArgo agreed, as soon as practicable after the closing date of the placement, to prepare and file with the United States Securities and Exchange Commission a registration statement registering the Shares on Form S-3 (the "Registration Statement"), if available, for resale. On August 16, 2000, a Registration Statement on Form S-3 including the 15,660,916 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

In June 2000, CanArgo issued 4,054,054 shares of common stock at $1.10 per share in connection with the acquisition of the minority shareholder's interest in a subsidiary of CanArgo. The offer and sale of the shares issued in connection with this placement were issued under Regulation S. The shares issued in connection with this transaction were included in a Registration Statement registering the Shares on Form S-3. On August 16, 2000, a Registration Statement on Form S-3 including the 4,054,054 shares issued pursuant to the private placement was declared effective by the Securities & Exchange Commission.

On April 6, 2000 CanArgo issued 3,695,000 shares of common stock at NOK 7.50 per share. Gross proceeds from the private placement were approximately $3,184,000. The offer and sale of the shares issued in connection with this placement were issued under Regulation S.

In 2000, CanArgo issued 140,000 shares of common stock in consideration for financial consulting services. The shares were valued at the market price on the date of issuance in the amount of $112,700. The offer and sale of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction by an issuer not involving a public offering. The purchaser of the shares represented to CanArgo, among other things, that it was acquiring the shares for its own account; that it was acquiring the shares for investment and not with a view toward the distribution thereof; and that it would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificate representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

On December 8, 1999, CanArgo issued 3,300,000 shares of common stock at NOK 6.90 per share. Gross proceeds from the private placement were approximately $2,838,000. The offer and sale of the shares issued in connection with this placement were issued under Regulation S.

In 1999, CanArgo issued an aggregate of 537,917 shares of common stock in consideration for financial consulting services valued at $0.56 per share. The offer and sale of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) thereunder as a transaction by an issuer not involving a public offering. The purchasers of the shares represented to CanArgo, among other things, that they were not acquiring the shares for their own account; that they were acquiring the shares for investment and not with a view toward the distribution thereof; and that they would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificates representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

In 1999, CanArgo issued an aggregate of 650,000 shares of common stock in connection with the acquisition of oil and gas properties. The shares were issued at $0.678 per share. The offer and sale of the shares was exempt from the requirements of the Securities Act under Section 4(2) thereunder as a transaction by an issuer not involving a public offering. The purchasers of the shares represented to CanArgo, among other things, that they were not acquiring the shares for their own account; that they were acquiring the shares for investment and not with a view toward the distribution thereof; and that they would not sell the shares without registration under the Act or an applicable exemption from such registration requirement. The certificates representing the shares has a restrictive legend endorsed thereon reflecting the restrictions on transferability arising out of the foregoing matters, and CanArgo has issued "stop transfer" instructions to its transfer agent with respect to such shares.

ITEM 16. EXHIBITS.

               Management Contracts, Compensation Plans and Arrangements are identified by an asterisk (*)

     1(1) Escrow Agreement with Signature Stock Transfer, Inc. (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

     1(2) Selling Agent Agreement with each of Credifinance Securities Limited, David Williamson Associates Limited, and Orkla Finans (Fondsmegling) ASA (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

     1(3) Escrow Agreement with Orkla Finans (Fondsmegling) ASA (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 9, 1999).

     1(4) Selling Agent Agreement with National Securities Corporation (Incorporated herein by reference Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

     1(5) Escrow Agreement with Continental Stock Transfer & Trust Company (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

     1(6)      Engagement Agreement with Sundal Collier & Co ASA dated
               August 13, 2001

     2(1) Agreement Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated August 10, 1995 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor

               (Incorporated herein by reference from October 19, 1995 Form 8-K)

     2(2) Supplemental Agreement Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated November 3, 1995 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor (Incorporated herein by reference from October 19, 1995 Form 8-K).

     2(3) Supplemental Deed Relating to the Sale and Purchase of All the Issued Share Capital of Gastron International Limited dated May 29, 1996 by and among Ribalta Holdings, Inc. as Vendor and Fountain Oil Incorporated as Purchaser, and John Richard Tate as Warrantor (Incorporated herein by reference from September 30, 1997 Form 10-Q).

     2(4) Memorandum of Agreement between Fielden Management Services Pty, Ltd., A.C.N. 005 506 123 and Fountain Oil Incorporated dated May 16, 1995 (Incorporated herein by reference from December 31, 1997 Form 10-K/A).

     2(5) Amended and Restated Combination Agreement between Fountain Oil Incorporated and CanArgo Energy Inc. dated as of February 2, 1998 (Incorporated herein by reference from Form S-3 Registration Statement, File No. 333-48287 filed on September 9, 1998).

     2(6) Voting, Support and Exchange Trust Agreement (Incorporated herein by reference as Annex G from Form S-3 Registration Statement, File No. 333-48287 filed on September 9, 1998).

     3(1) Registrant's Certificate of Incorporation and amendments thereto (Incorporated herein by reference from July 15, 1998 Form 8-K).

     3(2) Registrant's Bylaws (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29, 1999).

     4(1) Registration Rights Agreement between Registrant and JKX Nederland B.V. dated September 28, 2000, relating to purchase of 21.2% interest in Ninotsminda Oil Company (Incorporated herein by reference from July 20, 2000 Form 8-K).

     5(1) Opinion of Satterlee Stephens Burke & Burke LLP as to the legality of the securities being registered (to be filed by amendment)

     *10(1) Form of Option Agreement for options granted to certain persons, including Directors (Incorporated herein by reference from August 31, 1994 Form 10-KSB, filed by Electromagnetic Oil Recovery, Inc., the Company's predecessor).

     *10(2) Amended and Restated 1995 Long-Term Incentive Plan (Incorporated herein by reference from Post-Effective Amendment No. 1 to Form S-1 Registration Statement, File No. 333-72295 filed on July 29,
               1999).

     *10(3) Amended and Restated CanArgo Energy Inc. Stock Option Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q).

     10(4) Agreement between Georgian American Oil Refinery Company and CanArgo Petroleum Products Ltd. dated September 26, 1998 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).

     10(5) Terrenex Acquisition Corporation Option regarding CanArgo (Nazvrevi) Limited (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on February 12, 1999).

     10(6) Production Sharing Contract between (1) Georgia and (2) Georgian Oil and JKX Navtobi Ltd. dated February 12, 1996 (Incorporated herein by reference from Form S-1 Registration Statement, File No. 333-72295 filed on September 7, 1999).

     10(7) Agreement on Financial Advisory Services between CanArgo Energy Corporation, Orkla Finans (Fondsmegling) A.S and Sundal Collier & Co. ASA dated December 8, 1999 (Incorporated herein by reference from December 28, 1999 Form 8-K).

     10(8) Form of Subscription Agreement (Incorporated herein by reference from December 28, 1999 Form 8-K).

     10(9) Agreement between CanArgo Energy Corporation and JKX Nederland BV dated January 19, 2000 (Incorporated herein by reference from December 31, 1999 Form 10-K).

     10(10) Agreement between Ninotsminda Oil Company and AES Gardabani dated March 10, 2000 (Incorporated herein by reference from December 31, 1999 Form 10-K).

     10(11) Term Sheet dated September 27, 2000 relating to sale of 15,660,916 shares of Registrant's common stock (Incorporated herein by reference from July 20, 2000 Form 8-K).

     10(12) Form of Subscription Agreement relating to sale of 15,660,916 shares of the Registrant's common stock (Incorporated herein by reference from July 20, 2000 Form 8-K).

     10(13) Subscription Agreement between Registrant and JKX Nederland B.V. dated September 15, 2000 relating to purchase of 21.2% interest in Ninotsminda Oil Company (Incorporated herein by reference from July 20, 2000 Form 8-K).

    *10(14) Employment Agreement between CanArgo Energy Corporation and Dr. David Robson dated June 29, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q).

     10(15) Tenancy Agreement between CanArgo Energy Corporation and Grosvenor West End Properties dated September 8, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q).

     10(16) Agreement between CanArgo Energy Corporation and Roger Brittain dated August 18, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

    *10(17) Employment Agreements between CanArgo Energy Corporation and Murray Chancellor dated September 22, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

    *10(18) Employment Agreements between CanArgo Energy Corporation and Anthony Potter dated October 1, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

     10(19) Production Sharing Contract between (1) Georgia and (2) Georgian Oil and CanArgo Norio Limited dated December 12, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

     10(20) Agreement between CanArgo Energy Corporation and Georgian British Oil Services Company dated November 10, 2000 relating to the purchase of 9.35% interest in Georgian American Oil Refinery (Incorporated herein by reference from December 31, 2000 Form 10-K).

     10(21) Share Exchange Agreement between CanArgo Energy Corporation and Argonaut Oil and

               Gas Limited dated November 10, 2000, related to the purchase of 28.7% interest in Georgian American Oil Refinery (Incorporated herein by reference from December 31, 2000 Form 10-K).

    *10(22) Employment Agreements between CanArgo Energy Corporation and Vincent McDonnell dated December 1, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K).

     10(23) Agreement Number 1 dated March 20, 1998 on Joint Investment Production Activity for further development and further exploration of Bugruvativske Field (Incorporated herein by reference from June 30, 2001 Form 10-Q).

     10(24) Crude Oil Sales Agreement dated August 13, 2002 (Incorporated herein by reference from June 30, 2002 Form 10-Q).

     21 List of Subsidiaries (Incorporated herein by reference from June 30, 2001 Form 10-Q).

     23(1) Consent of Satterlee Stephens Burke & Burke LLP to the use of their opinion with respect to the legality of the securities being registered (included in opinion filed as Exhibit 5(1))

     23(2)     Consent of PricewaterhouseCoopers

     23(3)     Consent of Ashton Jenkins Mann

     25(1) Power of attorney of certain signatories (contained on the signature page included in Part II of the Registration Statement)


ITEM 17. UNDERTAKINGS.

The registration rights available to selling stockholders after the Registration Statement becomes effective shall terminate at such time as all shares qualified by this Registration Statement are sold by the selling stockholders pursuant to this prospectus or in accordance with the provisions of Rule 144, Rule 144A or their equivalents under the Securities Act or have been sold pursuant to a transaction effected through the facilities of the Oslo Stock Exchange in accordance with the provisions of Rule 904 or are otherwise freely transferable without restriction under applicable United States securities laws.

(a) Subject to the restrictions noted above, the undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if , in the aggregate, the changes in volume and prior represent no more than 20% percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on September 6, 2002.

                                CANARGO ENERGY CORPORATION

                            By: /s/ Anthony J. Potter
                                -----------------------
                                Anthony J. Potter
                                Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signatures appear below hereby authorizes David Robson and Anthony J. Potter, or either of them, as attorney-in-fact to execute in the name and on behalf of each such person individually and in each capacity stated below and to file any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, with all exhibits thereto and other documents in connection therewith.

By:  /s/Anthony J. Potter                                Date: September 6, 2002
     --------------------
     Anthony J. Potter, Chief Financial Officer
     Principal Financial and Accounting Officer

By:  /s/Roger Brittain                                   Date: September 6, 2002
     -----------------
     Chairman of the Board

By:  /s/David Robson                                     Date: September 6, 2002
     ---------------
     David Robson, Chief Executive Officer and Director
     Principal Executive Officer

By:  Russell Hammond                                     Date: September 6, 2002
     ---------------
     Russell Hammond, Director

By:  /s/Nils N. Trulsvik                                 Date: September 6, 2002
     --------------------------------------
     Nils N. Trulsvik, Director

                                  EXHIBIT INDEX

    FILED
  HEREWITH                                    EXHIBIT
------------------  ------------------------------------------------------------
      X       1(6)  Placement Agreement with Sundal Collier & Co ASA
              5(1)  Opinion of Satterlee Stephens Burke & Burke LLP as to the
                    legality of the securities being registered (to be file by amendment)
             23(1)  Consent of Satterlee Stephens Burke & Burke LLP to the use
                    of their opinion with respect to the legality of the
                    securities being registered (included in opinion filed as
                    Exhibit 5(1))
      X      23(2)  Consent of PricewaterhouseCoopers
      X      23(3)  Consent of Ashton Jenkins Mann
      X      25(1)  Power of attorney of certain signatories (contained on signature page included in Part II of the Registration
                    Statement)